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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111261

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 29, 2003)

2,000,000 Shares

CLASS A COMMON STOCK

Capital Trust, Inc. is offering 2,000,000 shares of its class A common stock. Our shares of class A common stock are listed for trading on the New York Stock Exchange under the symbol "CT." The last reported sale price of our class A common stock on October 30, 2006 was $46.25 per share.

Investing in our class A common stock involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

The underwriter will purchase the shares offered by this prospectus supplement from us at a price of $43.48 per share, resulting in aggregate proceeds to us of $86,960,000, before expenses.

The underwriter may offer the shares from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter may receive a commission equivalent from investors in the amount of up to $0.05 for each share sold to investors in this offering.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about November 3, 2006.

Bear, Stearns & Co. Inc.

October 31, 2006

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

        Unless the context otherwise indicates, references in this prospectus supplement or the accompanying base prospectus to "we," "us," "our" or "Capital Trust" refer to Capital Trust, Inc., a Maryland corporation and its subsidiaries, but not our third-party managed funds.

        This document has two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" and "Incorporation by Reference."

        You should rely only on the information contained, incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or to make any representation not contained, incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus in connection with the offering of shares of class A common stock in this offering. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any date after the respective dates of this prospectus supplement and the accompanying prospectus, even though this prospectus supplement and the accompanying prospectus are delivered or these shares of class A common stock are offered or sold on a later date.

        This prospectus supplement and the accompanying prospectus are not an offer to sell any security other than the class A common stock and they are not soliciting an offer to buy any security other than the class A common stock. This prospectus supplement and the accompanying prospectus are not an offer to sell the class A common stock to any person, and they are not soliciting an offer from any person to buy the class A common stock, in any jurisdiction where the offer or sale to that person is not permitted.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our class A common stock. This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and financial statements included or incorporated by reference herein or therein before making an investment decision.

        The per share information presented in this prospectus supplement and the accompanying prospectus has been adjusted to give effect to the one for three reverse stock split of our outstanding shares of class A common stock effected on April 2, 2003 as though the reverse stock split was in effect for all periods presented.

Capital Trust, Inc.

        We are a fully integrated, self-managed finance and investment management company that specializes in credit-sensitive structured financial products. We invest in loans, debt securities and related instruments for our own account and on behalf of funds that we manage. To date, our investment programs have focused on loans and securities backed by commercial real estate assets with the objective of achieving attractive risk-adjusted returns with low volatility. We conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes and we elected REIT status commencing with the tax year ended December 31, 2003. We generally intend to distribute each year substantially all of our taxable income, which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles, to our shareholders so as to comply with the REIT provisions of the Internal Revenue Code. We have declared total dividends of $2.05 per share for the first, second and third quarters of 2006.

        Since we commenced our finance business in July 1997 and through September 30, 2006, we have completed approximately $7.2 billion of commercial real estate-related investments in 345 separate transactions both directly and on behalf of our managed funds. Our investment strategies are designed to generate high current returns coupled with substantial downside protection. We implement these strategies by applying a disciplined, rigorous process founded on four key elements:

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  intense credit underwriting;

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  creative financial structuring;

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  efficient use of leverage; and

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  aggressive asset management.

        Our current investment programs emphasize mezzanine loans, junior interests in first mortgage loans, known as B Notes, subordinate tranches of commercial mortgage-backed securities, known as CMBS, first mortgages and total return swaps. We employ leverage to enhance returns on equity, but seek to minimize interest rate exposure by matching the duration and interest rate index of our assets and liabilities and by using derivatives to hedge risk. Our objective is to create leveraged portfolios of high-yield structured investments that are diversified and have limited exposure to changes in interest rates. Since we commenced our finance business in 1997 and through September 30, 2006, our loss experience on the entire portfolio has totaled less than 1% of our investments.

        We make investments both for our own balance sheet and for funds that we manage on behalf of institutional and high net worth individual investors. As of September 30, 2006, our balance sheet assets totaled $2.3 billion, comprised primarily of loans receivable, mortgage-backed securities, total return swaps and co-investments in our managed funds. We currently manage, through our wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC, three private equity funds, CT Mezzanine Partners II LP and CT Mezzanine Partners III, Inc., which we refer to as Fund II and Fund III, respectively, and CT Large Loan 2006, Inc., which we refer to as Large Loan Fund. Fund II and Fund III commenced investing in 2001 and 2003, respectively, and both funds have completed their two-year investment periods. Fund II and Fund III each originated $1.2 billion of investments and as of September 30, 2006, total remaining assets were $47.9 million and $216.3 million, respectively. We have co-invested 5.88% and 4.71% of the equity capital in Fund II and Fund III, respectively, with the balance from third parties. Large Loan Fund commenced operations in May 2006, has an extendable one-year investment period and as of September 30, 2006 had $325 million of equity commitments that can be leveraged to invest in $975 million of assets. As of September 30, 2006, Large Loan Fund had $195.2 million of investments. We do not have a co-investment in the Large Loan Fund.

        Our balance sheet investments generate net interest income, while our investment management business produces base management fees, and, if certain performance thresholds are exceeded, incentive management fees representing our share of the funds' profits.

        Our business strategy is to continue to grow our balance sheet investment programs and our third-party assets under management. We expect the growth of our business to be driven primarily by the following activities:

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  we will continue to make balance sheet commercial real estate debt and related investments;

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  we will continue to use collateralized debt obligations, or CDOs, and other structured finance methods to finance our investments;

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  we will expand our commercial real estate investment management business through additional offerings of managed vehicles; and

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  we may acquire or pursue other balance sheet and investment management businesses that leverage our core skills in credit underwriting and financial structuring.

        As we continue to grow our business, we seek to create the most efficient capital structure for our activities. Our success in the development and implementation of liability structures that offer attractive economic terms while affording us the necessary flexibility to execute our investment programs has and is expected to continue to be an integral factor in our business growth. We believe the use of structured financial products, such as CDOs, represents a major improvement in the way we finance our business and we expect to continue to develop CDO technology and other structured financial products that will become a more important portion of our capital structure in the future.

Recent Developments—Unaudited Financial Information for the Three and Nine Months ended September 30, 2006.

        On October 30, 2006, we announced our results for the three months and nine months ended September 30, 2006. We reported net income of $13.4 million for the three months ended September 30, 2006, an increase of $3.6 million, or 37%, from net income of $9.8 million for the three months ended September 30, 2005. For the nine months ended September 30, 2006, we reported net income of $38.6 million, an increase of $10.8 million, or 39%, from net income of $27.8 million for the nine months ended September 30, 2005. At September 30, 2006, total assets were $2.3 billion, an increase of $712.1 million, or 46%, from year end 2005. At September 30, 2006, total liabilities were $1.9 billion, an increase of $703.4 million, or 58%, from year end 2005.

        For additional information, please see our quarterly report on Form 10-Q for the quarterly period ended September 30, 2006 which is incorporated by reference herein.

        We were incorporated in Maryland on April 7, 1998 as a successor to a business trust organized in 1966. We commenced our balance sheet finance business in 1997 and our investment management business in 2000. Our principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and our telephone number is (212) 655-0220. Our website address is http://www.capitaltrust.com. Information included or referred to on our website is not incorporated by reference nor is it otherwise a part of this prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive textual reference only.

THE OFFERING

Issuer	Capital Trust, Inc.
Class A common stock offered by us	2,000,000 shares (1)
Class A common stock to be outstanding after this offering	17,397,525 shares
Use of proceeds
We intend to use the net proceeds to us from this offering for general corporate purposes, including funding our balance sheet investment activity, the repayment of indebtedness, working capital and potential business acquisitions.
New York Stock Exchange Symbol	CT
Risk Factors
You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the information set forth under "Risk Factors" beginning on page S-6 of this prospectus supplement before deciding whether to invest in our class A common stock.

(1)
We have not granted the underwriter an over-allotment option.

        Unless we specifically provide otherwise, all share information in this prospectus supplement is as of October 30, 2006 and excludes 416,459 shares of our class A common stock issuable upon the exercise of options with a weighted average exercise price of $21.05 per share and 72,679 class A common stock units which convert to shares of our class A common stock on a one-for-one basis issued and outstanding under our second amended and restated 1997 long-term incentive stock plan and our amended and restated 1997 non-employee director stock plan as of such date.

SUMMARY FINANCIAL DATA

        The following summary consolidated financial data as of and for each of the years ended December 31, 2005, 2004 and 2003 was derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, or the SEC. The following summary consolidated financial data as of and for each of the three months and the nine months ended September 30, 2006 and 2005 was derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the SEC, which, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the three months and the nine months ended September 30, 2006 and 2005 are not necessarily indicative of results that may be expected for the entire year.

        You should read the following information together with "Risk Factors" and the consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	Years Ended December 31,			Three months Ended September 30,		Nine months Ended September 30,
	2005	2004	2003	2006	2005	2006	2005
				(unaudited)
	(in thousands, except for per share data)
Income from loans and other investments:
Interest and related income	$86,200	$46,561	$38,524	$46,011	$22,751	$123,862	$57,359
Less: Interest and related expenses	37,229	20,141	19,575	28,838	10,325	72,374	23,709

Income from loans and other investments, net	48,971	26,420	18,949	17,173	12,426	51,488	33,650

Other revenues:
Management and advisory fees	13,124	7,853	8,020	748	1,517	2,196	12,144
Income/(loss) from equity investments	(222)	2,407	1,526	328	467	1,050	(835)
Gain on sales of investments	4,951	300	—	—	—	—	—
Special servicing fees	—	10	—	—	—	—	—
Other interest income	553	78	53	440	137	790	374

Total other revenues	18,406	10,648	9,599	1,516	2,121	4,036	11,683

Other expenses:
General and administrative	21,939	15,229	13,320	5,879	5,316	16,706	16,384
Depreciation and amortization	1,114	1,100	1,057	357	278	2,696	837
Unrealized loss on available-for-sale securities for other-than-temporary impairment	—	5,886	—	—	—	—	—
Repurchase of allowance for possible credit losses	—	(6,672)	—	—	—	—	—

Total other expenses	23,053	15,543	14,377	6,236	5,594	19,402	17,221

Income before income taxes	44,324	21,525	14,171	12,453	8,953	36,122	28,112
(Benefit)/provision for income taxes	213	(451)	646	(984)	(846)	(2,455)	315

Net income allocable to class A common stock	$44,111	$21,976	$13,525	$13,437	$9,799	$38,577	$27,797

Per share information:
Net earnings per share of class A common stock:
Basic	$2.92	$2.17	$2.27	$0.88	$0.65	$2.52	$1.84

Diluted	$2.88	$2.14	$2.23	$0.86	$0.64	$2.48	$1.81

Weighted average shares of class A common stock outstanding:
Basic	15,124,187	10,141,380	5,946,718	15,337,325	15,125,443	15,327,855	15,110,227

Diluted	15,335,914	10,276,886	10,287,721	15,585,880	15,358,943	15,542,306	15,339,533

Dividends declared per share of class A common stock	$2.45	$1.85	$1.80	$0.75	$0.55	$2.05	$1.65

	As of December 31,			As of September 30,
	2005	2004	2003	2006	2005
BALANCE SHEET DATA:
Total assets	$1,557,530	$877,766	$399,926	$2,269,665	$1,332,755
Total liabilities	1,218,680	561,269	303,909	1,922,072	1,000,148
Shareholders' equity	338,850	316,497	96,017	347,593	332,607

RISK FACTORS

        An investment in our class A common stock involves various risks. You should carefully consider the following risk factors in conjunction with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus before purchasing our class A common stock. If any of the risks discussed in this prospectus supplement actually occur, our business, operating results, prospects and/or financial condition could be adversely impacted. This could cause the market price of our class A common stock to decline and could cause you to lose all or part of your investment.

        In connection with the forward-looking statements that appear in this prospectus supplement and the accompanying prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Statement Regarding Forward-Looking Statements" on page S-22.

Risks Related to Our Investment Program

Our existing loans and investments expose us to a high degree of risk associated with investing in commercial real estate-related assets.

        Real estate historically has experienced significant fluctuations and cycles in performance that may result in reductions in the value of our real estate-related investments. The performance and value of our loans and investments once originated or acquired by us depends on many factors beyond our control. The ultimate performance and value of our investments is subject to the varying degrees of risk generally incident to the ownership and operation of the commercial properties which collateralize or support our investments. The ultimate performance and value of our loans and investments depends upon the commercial property owner's ability to operate the property so that it produces cash flows necessary to pay the interest and principal due to us on our loans and investments. Revenues and cash flows may be adversely affected by:

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  changes in national economic conditions;

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  changes in local real estate market conditions due to changes in national or local economic conditions or changes in local property market characteristics;

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  competition from other properties offering the same or similar services;

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  changes in interest rates and in the availability of mortgage financing;

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  the ongoing need for capital improvements, particularly in older building structures;

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  changes in real estate tax rates and other operating expenses;

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  adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war or terrorism, which may decrease the availability of or increase the cost of insurance or result in uninsured losses;

  •
  adverse changes in zoning laws;

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  the impact of present or future environmental legislation and compliance with environmental laws; and

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  other factors that are beyond our control and the control of the commercial property owners.

        In the event that any of the properties underlying our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments, our profitability and the market price of our class A common stock would be negatively impacted.

We may change our investment strategy without shareholder consent, which may result in riskier investments than our current investments.

        As part of our strategy, we may seek to expand our investment activities beyond real estate-related investments. We may change our investment activities at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, our current real estate investments. New investments we may make outside of our area of historical expertise may not perform as well as our current portfolio of real estate investments.

We are exposed to the risks involved with making subordinated investments.

        Our subordinated investments involve the risks attendant to investments consisting of subordinated loan positions. In many cases, management of our investments and our remedies with respect thereto, including the ability to foreclose on or direct decisions with respect to the collateral securing such investments, is subject to the rights of senior lenders and the rights set forth in inter-creditor or servicing agreements.

We may not be able to obtain the level of leverage necessary to optimize our return on investment.

        Our return on investment depends, in part, upon our ability to grow our balance sheet portfolio of invested assets and those of our managed funds through the use of leverage at interest rates that are lower than the interest rates earned on our investments. We generally obtain leverage through the issuance of CDOs, repurchase agreements and other borrowings. Our ability to obtain the necessary leverage on attractive terms ultimately depends upon the quality of the portfolio assets that are collateral for our indebtedness. Our failure to obtain and/or maintain leverage at desired levels, or to obtain leverage on attractive terms, could have a material adverse effect on our performance or that of our funds. Moreover, we are dependent upon a few lenders to provide repurchase agreements for our origination or acquisition of loans and investments. Our ability to obtain financing through CDOs is subject to conditions in the debt capital markets, which may be adverse from time to time, that affect the level of investor demand for such securities, which are impacted by factors beyond our control.

We are subject to the risks of holding leveraged investments.

        Leverage creates an opportunity for increased return on equity, but at the same time creates risk. For example, leveraging magnifies changes in the net worth of our managed funds. We and our funds will leverage assets only when there is an expectation that leverage will enhance returns, although we cannot assure you that the use of leverage will prove to be beneficial. Increases in credit spreads in the market generally may adversely affect the market value of our investments. Because borrowings under our repurchase agreements are secured by our investments, the borrowings available to us may decline if the market value of our investments decline. Moreover, we cannot assure you that we and our funds will be able to meet debt service obligations and, to the extent such obligations are not met, there is a risk of loss of some or all of our co-investments and their assets through foreclosure or a financial loss if we or they are required to liquidate assets at a commercially inopportune time to satisfy our debt obligations.

Our success depends on the availability of attractive investments and our ability to identify, structure, consummate, manage and realize returns on attractive investments.

        Our operating results are dependent upon the availability of, as well as our ability to identify, structure, consummate, manage and realize returns on, credit-sensitive investment opportunities. In general, the availability of desirable credit sensitive investment opportunities and, consequently, our balance sheet returns and our funds' investment returns, will be affected by the level and volatility of interest rates, by conditions in the financial markets, by general economic conditions, by the market and demand for credit-sensitive investment opportunities, and by the supply of capital for such investment opportunities. We cannot assure you that we will be successful in identifying and consummating investments which satisfy our rate of return objectives or that such investments, once consummated, will perform as anticipated.

        In addition, if we are not successful in investing all available equity capital for our funds, the potential revenues we earn will be reduced. We may expend significant time and resources in identifying and pursuing targeted investments, some of which may not be consummated.

The real estate investment business is highly competitive. Our success depends on our ability to compete with other providers of capital for real estate investments.

        Our business is highly competitive. We compete for attractive investments with traditional lending sources, such as insurance companies and banks, as well as other REITs, specialty finance companies and private equity funds with similar investment objectives, which may make it more difficult for us to consummate our target investments. Many of our competitors have greater financial resources than us, which provides them with greater operating flexibility.

Our loans and investments may be subject to fluctuations in interest rates which may not be adequately protected, or protected at all, by our hedging strategies.

        Our current balance sheet investment program emphasizes loans with both "floating" interest rates and fixed interest rates. The fixed interest rate investments are subject to the risk of fluctuations in interest rates. Depending on market conditions, fixed rate assets may become a greater portion of our new loan originations. In such cases, we may employ various hedging strategies to limit the effects of changes in interest rates, including engaging in interest rate swaps, caps, floors and other interest rate derivative products. No strategy can completely insulate us or our funds from the risks associated with interest rate changes and there is a risk that they may provide no protection at all. Hedging transactions involve certain additional risks such as counterparty risk, the legal enforceability of hedging contracts, the early repayment of hedged transactions and the risk that unanticipated and significant changes in interest rates may cause a significant loss of basis in the contract and a change in current period expense. We cannot assure you that we will be able to enter into hedging transactions or that such hedging transactions will adequately protect us or our funds against the foregoing risks. In addition, cash flow hedges which are not perfectly correlated with a variable rate financing will impact our reported income as gains, and losses on the ineffective portion of such hedges will be recorded.

Our loans and investments may be illiquid which will constrain our ability to vary our portfolio of investments.

        Our real estate investments are relatively illiquid. Such illiquidity may limit our ability to vary our portfolio or our funds' portfolios of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property securing one of our or our funds' investments. We cannot assure you that the fair market value of any of the real property serving as security will not decrease in the future, leaving our or our funds' investments under-collateralized or not collateralized at all, which could impair the liquidity and value, as well as our return on such investments.

We may not have control over certain of our loans and investments.

        Our ability to manage our portfolio of loans and investments may be limited by the form in which they are made. In certain situations, we or our funds may:

  •
  acquire investments subject to rights of senior classes and servicers under inter-creditor or servicing agreements;

  •
  acquire only a participation in an underlying investment;

  •
  co-invest with third parties through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

  •
  rely on independent third party management or strategic partners with respect to the management of an asset.

        Therefore, we may not be able to exercise control over the loan or investment. Such financial assets may involve risks not present in investments where senior creditors, servicers or third party controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior creditors or servicers whose interests may not be aligned with ours. A third party partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals which are inconsistent with ours and those of our funds, or may be in a position to take action contrary to our or our funds' investment objectives. In addition, we and our funds may, in certain circumstances, be liable for the actions of our third party partners or co-venturers.

We may not achieve our targeted rate of return on our investments.

        We originate or acquire investments based on our estimates or projections of overall rates of return on such investments, which in turn are based on, among other considerations, assumptions regarding the performance of assets, the amount and terms of available financing to obtain desired leverage and the manner and timing of dispositions, including possible asset recovery and remediation strategies, all of which are subject to significant uncertainty. In addition, events or conditions that we have not anticipated may occur and may have a significant effect on the actual rate of return received on an investment.

        As we acquire or originate investments for our balance sheet portfolio, whether as new additions or as replacements for maturing investments, there can be no assurance that we will be able to originate or acquire investments that produce rates of return comparable to rates on our existing investments.

We may not be able to acquire suitable investments for a CDO issuance, or we may not be able to issue CDO securities on attractive terms, which may require us to utilize more costly financing for our investments.

        We intend to capitalize on opportunities to finance certain of our investments through the issuance of CDOs. During the period that we are acquiring these investments, we intend to finance our purchases through repurchase agreements. We use these repurchase agreements to finance our acquisition of investments until we have accumulated a sufficient quantity of investments, at which time we may refinance these lines through a securitization, such as a CDO issuance. As a result, we are subject to the risk that we will not be able to acquire a sufficient amount of eligible investments to maximize the efficiency of a CDO issuance. In addition, conditions in the capital markets may make the issuance of CDOs less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these investments, we may be required to utilize other forms of potentially less attractive financing.

We may not be able to find suitable replacement investments for CDOs with reinvestment periods.

        Some of our CDOs have periods where principal proceeds received from assets securing the CDO can be reinvested for a defined period of time, commonly referred to as a reinvestment period. Our ability to find suitable investments during the reinvestment period that meet the criteria set forth in the CDO documentation and by rating agencies may determine the success of our CDO investments. Our potential inability to find suitable investments may cause, among other things, lower returns, interest deficiencies, hyper-amortization of the senior CDO liabilities and may cause us to reduce the life of our CDOs and accelerate the amortization of certain fees and expenses.

The use of CDO financings with over-collateralization and interest coverage requirements may have a negative impact on our cash flow.

        The terms of CDOs will generally provide that the principal amount of investments must exceed the principal balance of the related bonds by a certain amount and that interest income exceeds interest expense by a certain amount. Generally, CDO terms provide that, if certain delinquencies and/or losses or other factors cause a decline in collateral or cash flow levels, the cash flow otherwise payable on our retained subordinated classes may be redirected to repay classes of CDOs senior to ours until the issuer or the collateral is in compliance with the terms of the governing documents. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets pledged to secure CDOs. We cannot assure you that the performance tests will be satisfied. With respect to future CDOs we may issue, we cannot assure you, in advance of completing negotiations with the rating agencies or other key transaction parties as to the actual terms of the delinquency tests, over-collateralization and interest coverage terms, cash flow release mechanisms or other significant factors upon which net income to us will be calculated. Failure to obtain favorable terms with regard to these matters may adversely affect the availability of net income to us. If our investments fail to perform as anticipated, our over-collateralization, interest coverage or other credit enhancement expense associated with our CDO financings will increase.

We may be required to repurchase loans that we have sold or to indemnify holders of our CDOs.

        If any of the loans we originate or acquire and sell or securitize through CDOs do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could adversely affect our financial condition and operating results.

The commercial mortgage and mezzanine loans we originate or acquire and the commercial mortgage loans underlying the CMBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

        Our commercial mortgage and mezzanine loans are secured by commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged; any need to address environmental contamination at the property; changes in national, regional or local economic conditions and/or specific industry segments; declines in regional or local real estate values and declines in regional or local rental or occupancy rates; increases in interest rates, real estate tax rates and other operating expenses; and changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

Our investments in subordinated CMBS and similar investments are subject to losses.

        In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the most junior security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may incur significant losses.

        The prices of lower credit quality CMBS are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns and underlying borrower developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality CMBS because the ability of borrowers to make principal and interest payments on the mortgages underlying the mortgage-backed securities may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

We may invest in troubled assets that are subject to a higher degree of financial risk.

        We may make investments in non-performing or other troubled assets that involve a higher degree of financial risk. We cannot assure you that our investment objectives will be realized or that there will be any return on our investment. Furthermore, investments in properties subject to work-out conditions or under bankruptcy protection laws may, in certain circumstances, be subject to additional potential liabilities that could exceed the value of our original investment, including equitable subordination and/or disallowance of claims or lender liability.

The impact of the events of September 11, 2001 and the resulting effect on terrorism insurance expose us to certain risks.

        The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have a further adverse impact on the U.S. financial markets and the economy generally. We cannot predict the severity of the effect that such future events would have on the U.S. financial markets, the economy or our business.

        In addition, the events of September 11, 2001 created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Extension Act of 2005, which extended the TRIA through the end of 2007, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market's overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

        The economic impact of any future terrorist attacks could also adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others, such as hotel loans, which may experience a significant reduction in occupancy rates following any future attacks. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our results of operations.

We are subject to risks related to our international investments.

        We make investments in foreign countries. Investing in foreign countries involves certain risks that may not exist when investing in the United States. The risks involved in foreign investments include:

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  exposure to local economic conditions, foreign exchange restrictions and restrictions on the withdrawal of foreign investment and earnings, investment restrictions or requirements, expropriations of property and changes in foreign taxation structures;

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  potential adverse changes in the diplomatic relations of foreign countries with the United States and government policies against investments by foreigners;

  •
  changes in foreign regulations;

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  hostility from local populations, potential instability of foreign governments and risks of insurrections, terrorist attacks, war or other military action;

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  fluctuations in foreign exchange rates;

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  changes in social, political, legal and other conditions affecting our international investment;

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  logistical barriers to our timely receiving the financial information relating to our international investments that may need to be included in our periodic reporting obligations as a public company; and

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  lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles).

        Unfavorable legal, regulatory, economic or political changes such as those described above could adversely affect our financial condition and results of operations.

There are increased risks involved with construction lending activities.

        We originate loans for the construction of commercial and residential use properties. Construction lending generally is considered to involve a higher degree of risk than to other types of lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity.

Some of our investments and investment opportunities are in synthetic form.

        Synthetic investments are contracts between parties whereby payments are exchanged based upon the performance of an underlying reference obligation. These investments can take the form of either a total return swap, contracts in which one party agrees to make payments that replicate the total return of a defined underlying asset, typically in return for an upfront payment from the counterparty who essentially bears the risk of performance of the referenced asset, or a credit default swap, where one counterparty receives payments in return for assuming the risk of defaults and losses corresponding to the reference obligation. In addition to the performance of the reference obligation, these synthetic interests carry the risk of the counterparty not performing its contractual obligations. Market standards, the GAAP accounting methodology and tax regulations related to these investments are evolving, and we cannot be certain that their evolution will not adversely impact the value or sustainability of these investments.

        Furthermore, our ability to invest in synthetic investments, other than through a taxable REIT subsidiary, may be severely limited by the REIT qualification requirements because total return swaps and other synthetic investment contracts generally are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests.

Risks Related to Our Investment Management Business

We are subject to risks and uncertainties associated with operating our investment management business, and we may not achieve from this business the investment returns that we expect.

        We will encounter risks and difficulties as we operate our investment management business. In order to achieve our goals as an investment manager, we must:

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  manage our funds successfully by investing a majority of our funds' capital in suitable investments that meet the respective fund's specified investment criteria;

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  actively manage the assets in our portfolios in order to realize targeted performance;

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  incentivize our management and professional staff to the task of developing and operating the investment management business; and

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  structure, sponsor and capitalize future funds and other investment products under our management that provide investors with attractive investment opportunities.

        If we do not successfully operate our investment management business to achieve the investment returns that we or the market anticipates, our results of operations may be adversely impacted.

We may pursue fund management opportunities related to other classes of investments where we do not have prior investment experience.

        We may expand our fund management business to involve other investment classes where we do not have prior investment experience. We may find it difficult to attract third party investors without a performance track record involving such investments. Even if we attract third party investment, there can be no assurance that we will be successful in deploying the capital to achieve targeted returns on the investments.

We face substantial competition from established participants in the private equity market as we offer mezzanine and other funds to third party investors.

        We face significant competition from large financial and other institutions that have proven track records in marketing and managing private equity investment funds and otherwise have a competitive advantage over us because they have access to pre-existing third party investor networks into which they can channel competing investment opportunities. If our competitors offer investment products that are competitive with the mezzanine and other fund investments offered by us, we will find it more difficult to attract investors and to capitalize our mezzanine and other funds.

Our funds are subject to the risk of defaults by third party investors on their capital commitments.

        The capital commitments made by third party investors to our funds represent unsecured promises by those investors to contribute cash to the funds from time to time as investments are made by the funds. Accordingly, we are subject to general credit risks that the investors may default on their capital commitments. If defaults occur, we may not be able to close loans and investments we have identified and negotiated which could materially and adversely affect the funds' investment program or make us liable for breach of contract, in either case to the detriment of our franchise in the private equity market.

Risks Related to Our Company

We are dependent upon our senior management team to develop and operate our business.

        Our ability to develop and operate our business depends to a substantial extent upon the experience, relationships and expertise of our senior management and key employees. We cannot assure you that these individuals will remain in our employ. The employment agreement with our chief executive officer, John R. Klopp, expires on December 31, 2008, unless further extended. The employment agreement with our chief operating officer, Stephen D. Plavin, expires on December 28, 2008, unless further extended by us to 2009. The employment agreement with our chief financial officer, Geoffrey G. Jervis, expires on December 31, 2009, unless further extended by us to 2010. The loss of the services of our senior management and key employees could have a material adverse effect on our operations.

There may be conflicts between the interests of our third party investment management vehicles and us.

        We are subject to a number of potential conflicts between our interests and the interests of our third party investment management vehicles. We are subject to potential conflicts of interest in the allocation of investment opportunities between our balance sheet and our third party investment management vehicles. In addition, we may make investments that are senior or junior to, participations in, or have rights and interests different from or adverse to, the investments made by our third party investment management vehicles. Our interests in such investments may conflict with the interests of our third party investment management vehicles in related investments at the time of origination or in the event of a default or restructuring of the investment. Finally, our officers and employees may have conflicts in allocating their time and services among us and our third party investment management vehicles.

We must manage our portfolio in a manner that allows us to rely on an exclusion from registration under the Investment Company Act of 1940 in order to avoid the consequences of regulation under that Act.

        We rely on an exclusion from registration as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act of 1940. Under this exclusion, we are required to maintain, on the basis of positions taken by the SEC staff in interpretive and no-action letters, a minimum of 55% of the value of the total assets of our portfolio in "mortgages and other liens on and interests in real estate," which we refer to as "Qualifying Interests," and a minimum of 80% in Qualifying Interests and real estate-related assets. Because registration as an investment company would significantly affect our ability to engage in certain transactions or to organize ourselves in the manner we are currently organized, we intend to maintain our qualification for this exclusion from registration. In the past, when required due to the mix of assets in our balance sheet portfolio, we have purchased all of the outstanding interests in pools of whole residential mortgage loans, which we treat as Qualifying Interests based on SEC staff positions. Investments in such pools of whole residential mortgage loans may not represent an optimum use of our investable capital when compared to the available investments we target pursuant to our investment strategy. We continue to analyze our investments and may acquire other pools of whole loan residential mortgage-backed securities when and if required for compliance purposes.

        We treat our investments in CMBS, B Notes and mezzanine loans as Qualifying Interests for purposes of determining our eligibility for the exclusion provided by Section 3(c)(5)(C) to the extent such treatment is consistent with guidance provided by the SEC or its staff. In the absence of such guidance that otherwise supports the treatment of these investments as Qualifying Interests, we will treat them, for purposes of determining our eligibility for the exclusion provided by Section 3(c)(5)(C), as real estate-related assets or miscellaneous assets, as appropriate.

        If our portfolio does not comply with the requirements of the exclusion we rely upon, we could be forced to alter our portfolio by selling or otherwise disposing of a substantial portion of the assets that are not Qualifying Interests or by acquiring a significant position in assets that are Qualifying Interests. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquire assets in an unfavorable market and may adversely affect our stock price.

        If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company.

We may expand our franchise through business acquisitions and the recruitment of financial professionals, which may present additional costs and other challenges and may not prove successful.

        Our business plan contemplates expansion of our franchise into complementary investment strategies involving other credit-sensitive structured financial products. We may undertake such expansion through business acquisitions or the recruitment of financial professionals with experience in other products. We may also expend a substantial amount of time and capital pursuing opportunities to expand into complementary investment strategies that we do not consummate. The expansion of our operations could place a significant strain on our management, financial and other resources. Our ability to manage future expansion will depend upon our ability to monitor operations, maintain effective quality controls and significantly expand our internal management and technical and accounting systems, all of which could result in higher operating expenses and could adversely affect our current business, financial condition and results of operations.

        We cannot assure you that we will be able to identify and integrate businesses or professional teams we acquire to pursue complementary investment strategies and expand our business. Moreover, any decision to pursue expansion into businesses with complementary investment strategies will be in the discretion of our management and may be consummated without prior notice or shareholder approval. In such instances, shareholders will be relying on our management to assess the relative benefits and risks associated with any such expansion.

Risks Relating to this Offering and our Class A Common Stock

Because a limited number of shareholders, including members of our management team, own a substantial number of our shares, they may make decisions or take actions that may be detrimental to your interests.

        By virtue of their direct and indirect share ownership, John R. Klopp, a director and our president and chief executive officer, Craig M. Hatkoff, a director and former officer, and other shareholders indirectly owned by trusts for the benefit of our chairman of the board, Samuel Zell, have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers, sales of assets and other acquisitions or sales. The influence exerted by these shareholders over our affairs might not be consistent with the interests of some or all of our other shareholders. We cannot assure you that these shareholders will not exercise their influence over us in a manner detrimental to your interests. As of September 30, 2006, these shareholders collectively own and control 2,225,864 shares of our class A common stock representing approximately 14.2% of our outstanding class A common stock. This concentration of ownership may have the effect of delaying or preventing a change in control of our company, including transactions in which you might otherwise receive a premium for your class A common stock, and might negatively affect the market price of our class A common stock.

        W. R. Berkley Corporation owns 2,000,000 shares of our class A common stock which represents 13.0% of our outstanding class A common stock. An officer of W. R. Berkley serves on our board of directors and, therefore, has the power to significantly influence our affairs. Through its significant ownership of our class A common stock, W. R. Berkley may have the ability to influence matters submitted for shareholder approval. The influence exerted by W. R. Berkley over our affairs might not be consistent with the interests of some or all of our other shareholders.

Some provisions of our charter and bylaws and Maryland law may deter takeover attempts, which may limit the opportunity of our shareholders to sell their shares at a favorable price.

        Some of the provisions of our charter and bylaws and Maryland law discussed below could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders by providing them with the opportunity to sell their shares at a premium to the then current market price.

        Issuance of Preferred Stock Without Shareholder Approval.    Our charter authorizes our board of directors to authorize the issuance of up to 100,000,000 shares of preferred stock and up to 100,000,000 shares of class A common stock. Our charter also authorizes our board of directors, without shareholder approval, to classify or reclassify any unissued shares of our class A common stock and preferred stock into other classes or series of stock and to amend our charter to increase or decrease the aggregate number of shares of stock of any class or series that may be issued. Our board of directors, therefore, can exercise its power to reclassify our stock to increase the number of shares of preferred stock we may issue without shareholder approval. Preferred stock may be issued in one or more series, the terms of which may be determined without further action by shareholders. These terms may include preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our class A common stock and, therefore, could reduce the value of the class A common stock. In addition, specific rights granted to future holders of our preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The power of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current shareholders' control.

        Advance Notice Bylaw.    Our bylaws contain advance notice procedures for the introduction of business and the nomination of directors. These provisions could discourage proxy contests and make it more difficult for you and other shareholders to elect shareholder-nominated directors and to propose and approve shareholder proposals opposed by management.

        Maryland Takeover Statutes.    We are subject to the Maryland Business Combination Act which could delay or prevent an unsolicited takeover of us. The statute substantially restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our board of directors even if such transaction would be beneficial to shareholders. "Business combinations" between such a third party acquiror or its affiliate and us are prohibited for five years after the most recent date on which the acquiror or its affiliate becomes an "interested shareholder." An "interested shareholder" is defined as any person who beneficially owns 10 percent or more of our shareholder voting power or an affiliate or associate of ours who, at any time within the two-year period prior to the date interested shareholder status is determined, was the beneficial owner of 10 percent or more of our shareholder voting power. If our board of directors approved in advance the transaction that would otherwise give rise to the acquiror or its affiliate attaining such status, such as the issuance of shares of our class A common stock to W. R. Berkley, the acquiror or its affiliate would not become an interested shareholder and, as a result, it could enter into a business combination with us. Our board of directors could choose not to negotiate with an acquirer if the board determined in its business judgment that considering such an acquisition was not in our strategic interests. Even after the lapse of the five-year prohibition period, any business combination with an interested shareholder must be recommended by our board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by shareholders; and

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  two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder and affiliates and associates thereof.

        The super-majority vote requirements do not apply if the transaction complies with a minimum price requirement prescribed by the statute.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that an interested shareholder becomes an interested shareholder. Our board of directors has exempted any business combination involving family partnerships controlled separately by John R. Klopp and Craig M. Hatkoff, and a limited liability company indirectly controlled by a trust for the benefit of Samuel Zell and his family. As a result, these persons and W. R. Berkley may enter into business combinations with us without compliance with the super-majority vote requirements and the other provisions of the statute.

        We are subject to the Maryland Control Share Acquisition Act. With certain exceptions, the Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees, and may be redeemed by us. "Control shares" are voting shares which, if aggregated with all other shares owned or voted by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the specified ranges of voting power. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the "control shares" in question. If no request for a meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. If voting rights for control shares are approved at a shareholders' meeting and the acquirer may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws. Our bylaws contain a provision exempting certain holders identified in our bylaws from this statute which exemptions extend to W. R. Berkley, family partnerships controlled separately by John R. Klopp and Craig M. Hatkoff, and a limited liability company indirectly controlled by a trust for the benefit of Samuel Zell and his family.

        We are also subject to the Maryland Unsolicited Takeovers Act which permits our board of directors, among other things and notwithstanding any provision in our charter or bylaws, to elect on our behalf to stagger the terms of directors, to increase the shareholder vote required to remove a director and to provide that shareholder-requested meetings may be called only upon the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting. Such an election would significantly restrict the ability of third parties to wage a proxy fight for control of our board of directors as a means of advancing a takeover offer. If an acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition, you could lose the opportunity to sell your shares at a favorable price.

Shares eligible for sale in the near future may cause the market price for our class A common stock to decline.

        Sales of a substantial number of shares of our class A common stock in the public market following this offering, or the perception that these sales could occur, may depress the market price for our class A common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

        The number and timing of shares of class A common stock available for sale in the public market is limited by restrictions under federal securities laws and under agreements that we and each of our executive officers and directors have entered into with the underwriter of this offering. Those agreements restrict these persons from selling, pledging or otherwise disposing of their shares, subject to specified exceptions, for a period of 45 days after the date of this prospectus supplement without the prior written consent of the underwriter. The underwriter may, however, in its sole discretion, release all or any portion of the common stock from the restrictions of the lockup agreements. Upon completion of this offering we will have outstanding 17,397,525 shares of class A common stock. Of these shares, 12,785,106 shares, including the 2,000,000 shares sold in this offering are freely tradeable. Subject to any restrictions pursuant to other agreements or under applicable law, the remaining 4,612,419 shares will be eligible for sale in the public market at various times commencing 45 days from the date of this prospectus supplement. In addition, following this offering, 416,459 shares of common stock may be issued pursuant to the exercise of stock options that are outstanding.

The market value of our class A common stock may be adversely affected by many factors.

        As with any public company, a number of factors may adversely influence the price of our class A common stock, many of which are beyond our control. These factors include:

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  the level of institutional interest in us;

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  the perception of REITs generally and REITs with portfolios similar to ours, in particular, by market professionals;

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  the attractiveness of securities of REITs in comparison to other companies; and

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  the market's perception of our growth potential and potential future cash dividends.

An increase in market interest rates may lead prospective purchasers of our class A common stock to expect a higher dividend yield, which would adversely affect the market price of our class A common stock.

        One of the factors that will influence the price of our class A common stock will be the dividend yield on our stock (distributions as a percentage of the price of our stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our class A common stock to expect a higher dividend yield, which could adversely affect the market price of our class A common stock.

Your ability to sell a substantial number of shares of our class A common stock may be restricted by the low trading volume historically experienced by our class A common stock.

        Although our class A common stock is listed on the New York Stock Exchange, the daily trading volume of our shares of class A common stock has historically been lower than the trading volume for certain other companies. As a result, the ability of a holder to sell a substantial number of shares of our class A common stock in a timely manner without causing a substantial decline in the market of the shares, especially by means of a large block trade, may be restricted by the limited trading volume of the shares of our class A common stock.

Risks Related to our REIT Status

Our charter does not permit any individual to own more than over 2.5% of our class A common stock, and attempts to acquire our class A common stock in excess of the 2.5% limit would be void without the prior approval of our board of directors.

        For the purpose of preserving our qualification as a REIT for federal income tax purposes, our charter prohibits direct or constructive ownership by any individual of more than 2.5% of the lesser of the total number or value of the outstanding shares of our class A common stock as a means of preventing ownership of more than 50% of our class A common stock by five or fewer individuals. The charter's constructive ownership rules are complex and may cause the outstanding class A common stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 2.5% of our outstanding class A common stock by an individual or entity could cause an individual to own constructively in excess of 2.5% of our outstanding class A common stock, and thus be subject to the charter's ownership limit. There can be no assurance that our board of directors, as permitted in the charter, will increase this ownership limit in the future. Any attempt to own or transfer shares of our class A common stock in excess of the ownership limit without the consent of our board of directors will be void, and will result in the shares being transferred by operation of law to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote such excess shares.

        Our charter contains a provision that exempts certain of our officers, directors and their related persons from this ownership limit and we increased the limit for William R. Berkley to 6.0% and for one other major shareholder of W. R. Berkley identified to us to 4.0%. The 2.5% ownership limit may have the effect of precluding a change in control of us by a third party without the consent of our board of directors, even if such change in control would be in the interest of our shareholders or would result in a premium to the price of our class A common stock (and even if such change in control would not reasonably jeopardize our REIT status). The ownership limit exemptions and the reset limits granted to date would limit our board of directors' ability to reset limits in the future and at the same time maintain compliance with the REIT qualification requirement prohibiting ownership of more than 50% of our class A common stock by five or fewer individuals.

There are no assurances that we will be able to pay dividends in the future.

        We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances that we will be able to pay dividends in the future. In addition, some of our distributions may include a return of capital, which would reduce the amount of capital available to operate our business.

We will be dependent on external sources of capital to finance our growth.

        As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally will have to distribute to our shareholders 90% of our taxable income in order to qualify as a REIT, including taxable income where we do not receive corresponding cash. Our access to external capital will depend upon a number of factors, including general market conditions, the market's perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our class A common stock.

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and face a substantial tax liability. Our taxable REIT subsidiaries will be subject to income tax.

        We expect to continue to operate so as to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

  •
  we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to shareholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

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  any resulting tax liability could be substantial, could have a material adverse effect on our book value and would reduce the amount of cash available for distribution to shareholders; and

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  unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to shareholders would be reduced for each of the years during which we did not qualify as a REIT.

        Income from our fund management business is expected to be realized by one of our taxable REIT subsidiaries, and, accordingly, will be subject to income tax.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature of our investments in commercial real estate and related assets, the amounts we distribute to our shareholders and the ownership of our stock. We may also be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

        In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investments in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer unless we and such issuer jointly elect to be treated as a "taxable REIT subsidiary" under the Code. The total of all of our investments in taxable REIT subsidiaries cannot exceed 20% of the value of our total assets. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to shareholders.

        From time to time, our taxable income may be greater than our cash flow available for distribution to shareholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Internal Revenue Code. Thus, we could be required to borrow funds, sell a portion of our assets at disadvantageous prices or find another alternative. These options could increase our costs or reduce our equity.

The "taxable mortgage pool" rules may limit the manner in which we effect future securitizations.

        Certain of our securitizations could be considered taxable mortgage pools for federal income tax purposes. Since we conduct our operations to qualify as a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we should not be adversely affected by the characterization of the securitization as a taxable mortgage pool (assuming that we do not have any shareholders who might cause a corporate income tax to be imposed upon us by reason of our owning a taxable mortgage pool). We would be precluded, however, from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for tax purposes. These limitations will preclude us from using certain techniques to maximize our returns from securitization transactions. If the securitization vehicles in which we participate were considered a taxable mortgage pool, shareholders who are tax-exempt and shareholders who are not United States persons may be required to pay tax on their share of any excess inclusion income.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, as well as other oral and written statements made in press releases and otherwise by or on our behalf, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements predict or describe our future operations, our business plans, our business and investment strategies and portfolio management and the performance of our investments and funds under management, and do not relate solely to historical matters. You can generally identify forward-looking statements by the use of words such as "believes," "expects," "may," "will," "should," "could," "seeks," "approximately," "intends," "plans," "objectives," "goals," "projects," "estimates," "anticipates," "continues to," "designed to," "foreseeable future," "scheduled" and similar words. Because these statements reflect our current views concerning future events and are based on current assumptions, they involve risks, uncertainties and other factors which may lead to actual results or effects that are materially different from those anticipated or contemplated in the forward-looking statements. Some, but not all, of the factors that may cause these differences include, but are not limited to:

  •
  the general political, economic and competitive conditions in the United States and foreign jurisdictions wherein we invest;

  •
  the level and volatility of prevailing interest rates and credit spreads, adverse changes in general economic conditions and real estate and debt capital markets, the deterioration of credit quality of borrowers and the risks associated with the ownership and operation of real estate;

  •
  a significant compression of the spreads of the interest rates earned on interest-earning assets over the interest rates paid on interest-bearing liabilities that adversely affects operating results;

  •
  adverse developments in the availability of desirable loan and investment opportunities and the ability to obtain and maintain targeted levels of leverage and borrowing costs;

  •
  adverse changes in local market conditions, competition, increases in operating expenses and uninsured losses affecting a property owner's ability to cover operating expenses and the debt service on financing provided by us;

  •
  authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission; and

  •
  those items discussed in the "Risk Factors" section of this prospectus supplement and in other information incorporated by reference into this prospectus supplement or the accompanying prospectus.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Moreover, unless we are required by law to update these statements, we will not necessarily update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus after the date hereof, either to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $86.7 million after deducting estimated expenses of this offering. We intend to use the net proceeds for general corporate purposes, including funding our balance sheet investment activity, the repayment of indebtedness, working capital and potential business acquisitions.

        As of September 30, 2006, we had outstanding borrowings under our repurchase obligations of $351.4 million. Our repurchase facilities provide for asset specific borrowings that bear interest at specified spreads over LIBOR, which spreads depend upon the perceived risk of the pledged assets. Based upon borrowings in place at September 30, 2006, the effective borrowing rate on the repurchase facilities was LIBOR plus 1.49%, or 6.81%.

        We have from time to time engaged in, and expect to continue to pursue, discussions with respect to possible business acquisitions. While we have no present commitments or agreements with respect to any material acquisitions, we frequently investigate acquisitions of companies engaged in businesses that we believe will complement our existing business.

        Our management will have considerable discretion in the application of the net proceeds of this offering and may spend the net proceeds in a manner and at times other than as set forth above. As a result, you will not have the opportunity, as part of your investment decision, to assess how and when the net proceeds will be used.

        Pending such uses, the net proceeds may be invested in interest-bearing accounts and short-term interest-bearing securities that are consistent with our qualification as a REIT.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

        Our class A common stock is listed for trading on the New York Stock Exchange under the symbol "CT." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the class A common stock as reported on the NYSE composite transaction tape:

	High	Low	Dividends
2004
First Quarter	21.70	18.41	0.45
Second Quarter	22.59	18.62	0.45
Third Quarter	25.00	20.12	0.45
Fourth Quarter	29.37	23.97	0.50
2005
First Quarter	29.70	25.21	0.55
Second Quarter	31.08	28.49	0.55
Third Quarter	31.17	27.62	0.55
Fourth Quarter	29.68	26.53	0.80
2006
First Quarter	32.37	27.92	0.60
Second Quarter	34.99	28.56	0.70
Third Quarter	42.21	33.29	0.75
Fourth Quarter (through October 30, 2006)	47.42	39.70

        The last reported sale price of the class A common stock on October 30, 2006 as reported on the NYSE composite transaction tape was $46.25. As of October 30, 2006, there were 412 holders of record of the class A common stock. By including persons holding shares in broker accounts under street names, however, we estimate that there were approximately 6,198 holders of record of our class A common stock as of October 30, 2006.

        With our decision to elect to be taxed as a REIT commencing with the tax year ended December 31, 2003, we began paying dividends on our class A common stock in the first quarter of 2003 and have paid quarterly dividends since then.

        We generally intend to distribute each year substantially all of our taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles) to our shareholders so as to comply with the REIT provisions of the Internal Revenue Code. We intend to make dividend distributions quarterly and, if necessary for REIT qualification purposes, we may need to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year, together with the first regular quarterly dividend payment of the following taxable year or, at our discretion, in a special dividend distributed prior thereto. Our dividend policy is subject to revision at the discretion of our board of directors. All distributions will be made at the discretion of our board of directors and will depend on our taxable income, our financial condition, our maintenance of REIT status and other factors as our board of directors deems relevant.

        Distributions to shareholders will generally be subject to tax as ordinary income, although a portion of the distributions may be designated by us as capital gain or may constitute a tax-free return of capital. Annually, our transfer agent will furnish to each of our shareholders a statement of distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

        Our ability to pay distributions in the future and the amounts of any such distributions will depend upon a number of factors, including those discussed under the caption "Risk Factors."

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material United States federal income tax considerations associated with our decision to elect to be taxed as a REIT and with the ownership of our class A common stock. The following discussion is not exhaustive of all possible tax considerations that may be relevant to the REIT election or with the ownership of our class A common stock. Moreover, the discussion contained herein does not address all aspects of taxation that may be relevant to you in light of your personal tax circumstances, including, for example, certain types of shareholders subject to special treatment under federal income tax laws, including insurance companies, tax-exempt organizations, except to the extent discussed under the caption "Taxation of Tax-Exempt Shareholders", financial institutions, broker-dealers, and foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under the caption "Taxation of Non-U.S. Shareholders."

        The statements in this discussion are based upon, and qualified in their entirety by, current provisions of the Internal Revenue Code, existing, temporary, and currently-proposed, Treasury Regulations promulgated under the Internal Revenue Code, existing administrative rulings and practices of the Internal Revenue Service and judicial decisions. We cannot give you any assurances that future legislative, administrative or judicial actions or decisions, which may be retroactive in effect, will not affect the accuracy of any of the statements contained herein.

        You are urged to consult your own tax advisor regarding the specific tax consequences to you of the ownership and sale of stock in an entity electing to be taxed as a real estate investment trust, including the federal, state, local, foreign and other tax consequences of such ownership and sale, as well as potential changes in the applicable tax laws. This summary is based on the facts and applicable law as of the date hereof.

Tax Consequences of REIT Election

        Prior to January 1, 2003, all of our income was subject to income taxes that we paid, and our shareholders recognized income only to the extent that we paid a dividend from current or accumulated earnings and profits. Following the election, we generally will be taxable only on our undistributed income, and our shareholders generally will be taxable on the income distributed to them. However, because the operations of our wholly-owned subsidiary, CT Investment Management Co., are of a nature and scope that would cause us to fail to qualify as a real estate investment trust, it will be treated and operate as a taxable REIT subsidiary. As a result, CT Investment Management Co. will be directly taxed on its income, so that only its after-tax income will be available for reinvestment or for distribution to our shareholders. In general, any of the after-tax income of CT Investment Management Co. distributed to our shareholders will be includable in our shareholders' taxable income and will be subject to a second level of tax. We may own an interest in one or more taxable REIT subsidiaries, in addition to CT Investment Management Co.

        In accordance with our decision to be taxed as a REIT, we will make a formal election to be so taxed under Section 856 of the Internal Revenue Code, commencing with our taxable year beginning January 1, 2003. The sections of the Internal Revenue Code and Treasury Regulations applicable to qualification and operation as a real estate investment trust are technical and complex. Although we believe that we will be organized and will operate in a manner necessary to satisfy the requirements for taxation as a real estate investment trust under the Internal Revenue Code, many of which are discussed below, we cannot assure you that the REIT will be able to so operate for all periods following the election.

Taxation of a REIT

        If we qualify as a real estate investment trust, the REIT generally will not be subject to federal corporate income taxes on net income currently distributed to shareholders. The benefit of this tax treatment is that it substantially eliminates the "double taxation" resulting from the taxation at both the corporate and shareholder levels that generally results from owning stock in a corporation. Accordingly, income generated by us generally will be subject to taxation solely at the shareholder level upon distribution. We will, however, be required to pay certain federal income taxes, including in the following circumstances:

  •
  We will be subject to federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which such income is earned.

  •
  We will be subject to the "alternative minimum tax" on our undistributed items of tax preference.

  •
  We will be subject to a 100% tax on net income from certain sales or other dispositions of property that we hold primarily for sale to customers in the ordinary course of business (known as "prohibited transactions").

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, both described below, but nevertheless qualify as a real estate investment trust, we will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by a fraction intended to reflect our profitability.

  •
  If we have net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

  •
  If we acquire an asset from a corporation which is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within ten years, then under Treasury Regulations, we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent the fair market value of the asset exceeds our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired. We will also be subject to such tax liability for all of our assets that were held as of January 1, 2003.

  •
  We will generally be subject to tax on the portion of any "excess inclusion" income derived from an investment in residual interests in real estate mortgage investment conduits or certain other securitization vehicles to the extent our stock is held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

  •
  If we fail to distribute during the calendar year at least the sum of (i) 85% of our real estate investment trust ordinary income for such year, (ii) 95% of our real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount actually distributed to shareholders.

  •
  We may elect to retain and pay income tax on some or all of our long-term capital gain, as described below.

  •
  We may be subject to a 100% excise tax on transactions with our taxable REIT subsidiary not conducted on an arm's-length basis.

Requirements for Qualification as a REIT.

  Introduction

        In order to qualify as a real estate investment trust for federal income tax purposes, we must elect to be treated as a REIT and must satisfy certain statutory tests relating to, among other things, sources of our income, the nature of our assets, the amount of our distributions, and the ownership of our stock.

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates of beneficial ownership to its owners;

  (3)
  that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

  (4)
  that is not a financial institution or an insurance company under the Internal Revenue Code;

  (5)
  that is owned by 100 or more persons;

  (6)
  in which not more than 50% in value of the outstanding stock is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include some entities, during the last half of each year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT.

        Our amended and restated charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described above under the caption "Description of Capital Stock—Certain Provisions of Maryland Law and Our Charter and Bylaws—REIT Qualification Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

        In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

        A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent real estate investment trust for federal income tax purposes. All assets, liabilities and items of income, deduction, and credit of a qualified REIT subsidiary are treated as the assets, liabilities and items of income, deduction and credit of the real estate investment trust. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by a real estate investment trust and for which no election has been made to treat it as a "taxable REIT subsidiary" as discussed below. Thus, in applying the requirements described in this section, any qualified REIT subsidiary that we may own in the future will be ignored and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

        A REIT will be deemed to own its proportionate share (based upon its share of the capital of the partnership) of the assets of a partnership in which it is a partner and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and income of the partnership attributed to a REIT shall retain their same character as in the hands of the partnership for purposes of determining whether the REIT satisfied the income and asset tests described below.

        A real estate investment trust may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be REIT qualifying income, as described below, if earned directly by the parent real estate investment trust. Both the subsidiary and the real estate investment trust must jointly elect to treat the subsidiary as a taxable REIT subsidiary. Overall, not more than 20% of the value of the real estate investment trust's assets may consist of securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary will pay tax at regular corporate rates on any income that it earns. There is a 100% excise tax imposed on transactions involving a taxable REIT subsidiary and its parent real estate investment trust that are not conducted on an arm's-length basis. Our wholly owned subsidiary, CT Investment Management Co. serves as our exclusive manager and subject to the supervision of our board of directors is responsible for our day-to-day operations pursuant to a management agreement. We believe the compensation, expense reimbursement and other terms of the management agreement are comparable to those that could be obtained from unrelated parties on an arm's-length basis.

        We and CT Investment Management Co. have made a taxable REIT subsidiary election with respect to CT Investment Management Co. CT Investment Management Co. will pay corporate income tax on its taxable income and its after-tax net income will be available for reinvestment and for distribution to us as its parent. We may own interests in one or more taxable REIT subsidiaries other than CT Investment Management Co.

Income Tests

  General

        A REIT must satisfy annually two tests regarding the sources of its gross income in order to maintain its real estate investment trust status. First, at least 75% of a REIT's gross income, excluding gross income from certain "dealer" sales, for each taxable year generally must consist of defined types of income that the REIT derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. We refer to this test as the 75% gross income test. Qualifying income for purposes of the 75% gross income test generally includes:

  •
  interest from debt secured by mortgages on real property or on interests in real property;

  •
  "rents from real property" (as defined below);

  •
  dividends or other distributions on, and gain from the sale of, shares in other real estate investment trusts;

  •
  gain from the sale or other disposition of real property; and

  •
  amounts, other than amounts the determination of which depends in whole or in part on the income or profits of any person, received as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property or agreements to purchase or lease real property.

        Second, at least 95% of the REIT's gross income, excluding gross income from certain "dealer" sales, for each taxable year generally must consist of income that is qualifying income for purposes of the 75% gross income test, as well as dividends, other types of interest and gain from the sale or disposition of stock or securities. We refer to this test as the 95% gross income test.

  Interest from Debt Secured by Mortgages on Real Property or on Interests in Real Property

        For these purposes, the term "interest" generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term "interest," however, if such amount is based on a fixed percentage of receipts or sales.

        Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit, or REMIC, is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

        In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in certain mortgage-backed securities and mortgage loans will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower's profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

        We may acquire construction loans or mezzanine loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale of property, income attributable to such provision may be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests. There is some uncertainty as to whether mezzanine loans constitute qualifying assets for purposes of the 75% asset test described below and result in qualifying income for purposes of the 75% gross income test. A Revenue Procedure and private letter rulings issued by the Internal Revenue Service to other taxpayers indicate that, in certain circumstances, mezzanine loans secured by interests in a partnership or limited liability company, substantially all of the assets of which represent interests in real estate, constitute qualifying assets and result in qualifying income. However, we may not rely on private letter rulings issued to other taxpayers. We believe that our mezzanine loans constitute qualifying assets and result in qualifying income. If our mezzanine loans are determined not to constitute qualifying assets and do not result in qualifying income for purposes of these tests, our ability to elect REIT status will be jeopardized.

        We may employ, to the extent consistent with the REIT provisions of the Internal Revenue Code, forms of securitization of our assets under which a "sale" of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a "sale" securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. We may elect to conduct certain of our securitization activities, including such sales, through one or more taxable subsidiaries, or through qualified REIT subsidiaries, formed for such purpose. To the extent consistent with the REIT provisions of the Internal Revenue Code, such entities could elect to be taxed as real estate mortgage investment conduits.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, or fail to satisfy other REIT qualification requirements, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

  •
  our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

  •
  we pay a penalty of $50,000 with our tax return for the year of the failure to meet the REIT requirements occurred;

  •
  we attach a schedule of the sources of our income to our federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with the intent to evade tax.

        It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT. As discussed above under the caption "—Taxation of a REIT", even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite frequently monitoring our income.

  Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate. Foreclosure property includes real property and related personal property that is acquired by us through foreclosure following a default on indebtedness owed to us that is secured by the property and for which we make an election to treat the property as foreclosure property.

  Prohibited Transaction Income

        Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income and subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT or may reduce our after-tax profitability. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the Treasury Regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

  Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, and properly designate such hedging transaction under IRS rules, any income or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Rents from Real Property

        Rent that a REIT receives from real property that it owns and leases to tenants will qualify as "rents from real property" if the following conditions are satisfied,

  •
  First, the rent must not be based, in whole or in part, on the income or profits of any person. An amount will not fail to qualify as rent from real property solely by reason of being based on a fixed percentage, or percentages, of sales and receipts.

  •
  Second, neither a REIT nor any direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of the tenant from which the REIT collects the rent.

  •
  Third, all of the rent received under a lease will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with the real property constitutes no more than 15% of the total rent received under the lease.

  •
  Finally, a REIT generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive revenue. The REIT may provide services directly, however, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered "primarily for the occupant's convenience." In addition, the REIT may render, other than through an independent contractor, a de minimis amount of "non-customary" services to the tenants of a property as long as the REIT's income from such services does not exceed 1% of its gross income from the property.

        Although no assurances can be given that either of the income tests will be satisfied in any given year, we anticipate that our operations will allow us to meet each of the 75% gross income test and the 95% gross income test. Such belief is premised in large part on our expectation that substantially all of the amounts received by us will qualify as interest from debt secured by mortgages on real property or on interests in real property.

Asset Tests

        A REIT also must satisfy the following four tests relating to the nature of its assets at the close of each quarter of its taxable year.

  •
  First, at least 75% of the value of a REIT's total assets must consist of cash or cash items, including receivables, government securities, "real estate assets," or qualifying temporary investments. We refer to this test as the "75% asset test."

  •
  Second, no more than 25% of the value of a REIT's total assets may be represented by securities other than those that are qualifying assets for purposes of the 75% asset test. We refer to this test as the "25% asset test."

  •
  Third, of the investments included in the 25% asset test, the value of the securities of any one issuer (other than a taxable REIT subsidiary) that a REIT owns may not exceed 5% of the value of the REIT's total assets, and a REIT may not own 10% or more of the total combined voting power or 10% or more of the total value of the securities of any issuer (other than a taxable REIT subsidiary).

  •
  Fourth, while a REIT may own up to 100% of the stock of a corporation that elects to be treated as a taxable REIT subsidiary for federal income tax purposes, at no time may the total value of a REIT's stock in one or more taxable REIT subsidiaries exceed 20% of the value of the REIT's gross assets.

        We expect that any mortgage-backed securities, real property and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of "real estate assets." Mortgage loans, including distressed mortgage loans, construction loans, bridge loans and mezzanine loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

        We anticipate that we may securitize certain mortgage loans which we originate or acquire, in which event we will likely retain certain of the subordinated and interest only classes of mortgage-backed securities which may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more real estate mortgage investment conduits established by us or, if a non-real estate mortgage investment conduit securitization is desired, through one or more qualified REIT subsidiaries or taxable subsidiaries established by us. The securitization of the mortgage loans through either one or more real estate mortgage investment conduits or one or more qualified REIT subsidiaries or taxable subsidiaries should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. Income realized by us from a real estate mortgage investment conduit securitization could, however, be subject to a 100% tax as a "prohibited transaction." Such prohibited transactions are discussed above under the caption "—Income Tests—Prohibited Transaction Income."

        We intend to operate so that we will not acquire any assets that would cause us to violate any of the asset tests. If, however, we should fail to satisfy any of the asset tests at the end of a calendar quarter, we would not lose our real estate investment trust status if (i) we satisfied the asset tests at the end of the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we could still avoid disqualification as a real estate investment trust by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

        Each taxable year, a REIT must distribute dividends to its shareholders in an amount at least equal to:

  •
  90% of the REIT's "real estate investment trust taxable income," computed without regard to the dividends paid deduction and the REIT's net capital gain or loss; and

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  certain items of noncash income.

        A REIT must make such distributions in the taxable year to which they relate, or in the following taxable year if the REIT declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular distribution date after such declaration. Further, if a REIT fails to meet the 90% distribution requirement as a result of an adjustment to its tax returns by the Internal Revenue Service, the REIT may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, and if certain other conditions are met, retroactively cure the failure by paying a deficiency dividend (plus interest) to its shareholders.

        A REIT will be subject to federal income tax on its taxable income, including net capital gain, that it did not distribute to its shareholders. Furthermore, if a REIT fails to distribute during a calendar year, or, in the case of distributions with declaration and record dates falling within the last three months of the calendar year, by the end of the January following such calendar year, at least the sum of:

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  85% of the REIT's real estate investment trust ordinary income for such year;

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  95% of the REIT's real estate investment trust capital gain income for such year; and

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  any of the REIT's undistributed taxable income from prior periods,

the REIT will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amount actually distributed. If the REIT elects to retain and pay income tax on the net capital gain that it receives in a taxable year, the REIT will be deemed to have distributed any such amount for the purposes of the 4% excise tax described in the preceding sentence.

        We intend to make distributions to our holders of class A common stock in a manner that will allow us to satisfy the distribution requirements described above. It is possible that, from time to time, our pre-distribution taxable income may exceed our cash flow and we may have difficulty satisfying the distribution requirements. We intend to monitor closely the relationship between our pre-distribution taxable income and our cash flow and intend to borrow funds or liquidate assets in order to overcome any cash flow shortfalls if necessary to satisfy the distribution requirements imposed by the Internal Revenue Code. It is possible, although unlikely, that we may decide to terminate our REIT status as a result of any such cash shortfall. Such a termination would have adverse consequences to our shareholders. The consequences are described above under the caption "—Taxation of a REIT."

Recordkeeping Requirements

        A REIT must maintain records of information specified in applicable Treasury Regulations in order to maintain its qualification as a real estate investment trust. In addition, in order to avoid a monetary penalty, a REIT must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of the REIT's outstanding stock. We intend to comply with these recordkeeping requirements.

Ownership Requirements

        For a REIT to qualify as a real estate investment trust, shares of the REIT must be held by a minimum of 100 persons for at least 335 days in each taxable year after the REIT's first taxable year. Further, at no time during the second half of any taxable year after the REIT's first taxable year may more than 50% of the REIT's shares be owned, actually or constructively, by five or fewer "individuals." As of the date hereof, we satisfy the requirement that we not be closely held as described in the foregoing sentence. Our class A common stock is held by 100 or more persons. Our amended and restated charter contains ownership and transfer restrictions designed to prevent violation of these requirements. The provisions of the amended and restated charter restricting the ownership and transfer of our class A common stock are described in the accompanying prospectus under the caption "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law—REIT Qualification Restrictions on Ownership and Transfer."

Earnings and Profits

        In order for us to qualify as a REIT, on or before the end of the 2003 tax year (the first year to which our election to be taxed as a REIT relates), we must have distributed to our shareholders an amount equal to any earnings and profits accumulated from years in which we were taxed as a regular corporation. We have been treated as a regular corporation subject to Federal income taxes for the years 1997 through 2002. Any distribution made by us to satisfy this requirement will be treated as taxable income by the shareholders and we generally will not be permitted to include such amounts when computing our dividends paid deduction. If we were found to have miscalculated our earnings and profits accumulated from years in which we were a regular corporation, our ability to qualify as a REIT could be jeopardized. We believe, as of January 1, 2003, we have no accumulated earnings or profits from any non-REIT qualifying tax year for which we were taxed as a regular corporation as a result of losses we triggered in December 2002.

Failure to Qualify

        If a REIT fails to qualify as a real estate investment trust in any taxable year, and no relief provisions applied, the REIT would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In calculating a REIT's taxable income in a year in which it did not qualify as a real estate investment trust, the REIT would not be able to deduct amounts paid out to its shareholders. In fact, the REIT would not be required to distribute any amounts to its shareholders in such taxable year. In such event, to the extent of the REIT's current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Moreover, subject to certain limitations under the Internal Revenue Code, corporate shareholders might be eligible for the dividends received deduction. Unless the REIT qualified for relief under specific statutory provisions, the REIT would be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which it ceased to qualify as a real estate investment trust. We cannot predict whether, in all circumstances, we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

Taxable U.S. Shareholder

        As used herein, the term "Taxable U.S. Shareholder" means a holder of our class A common stock that, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States or any state or political subdivision thereof;

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  an estate, the income of which from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

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  any trust with respect to which a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        For any taxable year in which we qualify as a REIT, amounts distributed to Taxable U.S. Shareholders will be taxed as follows.

Distributions Generally

        Distributions made to our Taxable U.S. Shareholders out of current or accumulated earnings and profits, and not designated as a capital gain dividend, will be taken into account by such shareholder as ordinary income and will not, in the case of a corporate shareholder, be eligible for the dividends received deduction. To the extent that we make a distribution with respect to holders of our class A common stock that is in excess of our current or accumulated earnings and profits, the distribution will be treated by a Taxable U.S. Shareholder first as a tax-free return of capital, reducing the shareholder's tax basis in the class A common stock, and any portion of the distribution in excess of the shareholder's tax basis in the class A common stock will then be treated as gain from the sale of such class A common stock. Dividends declared by us in October, November, or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by shareholders on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Taxable U.S. Shareholders may not include on their federal income tax returns any of our tax losses.

Capital Gain Dividends

        Dividends to Taxable U.S. Shareholders that properly are designated by us as capital gain dividends will be treated by such shareholders as long-term capital gain, to the extent that such dividends do not exceed our actual net capital gain, without regard to the period for which the shareholders have held our class A common stock. Taxable U.S. Shareholders that are corporations may be required, however, to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends, like regular dividends from a real estate investment trust, are not eligible for the dividends received deduction for corporations.

Retained Capital Gains

        A REIT may elect to retain, rather than distribute, its net long-term capital gain received during the tax year. To the extent designated in a notice from the REIT to its shareholders, the REIT will pay the income tax on such gains and Taxable U.S. Shareholders must include their proportionate share of the undistributed net long-term capital gain so designated in their income for the tax year. Each Taxable U.S. Shareholder will be deemed to have paid its share of the tax paid by the REIT, which tax will be credited or refunded to such shareholder.

Passive Activity Loss and Investment Interest Limitations

        Distributions, including deemed distributions of undistributed net long-term capital gain, from us and gain from the disposition of our class A common stock will not be treated as passive activity income, and, therefore, Taxable U.S. Shareholders who are subject to the passive loss limitation rules of the Internal Revenue Code will not be able to apply any passive activity losses against such income. Distributions from us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment income limitation on deductibility of investment interest. However, net capital gain from the disposition of our class A common stock or capital gain dividends, including deemed distributions of undistributed net long-term capital gains, generally will be excluded from investment income.

Sale of Class A Common Stock

        Upon the sale of our class A common stock, a Taxable U.S. Shareholder generally will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's tax basis in the class A common stock sold. To the extent that the class A common stock is held as a capital asset by the Taxable U.S. Shareholder, the gain or loss will be a long-term capital gain or loss if the class A common stock has been held for more than a year, and will be a short-term capital gain or loss if the class A common stock has been held for a shorter period. In general, however, any loss upon a sale of the class A common stock by a Taxable U.S. Shareholder who has held such class A common stock for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent that distributions from us were required to be treated as long-term capital gain by that holder.

Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, which we refer to as exempt organizations, generally are exempt from federal income taxation. Exempt organizations are subject to tax, however, on their unrelated business taxable income, or UBTI. UBTI is defined as the gross income derived by an exempt organization from an unrelated trade or business, less the deductions directly connected with that trade or business, subject to certain exceptions. While many investments in real estate generate UBTI, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed to exempt organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of class A common stock with debt, a portion of its income from a REIT will constitute UBTI pursuant to the "debt-financed property" rules.

        In addition, in certain circumstances, a pension trust that owns more than 10% of the stock of a REIT will be required to treat a percentage of the dividends paid by the REIT as UBTI based upon the percentage of the REIT's income that would constitute UBTI to the shareholder if received directly by it. This rule applies to a pension trust holding more than 10% (by value) of our class A common stock only if (i) the percentage of the income from us that is UBTI (determined as if we were a pension trust) is at least 5% and (ii) we are treated as a "pension-held REIT." We do not expect to be classified as a "pension-held REIT" due to own diverse stock ownership.

Taxation of Non-U.S. Shareholders

  General

        The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and certain other foreign shareholders, which we refer to as Non-U.S. Shareholders, are complex and no attempt is made herein to provide more than a general summary of such rules. This discussion does not consider the tax rules applicable to all Non-U.S. Shareholders and, in particular, does not consider the special rules applicable to U.S. branches of foreign banks or insurance companies or certain intermediaries. Non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws with regard to the election, including any reporting and withholding requirements.

  Ordinary Dividends

        Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by a REIT of United States real property interests and are not designated by a REIT as capital gain dividends (or deemed distributions of retained capital gains) will be treated as ordinary dividends to the extent that they are made out of current or accumulated earnings and profits of the REIT. Any portion of a distribution in excess of current and accumulated earnings and profits of the REIT will not be taxable to a Non-U.S. Shareholder to the extent that such distribution does not exceed the adjusted basis of the shareholder in the REIT's stock, but rather will reduce the adjusted basis of such shares. To the extent that the portion of the distribution in excess of current and accumulated earnings and profits exceeds the adjusted basis of a Non-U.S. Shareholder in our class A common stock, such excess generally will be treated as gain from the sale or disposition of the class A common stock and will be taxed as described below.

  Withholding

        Dividends paid to Non-U.S. Shareholders may be subject to U.S. withholding tax. If an income tax treaty does not apply and the Non-U.S. Shareholder's investment in the REIT's stock is not effectively connected with a trade or business conducted by the Non-U.S. Shareholder in the United States (or if a tax treaty does apply and the investment in the stock is not attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder), ordinary dividends (i.e., distributions out of current and accumulated earnings and profits) will be subject to a U.S. withholding tax at a 30% rate, or, if an income tax treaty applies, at a lower treaty rate. Because we generally cannot determine at the time that a distribution is made whether or not it will be in excess of earnings and profits, we intend to withhold on the gross amount of each distribution at the 30% rate (or lower treaty rate) (other than distributions subject to the 35% FIRPTA withholding rules described below). To receive a reduced treaty rate, a Non-U.S. Shareholder must furnish us or our paying agent with a duly completed Form 1001 or Form W-8BEN (or authorized substitute form) certifying such holder's qualification for the reduced rate. Generally, a Non-U.S. Shareholder will be entitled to a refund from the IRS to the extent the amount withheld by us from a distribution exceeds the amount of United States tax owed by such shareholder.

        In the case of a Non-U.S. Shareholder that is a partnership or a trust, the withholding rules for a distribution to such a partnership or trust will be dependent on numerous factors, including (1) the classification of the type of partnership or trust, (2) the status of the partner or beneficiary, and (3) the activities of the partnership or trust. Non-U.S. Shareholders that are partnerships or trusts are urged to consult their tax advisors regarding the withholding rules applicable to them based on their particular circumstances.

        If an income tax treaty does not apply, ordinary dividends that are effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Shareholder (and, if a tax treaty applies, ordinary dividends that are attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder) are exempt from U.S. withholding tax. In order to claim such exemption, a Non-U.S. Shareholder must provide us or our paying agent with a duly completed Form W-8ECI (or authorized substitute form) certifying such holder's exemption. However, ordinary dividends exempt from U.S. withholding tax because they are effectively connected or are attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder generally are subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of Non-U.S. Shareholders that are corporations, any effectively connected ordinary dividends or ordinary dividends attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder may, in certain circumstances, be subject to an additional branch profits tax at a 30% rate, or lower rate specified by an applicable income tax treaty.

  Capital Gain Dividends

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, which is commonly referred to as FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States trade or business. Non-U.S. Shareholders thus would be taxed at the regular capital gain rates applicable to Taxable U.S. Shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not otherwise entitled to treaty relief or exemption.

  Withholding

        Under FIRPTA, a REIT is required to withhold 35% of any distribution that is designated as a capital gain dividend or which could be designated as a capital gain dividend and is attributable to gain from the disposition of a United States real property interest. Moreover, if a REIT designates previously made distributions as capital gain dividends, subsequent distributions (up to the amount of the prior distributions so designated) will be treated as capital gain dividends for purposes of FIRPTA withholding.

  Sale of Class A Common Stock

        A Non-U.S Shareholder generally will not be subject to United States federal income tax under FIRPTA with respect to gain recognized upon a sale of our class A common stock, if less than 50% of our assets during a prescribed testing period consist of interests in real property located within the United States (excluding interests in real property solely in the capacity as a creditor) or we are a "domestically-controlled REIT." A domestically-controlled REIT generally is defined as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although currently it is anticipated that we will be a domestically-controlled REIT, and, therefore, that the sale of class A common stock will not be subject to taxation under FIRPTA, there can be no assurance that we will, at all relevant times, be a domestically-controlled REIT. If we are not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of our stock will generally not be subject to tax under FIRPTA if (a) the stock is treated as "regularly traded" on an established securities market and (b) the seller held 5% or less of our stock at all times during a specified testing period. If the gain on the sale of our class A common stock were subject to taxation under FIRPTA, a Non-U.S. Shareholder would be subject to the same treatment as Taxable U.S. Shareholders with respect to such gain (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a purchaser of our class A common stock from a Non-U.S. Shareholder subject to taxation under FIRPTA generally would be required to deduct and withhold a tax equal to 10% of the amount realized by a Non-U.S. Shareholder on the disposition. Any amount withheld would be creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

        Even if gain recognized by a Non-U.S. Shareholder upon the sale of our class A common stock is not subject to FIRPTA, such gain generally will be taxable to such shareholder if:

  •
  an income tax treaty does not apply and the gain is effectively connected with a trade or business conducted by the Non-U.S. Shareholder in the United States (or, an income tax treaty applies and the gain is attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder), in which case, unless an applicable treaty provides otherwise, a Non-U.S. Shareholder will be taxed on his or her net gain from the sale at regular graduated U.S. federal income tax rates. In the case of a Non-U.S. Shareholder that is a corporation, such shareholder may be subject to an additional branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate and the shareholder demonstrates its qualification for such rate; or

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  the Non-U.S. Shareholder is a nonresident alien individual who holds our class A common stock as a capital asset and was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the Non-U.S. Shareholder will be subject to a 30% tax on capital gains.

  Estate Tax Considerations

        The value of our class A common stock owned, or treated as owned, by a Non-U.S. Shareholder who is a nonresident alien individual at the time of his or her death will be included in the individual's gross estate for United States federal estate tax purposes, unless otherwise provided in an applicable estate tax treaty.

  Information Reporting and Backup Withholding

        A REIT is required to report to its shareholders and to the IRS the amount of distributions paid during each tax year, and the amount of tax withheld, if any. These requirements apply even if withholding was not required with respect to payments made to a shareholder. In the case of Non-U.S. Shareholders, the information reported may also be made available to the tax authorities of the Non-U.S. Shareholder's country of residence, if an applicable income tax treaty so provides.

        Backup withholding generally may be imposed on certain payments to shareholders unless the shareholder (i) furnishes certain information, or (ii) is otherwise exempt from backup withholding.

        A shareholder who does not provide a REIT with his or her correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, the REIT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the REIT.

        You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a distribution to a shareholder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the Taxable U.S. Shareholder to a refund, provided that the required information is furnished to the IRS.

        In general, backup withholding and information reporting will not apply to a payment of the proceeds of the sale of our class A common stock by a Non-U.S. Shareholder by or through a foreign office of a foreign broker effected outside of the United States; provided, however, that foreign brokers having certain connections with the United States may be obligated to comply with the backup withholding and information reporting rules. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our class A common stock by foreign offices of certain brokers, including foreign offices of a broker that:

  •
  is a United States person;

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  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

  •
  is a "controlled foreign corporation" for United States tax purposes.

        Information reporting will not apply in the above cases if the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain conditions are met, or the Non-U.S. Shareholder otherwise establishes an exemption.

        Payment to or through a United States office of a broker of the proceeds of a sale of our class A common stock is subject to both backup withholding and information reporting unless the shareholder certifies in the manner required that he or she is a Non-U.S. Shareholder and satisfies certain other qualifications under penalties of perjury or otherwise establishes an exemption.

State and Local Tax

        The discussion herein concerns only the United States federal income tax treatment likely to be accorded to a REIT and its shareholders. No consideration has been given to the state and local tax treatment of such parties. The state and local tax treatment may not conform to the federal treatment described above. As a result, you should consult your own tax advisor regarding the specific state and local tax consequences of the REIT Election and ownership and sale of our class A common stock.

UNDERWRITING

        Bear, Stearns & Co. Inc. is acting as underwriter of this offering. Under the terms and subject to the conditions set forth in the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, 2,000,000 shares of our class A common stock.

        The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase the 2,000,000 shares of our class A common stock sold under the underwriting agreement if it purchases any of the shares.

        The underwriter will purchase the shares of our class A common stock from us at a price of $43.48 per share, resulting in aggregate proceeds to us of $86,960,000, before expenses. The underwriter may offer the shares from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The difference between the price at which the underwriter purchases shares from us and the price at which the underwriter resells such shares, which may include a commission equivalent of up to $0.05 per share, may be deemed underwriting compensation.

        We estimate that the expenses for this offering, other than the compensation to the underwriter, will be approximately $250,000, and are payable entirely by us. Expenses include the SEC filing fee, New York Stock Exchange listing fees, printing expenses, legal and accounting fees, transfer agent and registrar fees and other miscellaneous fees and expenses.

        Our class A common stock is listed on the New York Stock Exchange under the symbol "CT."

        We have agreed that, for a period of 45 days from the date of this prospectus supplement, we will not, without the consent of the underwriter:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (or enter into a transaction that would have the same effect), directly or indirectly, any shares of our class A common stock or securities convertible into or exchangeable or exercisable for any shares of our class A common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of class A Common Stock.

whether any transaction described above is to be settled by delivery of shares of our class A common stock or such other securities, in cash or otherwise.

        These restrictions do not apply to:

  •
  the sale of shares of our class A common stock to the underwriter;

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  the issuances of shares of class A common stock upon the exercise, conversion or exchange of options, warrants or other convertible or exchangeable securities outstanding on the date hereof;

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  the grant stock options or warrants pursuant to the terms of a plan in effect as of the date of this prospectus supplement provided that any option or warrant so issued shall not be exercised during the period ending 45 days after the date of the prospectus supplement; or

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  the grant of restricted stock pursuant to the terms of a plan or agreement in effect on the date hereof, provided that any such stock so issued shall not vest during the period ending 45 days after the date of the prospectus supplement or the recipient agrees not to transfer such stock during the period.

        Our executive officers and directors and certain shareholders have agreed, subject to certain limited exceptions, including W.R. Berkley and its affiliates, and Veqtor Finance Company, L.L.C and Samstock L.L.C. have agreed that they will not without, in each case, the prior written consent of the underwriter, from the date of this prospectus supplement through 45 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our class A common stock or any securities convertible into or exercisable or exchangeable for shares of our class A common stock; or

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  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of class A common stock, whether any transaction described above is to be settled by delivery of our shares or other securities, in cash or otherwise.

        The restrictions described in the immediately preceding, our executive officers and directors and certain of our shareholders do not apply to:

  •
  the acquisition of any shares of our class A common stock in the open market after the closing of this offering;

  •
  the receipt of securities issued by us pursuant to long-term incentive plans existing on the date of the closing of the offering, the withholding of any shares by us in respect of tax liabilities with respect to such issuance or any deemed disposition or sale with respect to such withheld shares;

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  transfers to any parent, grandparent, stepparent, mother-in-law, father-in-law, spouse, former spouse, sibling, sister-in-law, brother-in-law, son-in-law, daughter-in-law, child, stepchild, grandchild, niece or nephew of the undersigned, including adoptive relationships;

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  the transfer of any shares of our class A common stock to any trust for the direct or indirect benefit of our executive officers and directors and certain of our shareholders or their family members or for estate planning purposes, provided that transferee agrees to the restrictions described above.

        In addition, for Veqtor Finance Company, L.L.C. and Samstock, L.L.C., the restrictions above do not apply to pledges of common stock to secure loans with broker-dealers and other financial institutions or foreclosures on such pledges in accordance with their terms.

        In addition, for W.R. Berkley and its affiliates, the restrictions above do not apply to:

  •
  the transfer of any shares of our class A common stock among its controlled affiliates; or

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  the transfer of that number of shares of our class A common stock and other voting stock such that after such transfer W.R. Berkley owns less than 20% of our outstanding class A common stock and the other voting stock.

        To the extent W.R. Berkley does transfer any shares of our class A common stock among its controlled affiliates, it may be required to report such changes under the Securities Exchange Act.

        In order to facilitate this offering of our class A common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of our class A common stock in accordance with Regulation M under the Securities Exchange Act, including the purchase and sale of shares of our class A common stock in the open market. These stabilizing transactions may have the effect of raising or maintaining the market price of the class A common stock or preventing or retarding a decline in the market price of the class A common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

        The underwriter may over allot our class A common stock in connection with this offering, creating a short position for its own account. Short sales involve the sale by the underwriter of a greater number of shares than it is committed to purchase in this offering. Because the underwriter is not being granted an over-allotment option to purchase additional shares, a short position in connection with the offering may only include "naked" short sales. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

        We have not authorized and do not authorize the making of any offer of class A common stock through any financial intermediary on its behalf, other than offers made by the underwriter with a view to the final placement of the class A common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the class A common stock, other than the underwriter, is authorized to make any further offer of the class A common stock on behalf of us or the underwriter.

        A prospectus supplement or accompanying prospectuses in electronic format may be made available on the website maintained by the underwriter. Other than the prospectus supplement or accompanying prospectuses in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus supplement or accompanying prospectuses. In addition, shares may be sold by the underwriter to securities dealers who resell shares to online brokerage account holders.

        We have agreed to indemnify the underwriter against liabilities, including liabilities under the Securities Act or to contribute to payments the underwriter may be required to make because of any of those liabilities.

        From time to time the underwriter and their affiliates have provided, continue to, and may in the future provide, investment banking, lending, financial advisory and other financial services for us and our funds, for which they may receive customary fees and expenses, including, without limitation, the following:

  •
  Bear, Stearns & Co. Inc. or its affiliates and a funding conduit managed by an affiliate of Bear, Stearns & Co. Inc. are lenders to Capital Trust and Fund III, counterparties to swap agreements with us and with Fund III, and have sold loans and CMBS to us and to Fund III;

  •
  Bear, Stearns & Co. Inc. acted as co-manager of our CDO-1, CDO-2 and CDO-4 transactions;

  •
  Bear, Stearns & Co. Inc. acted as the lead manager of our CDO-3 transaction;

  •
  Bear, Stearns & Co. Inc. acted as a co-manager of a July 2004 public offering of our class A common stock by us and by certain selling stockholders;

  •
  Bear, Stearns & Co. Inc. acted as our investment banking advisor in connection with certain strategic transactions, including those relating to mergers and acquisitions;

  •
  Bear, Stearns & Co. Inc. and an affiliate of Bear, Stearns & Co. Inc. are the counterparties to two repurchase agreements with us, each of which involves a maximum commitment of $200 million;

  •
  Bear, Stearns & Co. Inc. is the counterparty to eight additional asset specific repurchase agreements with us; and

  •
  Bear, Stearns & Co. Inc. is the counterparty to a repurchase agreement with CTMP III BS Finance Sub, LLC which involves a maximum commitment of $175 million.

LEGAL MATTERS

        The validity of the shares of class A common stock offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain other matters in connection with the offering of securities by this prospectus supplement will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP. Martin L. Edelman, who serves as one of our directors, is of counsel to Paul, Hastings, Janofsky & Walker LLP. Certain legal matters related to this offering will be passed upon for the underwriter by O'Melveny & Myers LLP, San Francisco, California.

EXPERTS

        The consolidated financial statements of Capital Trust, Inc. appearing in Capital Trust's Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Capital Trust management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any document we file with the SEC at the Public Reference Room maintained by the SEC at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

        You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

        You may also inspect and copy our SEC filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

        We also maintain an internet site at http://www.capitaltrust.com that contains information concerning us. The information contained or referred to on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive textual reference only.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 to register the shares of class A common stock being offered in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which form part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information regarding us and the class A common stock offered in this prospectus supplement and the accompanying prospectus, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us. Statements contained in this prospectus supplement, the accompanying prospectus or any additional prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

        The following documents, which have been filed with the SEC (File No. 001-14788), are incorporated herein by reference:

  •
  our annual report on Form 10-K for the year ended December 31, 2005;

  •
  our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

  •
  our current reports on Form 8-K filed with the SEC on July 10, 2003 (including any amendment or report filed for the purpose of updating the description of our class A common stock contained therein), February 9, 2006, February 13, 2006, February 13, 2006, February 22, 2006, March 23, 2006, June 29, 2006, August 18, 2006 and September 29, 2006.

        All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement and prior to the termination of this offering are deemed incorporated by reference into this prospectus supplement and a part hereof from the date of filing of those documents. Any statement contained in the accompanying prospectus or any document incorporated by reference herein shall be deemed to be amended, modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, any additional prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so amended, modified or superseded.

        We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus supplement. Requests for such documents should be directed to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Investor Relations (Telephone: (212) 655-0220).

PROSPECTUS

         $300,000,000

CAPITAL TRUST, INC.

Class A Common Stock, Preferred Stock, Debt Securities and Warrants

        We may offer by this prospectus:

  •
  Class A common stock

  •
  Preferred stock

  •
  Debt securities

  •
  Warrants to purchase class A common stock

  •
  Warrants to purchase preferred stock

        We will provide the specific terms of these securities in supplements to this prospectus when we offer these securities. You should read this prospectus and the supplements carefully before you invest.

        Our class A common stock is listed for trading on the New York Stock Exchange under the symbol "CT."

        Investing in the securities covered by this prospectus involves risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        The date of this prospectus is December 29, 2003

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities covered by this prospectus.

        Unless the context otherwise indicates, references in this prospectus to "we," "us," "our" or "Capital Trust" refer to Capital Trust, Inc., a Maryland corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the information incorporated into it by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements predict or describe our future operations, our business plans and strategies and the performance of our investments and funds under management, and do not relate solely to historical matters. You can generally identify forward-looking statements by the use of words such as "believes," "expects," "may," "will," "should," "could," "seeks," "approximately," "intends," "plans," "objectives," "estimates," "anticipates," "continue" and similar words. Because these statements reflect our current views concerning future events and are based on current assumptions, they involve risks, uncertainties and other factors which may lead to actual results or effects that are materially different from those contemplated in the forward-looking statements. Some, but not all, of the factors that may cause these differences are discussed in the "Risk Factors" section of this prospectus and in other information incorporated by reference into this prospectus.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Moreover, unless we are required by law to update these statements, we will not necessarily update any of these statements after the date of this prospectus, either to conform them to actual results or to changes in our expectations.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements. You should read the entire prospectus carefully, including the risk factors and financial statements.

        The per share information presented in this prospectus has been adjusted to give effect to the one for three reverse stock split of our outstanding shares of class A common stock effected on April 2, 2003 as though the reverse stock split was in effect for all periods presented.

Our Company

        We are a fully integrated, self-managed finance and investment management company that specializes in credit-sensitive structured financial products. We invest in loans, debt securities and related instruments for our own account and on behalf of funds that we manage with the objective of achieving superior risk-adjusted returns with low volatility. To date, our investment programs have focused on loans and securities backed by income-producing commercial real estate assets. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

        Since we commenced our finance business in 1997, we have completed $3.2 billion of real estate-related investments in 110 separate transactions. Our investment strategies are designed to generate high current returns coupled with substantial downside protection. We implement these strategies by applying a disciplined, rigorous process founded on four key elements:

  •
  intense credit underwriting;

  •
  creative financial structuring;

  •
  efficient use of leverage; and

  •
  aggressive asset management.

        Our real estate investments take various forms, but generally are subordinate to third-party financing and senior to the owner/operator's equity position, and therefore represent "mezzanine" capital. Our current investment programs emphasize mezzanine loans, junior interests in first mortgage loans, known as B Notes, and subordinate tranches of commercial mortgage-backed securities, known as CMBS. We employ leverage to enhance returns on equity, but seek to minimize interest rate exposure by matching the duration and interest rate index of our assets and liabilities and by using derivatives to hedge risk. Our objective is to create leveraged portfolios of high-yield structured investments that are diversified and interest rate neutral. Since 1997, approximately 60% of our investments have been fully realized and our loss experience has totaled less than 1% of our investments.

        We make investments both for our own balance sheet and for funds that we manage on behalf of institutional and high net worth individual investors. As of September 30, 2003, our balance sheet assets totaled $393 million, comprised primarily of loans receivable, mortgage-backed securities and co-investments in our managed funds. We currently manage two private equity funds, CT Mezzanine Partners II LP and CT Mezzanine Partners III, Inc., which we refer to as Fund II and Fund III, respectively. During its investment period, which expired in April 2003, Fund II invested $1.2 billion in 40 separate transactions. As of September 30, 2003, Fund II had $608 million of outstanding investments, all of which were performing. Fund III held its final closing in August 2003, raising a total of $425 million of equity commitments. With leverage, we are seeking to make over $1 billion of investments for Fund III during its two-year investment period that expires in June 2005. Our balance sheet investments generate net interest income, while our investment management activity produces co-investment income, base management fees, and, if certain profit thresholds are exceeded, incentive management fees representing our share of the fund's profits.

        Our business strategy is to continue to grow our balance sheet investments and our third-party assets under management. We are a recognized leader in the commercial real estate mezzanine sector and are actively seeking to expand our franchise by adding complementary investment strategies which leverage our core skills in credit underwriting and financial structuring.

        We were incorporated in Maryland on April 7, 1998 as a successor to a business trust organized in 1966. We commenced our balance sheet finance business in July 1997 and our investment management business in March 2000. Our principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and our telephone number is (212) 655-0220. Our website address is www.capitaltrust.com. Information included or referred to on our website is not incorporated by reference in or otherwise a part of this prospectus.

SUMMARY FINANCIAL DATA

        The following table sets forth our summary consolidated financial data:

  •
  as of and for each of the nine month periods ended September 30, 2003 and 2002; and

  •
  as of and for each of the years ended December 31, 2002, 2001 and 2000.

        The summary consolidated financial data as of and for each of the years ended December 31, 2002, 2001 and 2000 was derived from our historical consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2002 and 2001. The following summary historical consolidated financial data as of and for each of the nine month periods ended September 30, 2003 and 2002 were derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003, which, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the nine month periods ended September 30, 2003 and 2002 are not necessarily indicative of results that may be expected for the entire year.

        You should read the following information together with the information contained under the captions "Risk Factors," "Ratio of Earnings to Fixed Charges," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

	Years Ended December 31,			Nine Months Ended September 30,
	2002	2001	2000	2003	2002
				(unaudited)
	(in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues:
Interest and investment income	$47,207	$67,728	$88,433	$29,430	$38,095
Income/(loss) from equity investments in affiliated Funds	(2,534)	2,991	1,530	1,085	(618)
Advisory and investment banking fees	2,207	277	3,920	—	2,207
Management and advisory fees from Funds	10,123	7,664	373	5,793	7,624

Total revenues	57,003	78,660	94,256	36,308	47,308

Operating Expenses and Other Sources of Charges to Income:
Interest expense	17,992	26,348	36,931	7,369	14,043
General and administrative expenses	13,996	15,382	15,439	10,497	11,390
Depreciation and amortization	992	909	902	781	744
Net unrealized (gain)/loss on derivative securities and corresponding hedged risk on CMBS Securities	(21,134)	542	—	—	2,776
Net realized (gain)/loss on sale of fixed assets, investments and settlement of derivative securities	28,715	—	64	—	(1,651)
Provision for/(recapture of) allowance for possible credit losses	(4,713)	748	5,478	—	(2,963)

Total operating expenses and other sources of changes to income	35,848	43,929	58,814	18,647	24,339

Income/loss before income tax expense and distributions and amortization on Convertible Trust Preferred Securities	21,155	34,731	35,442	17,661	22,969
Income tax expense	22,438	16,882	17,760	655	11,540

Income/(loss) before distributions and amortization on Convertible Trust Preferred Securities	(1,283)	17,849	17,682	17,006	11,429
Distributions and amortization on Convertible Trust Preferred Securities, net of income tax benefit	8,455	8,479	7,921	7,089	7,186

NET INCOME/(LOSS)	(9,738)	9,370	9,761	9,917	4,243
Less: Preferred Stock dividend and dividend requirement	—	606	1,615	—	—

Net income/(loss) allocable to class A common stock	$(9,738)	$8,764	$8,146	9,917	4,243

Per Share Information:
Net income/(loss) per share of class A common stock:
Basic	$(1.62)	$1.30	$1.05	$1.69	$0.69

Diluted:	$(1.62)	$1.12	$0.99	$1.67	$0.68

Weighted average shares of class A common stock outstanding:
Basic	6,009	6,722	7,724	5,859	6,174

Diluted:	6,009	12,041	9,897	10,183	6,243

	As of December 31,			As of September 30,
	2002	2001	2000	2003	2002
				(unaudited)
	(in thousands)
BALANCE SHEET DATA:
Total assets	$384,976	$678,800	$644,392	$392,766	$440,396
Total liabilities	211,932	428,231	338,584	206,013	250,196
Convertible Trust Preferred Securities	88,988	147,941	147,142	89,346	88,869
Shareholders' equity	84,056	102,628	158,666	97,407	101,331

OTHER DATA:

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
						(unaudited)
Ratio of Earnings to Fixed Charges	1.63x	1.80x	1.64x	1.80x	1.66x	2.22x	1.94x

RISK FACTORS

        An investment in our securities involves various risks. You should carefully consider the following risk factors in conjunction with the other information contained and incorporated by reference into this prospectus before purchasing our securities. If any of the risks discussed in this prospectus actually occur, our business, operating results, prospects and/or financial condition could be harmed. This could cause the market prices of our securities to decline and could cause you to lose all or part of your investment.

        In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Statement Regarding Forward-Looking Statements."

Risks Related to Our Investment Program

Our existing loans and investments expose us to a high degree of risk associated with investing in commercial real estate-related assets.

        Real estate historically has experienced significant fluctuations and cycles in value that may result in reductions in the value of real estate-related investments. The performance and value of our loans and investments once originated or acquired by us depends on many factors beyond our control. The ultimate performance and value of our investments is subject to the varying degrees of risk generally incident to the ownership and operation of the commercial properties which collateralize or support our investments. The ultimate performance and value of our loans and investments depends upon the commercial property owner's ability to operate the property so that it produces the revenues and cash flows needed to pay the interest and principal due to us on our loans and investments. Revenues and cash flows may be adversely affected by:

  •
  changes in national economic conditions,

  •
  changes in local real estate market conditions due to changes in national or local economic conditions or changes in neighborhood characteristics,

  •
  competition from other properties offering the same or similar services,

  •
  changes in interest rates and in the availability of mortgage financing,

  •
  the impact of present or future environmental legislation and compliance with environmental laws,

  •
  the ongoing need for capital improvements, particularly in older structures,

  •
  changes in real estate tax rates and other operating expenses,

  •
  adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war or terrorism, which may decrease the availability of or increase the cost of insurance or result in uninsured losses,

  •
  adverse changes in zoning laws, and

  •
  other factors that are beyond our control and the control of the commercial property owners.

        In the event that any of the properties underlying our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments, our profitability and the market price of our securities would be negatively impacted.

We may change our investment strategy without shareholder consent which may result in riskier investments than our current investments.

        As part of our strategy, we may seek to expand our investment activities beyond real estate-related investments. We may change our investment strategy at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, our current real estate investments. New investments we may make outside of our area of expertise may not perform as well as our current portfolio of real estate investments.

We are exposed to the risks involved with making subordinated investments.

        Our investments involve the additional risks attendant to investments consisting of subordinated loan positions. In many cases, management of our investments and our remedies with respect thereto, including the ability to foreclose on or direct decisions with respect to the collateral securing such investments, is subject to the rights of senior lenders and the rights set forth in inter-creditor or servicing agreements.

We may not be able to obtain the level of leverage necessary to optimize our return on investment. If we do incur significant leverage, we will be subject to the risks of holding leveraged investments.

        Our return on investment depends, in part, upon our ability to grow our balance sheet portfolio of invested assets and those of our funds through the use of leverage obtained generally through bank credit facilities, repurchase agreements and other borrowings. Our ability to obtain the necessary leverage on attractive terms ultimately depends upon the quality of pledgable portfolio assets and our ability to maintain interest coverage ratios meeting prevailing market underwriting standards which vary according to lenders' assessments of our and our funds' creditworthiness and the terms of the borrowings. The failure to obtain and/or maintain leverage at desired levels, or to obtain leverage on attractive terms, could have a material adverse effect on our and our funds' performance. Moreover, we are dependent upon a few lenders to provide the primary credit facilities for our origination or acquisition of loans and investments.

        Leverage creates an opportunity for increased net income, but at the same time creates other risks. For example, leveraging magnifies changes in the net worth of our funds. We expect that we and our funds will leverage assets only when there is an expectation that leverage will enhance returns, although we cannot assure you that the use of leverage will prove to be beneficial. Where pledged assets are marked-to-market, a decline in market value may require us to pledge additional collateral to secure our borrowings. Moreover, we cannot assure you that we and our funds will be able to meet debt service obligations and, to the extent such obligations are not met, there is a risk of loss of some or all of our and their assets through foreclosure or a financial loss if we or they are required to liquidate assets at a commercially inopportune time to satisfy our debt obligations.

Our success depends on the availability of attractive investments and our ability to identify, structure, consummate, manage and realize returns on attractive investments.

        Our operating results are dependent upon the availability of, as well as our ability to identify, structure, consummate, manage and realize returns on, credit-sensitive investment opportunities. In addition, notwithstanding the fact that we earn base management fees based upon committed capital during the investment period, if we are not successful in investing all available equity capital for our funds, it will reduce the potential revenues we earn including base management fees that are charged on the amount of invested assets after the investment period and incentive management fees. We may expend significant time and resources in identifying and consummating targeted investments.

        In general, the availability of desirable credit sensitive investment opportunities, and consequently our balance sheet returns and our funds' investment returns, will be affected by the level and volatility of interest rates, by conditions in the financial markets, by general economic conditions and by the market and demand for credit-sensitive investment opportunities. We cannot assure you that we will be successful in identifying and consummating investments which satisfy our rate of return objectives or that such investments, once consummated, will perform as anticipated.

The real estate investment business is highly competitive. Our success depends on our ability to compete with other providers of capital for real estate investments.

        Our business is highly competitive. We compete for attractive investments with traditional lending sources, such as insurance companies and banks, as well as private equity funds with similar investment objectives sponsored by other firms, which may make it more difficult for us to consummate our target investments. In recent years, other REITs have also begun offering loans and other investments that compete with our products. Many of our competitors have greater financial resources than us, which provides them with greater operating flexibility.

Our loans and investments may be subject to fluctuations in interest rates which may not be adequately protected, or protected at all, by our hedging strategies.

        Our current investment program emphasizes loans with "floating" interest rates to protect against fluctuations in interest rates. However, we do from time to time make fixed rate loans and purchase fixed rate securities. In such cases, we may employ various hedging strategies to limit the effects of changes in interest rates, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts. No strategy can completely insulate us or our funds from the risks associated with interest rate changes and there is a risk that they may provide no protection at all. Hedging transactions involve certain additional risks such as the legal enforceability of hedging contracts, the early repayment of hedged transactions and the risk that unanticipated and significant changes in interest rates may cause a significant loss of basis in the contract and a change in current period expense. We cannot assure you that we will be able to enter into hedging transactions or that such hedging transactions will adequately protect us or the funds against the foregoing risks. In addition, cash flow hedges which are not perfectly correlated with a variable rate financing will impact our reported income as gains and losses on the ineffective portion of such hedges will be recorded.

Our loans and investments may be illiquid which will constrain our ability to vary our portfolio of investments.

        Real estate investments are relatively illiquid. Such illiquidity may limit our ability to vary our portfolio or our funds' portfolios of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property securing one of our or our funds' investments. We cannot assure you that the fair market value of any of the real property serving as security will not decrease in the future, leaving our or our funds' investment under-collateralized or not collateralized at all, which could impair the liquidity and value, as well as our return on such investments.

We may not have control over certain of our loans and investments.

        Our ability to manage our portfolio of loans and investments may be limited by the form in which they are made. In certain situations, we or our funds may:

  •
  acquire investments subject to rights of senior classes and servicers under inter-creditor or servicing agreements,

  •
  acquire only a participation in an underlying investment,

  •
  co-invest with third parties through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests, or

  •
  rely on independent third party management or strategic partners with respect to the management of an asset.

        Therefore, we may not be able to exercise control over the loan or investment. Such financial assets may involve risks not present in investments where senior creditors, servicers or third party controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior creditors or servicers whose interests may not be aligned with ours. A third party partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals which are inconsistent with ours and those of our funds, or may be in a position to take action contrary to our or our funds' investment objectives. In addition, we and our managed funds may, in certain circumstances, be liable for the actions of our third party partners or co-venturers.

We may not achieve our targeted rate of return on our investments.

        We originate or acquire investments based on our estimates or projections of overall rates of return on such investments, which in turn are based on, among other considerations, assumptions regarding the performance of assets, the amount and terms of available financing to obtain desired leverage and the manner and timing of dispositions, including possible asset recovery and remediation strategies, all of which are subject to significant uncertainty. In addition, events or conditions that have not been anticipated may occur and may have a significant effect on the actual rate of return received on an investment.

        We are currently confronted with a low interest rate environment which negatively impacts our ability to originate or acquire investments that produce rates of returns similar to existing investments that were added to our portfolio during a higher interest rate environment. As we acquire or originate investments for our balance sheet portfolio, whether as new additions or as replacements for maturing investments, there can be no assurance that we will be able to originate or acquire investments that produce rates of return comparable to rates on existing investments.

The commercial mortgage and mezzanine loans we originate or acquire and the commercial mortgage loans underlying the CMBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

        Our commercial mortgage and mezzanine loans are secured by commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

Our investments in subordinated CMBS are subject to losses.

        In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the most junior security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may incur significant losses.

        The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

We may invest in troubled assets which are subject to a higher degree of financial risk.

        We may make investments in non-performing or other troubled assets that involve a higher degree of financial risk. We cannot assure you that our investment objectives will be realized or that there will be any return on investment. Furthermore, investments in properties operating in work-out modes or under bankruptcy protection laws may, in certain circumstances, be subject to additional potential liabilities that could exceed the value of an investor's original investment, including equitable subordination and/or disallowance of claims or lender liability.

The impact of the events of September 11, 2001 and the resulting effect on terrorism insurance expose us to certain risks.

        The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have a further adverse impact on the U.S. financial markets and the economy generally. We cannot predict the severity of the effect that such future events would have on the U.S. financial markets or the economy.

        In addition, the events of September 11 created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, insurers must make terrorism insurance available under their property and casualty insurance policies through the end of 2004 (which may be extended by the Secretary of the Treasury through the end of 2005), but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market's overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

        The economic impact of any future terrorist attacks could also adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to the adverse effects than others, such as hotel loans, which may experience a significant reduction in occupancy rates following any future attacks. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact investors' returns.

Risks Related to Our Investment Management Business

Because we commenced our investment management business in 2000, we are subject to risks and uncertainties associated with developing and operating a new business, and we may not achieve from this new business the investment returns that we expect.

        Our investment management business commenced in 2000 and therefore has a limited track record of proven results upon which to evaluate our performance. We will encounter risks and difficulties as we proceed to develop and operate our investment management business. In order to achieve our goals as an investment manager, we must:

  •
  manage our funds successfully by investing a majority of our fund capital in suitable investments that meet the funds' specified investment criteria,

  •
  incentivize our management and professional staff to the task of developing and operating the investment management business,

  •
  structure, sponsor and capitalize future funds and other investment products under our management that provide investors with attractive investment opportunities, and

  •
  convince third party investors that an investment in our future funds will meet their investment objectives and will generate attractive returns.

        If we do not successfully develop and operate our investment management business to achieve the investment returns that we or the market anticipates, the market price of our securities could decline.

We may pursue fund management opportunities related to other classes of investments where we do not have prior investment experience.

        We may expand our fund management business to the management of private equity funds involving other investment classes where we do not have prior investment experience. We may find it difficult to attract third party investors without a performance track record involving such investments. Even if we attract third party investment, there can be no assurance that we will be successful in deploying the capital to achieve targeted returns on investment.

We face substantial competition from established participants in the private equity market as we offer mezzanine and other funds to third party investors.

        We face significant competition from established Wall Street investment banking firms and large financial institutions which have proven track records in marketing and managing private equity investment funds and are otherwise competitively advantaged because they have access to pre-existing third party investor networks into which they can channel competing investment opportunities. If our competitors offer investment products that are competitive with the mezzanine and other fund investments offered by us, we will find it more difficult to attract investors and to capitalize our mezzanine and other funds.

Our funds are subject to the risk of defaults by third party investors on their capital commitments.

        The capital commitments made by third party investors to our funds represent promises by those investors to contribute cash to the funds from time to time as investments are made by the funds. We are therefore subject to general credit risks that the investors may default on their capital commitments. If defaults occur, we may not be able to close loans and investments we have identified and negotiated, which could materially and adversely affect the fund's investment program or make us liable for breach of contract, in either case to the detriment of our franchise in the private equity market.

Risks Related to Our Company

We are dependent upon our senior management team to develop and operate our business.

        Our ability to develop and operate our business depends to a substantial extent on the experience, relationships and expertise of our senior management and key employees. We cannot assure you that these individuals will remain in our employ. The employment agreement with our chief executive officer, John R. Klopp, expires in 2004, unless further extended. The loss of the services of our senior management and key employees could have a material adverse effect on our operations.

Our balance sheet portfolio continues to be concentrated in mark-to-market mortgage-backed securities which subjects us to greater swings in equity and income as we record balance sheet gains and losses on such assets.

        Our venture agreement with affiliates of Citigroup Alternative Investments, LLC placed restrictions on our ability to originate new mezzanine loan investments for our balance sheet during the investment period for Fund II which resulted in our balance sheet portfolio becoming more concentrated in longer term fixed rate mortgage-backed securities. We have adopted accounting policies under which such securities are recorded as available-for-sale and changes in the market value will impact either or both shareholders' equity or net income depending on the characterization of the change in market value. If a reduction in market value is deemed to be other than temporary, generally due to a change in the credit risk, the reduction in value will be recorded as a reduction of net income. If any of the available-for-sale securities are sold, the resulting gain or loss will be recorded through the income statement. All other changes in market value will impact shareholders equity only.

        While the restrictions on our balance sheet investment activities diminished when the investment period for Fund II ended and we have begun making new investments for our own account, there can be no assurance that the concentration in mark-to-market mortgage-backed securities will be reduced in the near term through new originations. In an environment of lower interest rates, there is also a higher risk that our existing non-mark-to-market loans will pay off early. To the extent our balance sheet remains concentrated in mark-to-market assets, we will remain subject to potential swings in equity and income as we record gains and losses on such assets on our balance sheet. If interest rates fluctuate and significantly affect the market value of such mark-to-market assets, the corresponding reductions or increases in equity and income may be significant.

We must manage our portfolio and the portfolios of our funds in a manner that allows us to rely on an exclusion from registration under the Investment Company Act of 1940 in order to avoid the consequences of regulation under that Act.

        We rely on an exclusion from registration as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act of 1940. Under this exclusion, we are required to maintain, on the basis of positions taken by the SEC staff in interpretive and no-action letters, a minimum of 55% of the value of the total assets of our portfolio in "mortgages and other liens on and interests in real estate." We refer to this category of investments herein as "Qualifying Interests." In addition, we must maintain an additional minimum of 25% of the value of our total assets in Qualifying Interests or other real estate-related assets. Because registration as an investment company would significantly affect our ability to engage in certain transactions or to organize ourselves in the manner as we currently do, we intend to maintain our qualification for this exclusion from registration. In the past, when required due to the mix of assets in our balance sheet portfolio, we have purchased pools of whole loan residential mortgage-backed securities that we treat as Qualifying Interests based on SEC staff positions. Investments in such pools of whole loan residential mortgage-backed securities may not represent an optimum use of our investable capital when compared to the available investments we target pursuant to our investment strategy. We continue to analyze our investments and may acquire other pools of whole loan mortgage-backed securities when and if required for compliance purposes.

        If our portfolio does not comply with the requirements of the exclusion we rely upon, we could be forced to alter our portfolio by selling or otherwise disposing of a substantial portion of the assets that are not Qualifying Interests or by acquiring a significant position in assets that are Qualifying Interests. Altering our portfolio in this manner may have a material adverse effect on our investments if we are forced to dispose of or acquire assets in an unfavorable market.

We may expand our franchise through business acquisitions and the recruitment of financial professionals, which may present additional challenges and may not prove successful.

        Our business plan contemplates expansion of our franchise into complementary investment strategies involving other credit-sensitive structured financial products and we may undertake such expansion through business acquisitions or the recruitment of financial professionals with experience in other products. We could expend a substantial amount of time and capital pursuing opportunities to expand into complementary investment strategies that we do not consummate. The expansion of our operations could place a significant strain on our management, financial and other resources. Our ability to manage future expansion will depend upon our ability to monitor operations, maintain effective quality controls and significantly expand our internal management and technical and accounting systems, all of which could result in higher operating expenses and could adversely affect our current business, financial condition and results of operations.

        We cannot assure you that we will be able to identify and integrate complementary investment strategies and expand our business. Moreover, any decision to pursue complementary investment strategies or acquisition opportunities will be in the discretion of our management and may be consummated without prior notice or shareholder approval. In such instances, shareholders will be relying on our management to assess the relative benefits and risks associated with any such expansion or acquisition.

Risks Relating to Our Class A Common Stock

Because a limited number of shareholders, including members of our management team, own a substantial number of our shares, decisions made by them may be detrimental to your interests.

        By virtue of their direct and indirect share ownership, John R. Klopp, a director and our president and chief executive officer, Craig M. Hatkoff, a director and former officer, and other shareholders indirectly owned by trusts for the benefit of our chairman of the board, Samuel Zell, have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers, sales of assets and other acquisitions or sales. The influence exerted by these shareholders over our affairs might not be consistent with the interests of other shareholders. We cannot assure you that these shareholders will not exercise their influence over us in a manner detrimental to your interests. As of the date hereof, these shareholders collectively own and control 2,171,479 shares of our class A common stock representing approximately 33.2% of our outstanding class A common stock. This concentration of ownership may have the effect of delaying or preventing a change in control of our company, including transactions in which you might otherwise receive a premium for your class A common stock, and might affect the market price of our class A common stock.

        The conversion of the outstanding convertible trust preferred securities held by EOP Operating Limited Partnership, Vornado Realty, L.P., and JPMorgan Chase Bank, as trustee for the General Motors Employe Global Group Pension Trust and the GMAM Group Pension Trust II, could result in other significant concentrated holdings of class A common stock. EOP Operating Limited Partnership, Vornado Realty, L.P. and JPMorgan Chase Bank, as trustee for the General Motors Employe Global Group Pension Trust and the GMAM Group Pension Trust II, may each acquire 1,424,474 shares of our class A common stock. Officers, directors and other related persons of these securityholders serve on our board of directors and therefore have the power to significantly influence our affairs. If these persons acquire a significant ownership position, they may acquire the ability to influence the outcome of matters submitted for shareholder approval.

Some provisions of our charter and bylaws, and Maryland law may deter takeover attempts, which may limit the opportunity of our shareholders to sell their shares at a favorable price.

        Some of the provisions of our charter and bylaws and Maryland law discussed below could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders by providing them with the opportunity to sell their shares at a premium to the then current market price.

        Issuance of Preferred Stock Without Shareholder Approval.    Our charter authorizes our board of directors to authorize the issuance of up to 100,000,000 shares of preferred stock and up to 100,000,000 shares of class A common stock. Our charter also authorizes our board of directors, without shareholder approval, to classify or reclassify any unissued shares of our class A common stock and preferred stock into other classes or series of stock and to increase the aggregate number of shares of stock of any class or series that may be issued. Our board of directors therefore can exercise its power to reclassify our stock to increase the number of shares of preferred stock we may issue without shareholder approval. Preferred stock may be issued in one or more series, the terms of which may be determined without further action by shareholders. These terms may include preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our class A common stock, and therefore could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The power of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current shareholders' control.

        Advance Notice Bylaw.    Our bylaws contain advance notice procedures for the introduction of business and the nomination of directors. These provisions could discourage proxy contests and make it more difficult for you and other shareholders to elect shareholder-nominated directors and to propose and approve shareholder proposals opposed by management.

        Maryland Takeover Statutes.    We are subject to the Maryland Business Combination Act which could delay or prevent an unsolicited takeover of us. The statute substantially restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our board of directors even if such transaction would be beneficial to shareholders. "Business combinations" between such a third party acquiror or its affiliate and us are prohibited for five years after the most recent date on which the acquiror or its affiliate becomes an "interested shareholder." An "interested shareholder" would be any person who beneficially owns 10 percent or more of our shareholder voting power or an affiliate or associate of ours who, at any time within the two-year period prior to the date interested shareholder status is determined, was the beneficial owner of 10 percent or more of our shareholder voting power. If our board of directors approved in advance the transaction that would otherwise give rise to the acquiror or its affiliate attaining such status, the acquiror or its affiliate would not become an interested shareholder and, as a result, it could enter into a business combination with us. Our board of directors could choose not to negotiate with an acquirer if the board determined in its business judgment that considering such an acquisition was not in our strategic interests. Even after the lapse of the five-year prohibition period, any business combination with an interested shareholder must be recommended by our board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by shareholders and

  •
  two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder and affiliates and associates thereof.

        The super-majority vote requirements do not apply if the transaction complies with a minimum price requirement prescribed by the statute.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that an interested shareholder becomes an interested shareholder. Our board of directors has exempted any business combination involving family partnerships controlled separately by John R. Klopp and Craig M. Hatkoff, and a limited liability company indirectly controlled by a trust for the benefit of Samuel Zell and his family. As a result, these persons may enter into business combinations with us without compliance with the super-majority vote requirements and the other provisions of the statute.

        We are also subject to the Maryland Unsolicited Takeovers Act which permits our board of directors, among other things, to elect on our behalf to stagger the terms of directors, to increase the shareholder vote required to remove a director and to provide that shareholder-requested meetings may be called only upon the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting. Such an election would significantly restrict the ability of third parties to wage a proxy fight for control of our board of directors as a means of advancing a takeover offer. If an acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition, you could lose the opportunity to sell your shares at a favorable price.

Risks Related to our REIT Status

Our charter does not permit any individual to own more than over 2.5% of our class A common stock, and attempts to acquire our class A common stock in excess of the 2.5% limit would be void without the prior approval of our board of directors.

        For the purpose of preserving our qualification as a REIT for federal income tax purposes, our charter prohibits direct or constructive ownership by any individual of more than 2.5% of the lesser of the total number or value of the outstanding shares of our class A common stock as a means of preventing ownership of more than 50% of our class A common stock by five or fewer individuals. The charter's constructive ownership rules are complex and may cause the outstanding class A common stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 2.5% of our outstanding class A common stock by an individual or entity could cause an individual to own constructively in excess of 2.5% of our outstanding class A common stock, and thus be subject to the charter's ownership limit. There can be no assurance that our board of directors, as permitted in the charter, will increase this ownership limit in the future. Any attempt to own or transfer shares of our class A common stock in excess of the ownership limit without the consent of our board of directors will be void, and will result in the shares being transferred by operation of law to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote such excess shares.

        After reviewing the top five shareholders treated as individuals for REIT qualification purposes, our board of directors fixed the ownership limit at 2.5%. Our charter contains a provision that would exempt certain of our officers, directors and related persons from this ownership limit. Pursuant to this exemption, the top five such officers, directors and related persons collectively hold 41.2% of our outstanding shares of class A common stock as of the date hereof.

        The 2.5% ownership limit may have the effect of precluding a change in control of us by a third party without the consent of our board of directors, even if such change in control would be in the interest of our shareholders or would result in a premium to the price of our class A common stock (and even if such change in control would not reasonably jeopardize our REIT status).

There are no assurances that we will be able to pay dividends in the future.

        We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances that we will be able to pay dividends in the future. In addition, some of our distributions may include a return of capital.

An increase in market interest rates may lead prospective purchasers of our class A common stock to expect a higher dividend yield, which would adversely affect the market price of our class A common stock.

        One of the factors that will influence the price of our class A common stock will be the dividend yield on our stock (distributions as a percentage of the price of our stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our class A common stock to expect a higher dividend yield, which would adversely affect the market price of our class A common stock.

Recent tax legislation may have negative consequences for REITs.

        Recent tax legislation allows certain corporations to pay dividends that qualify for a reduced tax rate in the hands of certain shareholders. This legislation generally does not apply to REITs. Although the legislation does not adversely affect the tax treatment of REITs, it may cause investments in non-REIT corporations to become relatively more desirable. As a result, the capital markets may be less favorable to REITs when they seek to raise equity capital and the prices at which REIT equity securities, including our class A common stock, trade may decline or underperform non-REIT corporations.

We will be dependent on external sources of capital to finance our growth.

        As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally will have to distribute to our shareholders 90% of our taxable income in order to qualify as a REIT, including taxable income where we do not receive corresponding cash. Our access to external capital will depend upon a number of factors, including general market conditions, the market's perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our class A common stock.

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and face a substantial tax liability. Our taxable REIT subsidiaries will be subject to income tax.

        We expect to operate so as to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

  •
  we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to shareholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

  •
  any resulting tax liability could be substantial, could have a material adverse effect on our book value and could reduce the amount of cash available for distribution to shareholders; and

  •
  unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to shareholders would be reduced for each of the years during which we did not qualify as a REIT.

        Income from our fund management business is expected to be realized by one of our taxable REIT subsidiaries, and accordingly will be subject to income tax.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature of our investments in commercial real estate and related assets, the amounts we distribute to our shareholders and the ownership of our stock. We may also be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

        In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to shareholders.

        From time to time, our taxable income may be greater than our cash flow available for distribution to shareholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Internal Revenue Code. Thus, we could be required to borrow funds, sell a portion of our assets at disadvantageous prices or find another alternative. These options could increase our costs or reduce our equity.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the offering of securities under this prospectus for general corporate purposes, including funding our investment activity, repayment of indebtedness, working capital and potential business acquisitions.

        We have from time to time engaged in, and expect to continue to pursue, discussions with respect to possible business acquisitions. While we have no present commitments or agreements with respect to any material acquisitions, we are actively investigating acquisitions of firms engaged in businesses that we believe will complement our existing business, including firms engaged in commercial loan origination, loan servicing, mortgage banking, real estate acquisitions, specialty finance, structured products and advisory services. We cannot assure you that any such transactions can be successfully negotiated or completed or that any business acquired can be efficiently integrated with our ongoing operations. We cannot assure you that the net proceeds from the offering will be sufficient to fund any acquisitions identified by us and that we will not need to obtain additional funds through borrowings under our credit facility or through other loans or financing arrangements.

        Pending such uses, the net proceeds may be invested in interest-bearing accounts and short-term interest-bearing securities that are consistent with our qualification as a REIT.

PRICE RANGE OF CLASS A COMMON STOCK

        Our class A common stock is listed for trading on the New York Stock Exchange under the symbol "CT." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the class A common stock as reported on the NYSE composite transaction tape:

	High	Low
2001
First Quarter	$14.55	$12.30
Second Quarter	19.50	12.33
Third Quarter	19.50	15.00
Fourth Quarter	17.28	14.10
2002
First Quarter	17.25	15.00
Second Quarter	15.60	14.10
Third Quarter	15.75	13.35
Fourth Quarter	15.93	12.72
2003
First Quarter	18.75	13.35
Second Quarter	19.62	14.49
Third Quarter	20.99	18.60
Fourth Quarter (through December 16, 2003)	23.40	19.71

        The last reported sale price of the class A common stock on December 16, 2003 as reported on the NYSE composite transaction tape was $23.05. As of December 16, 2003, there were 305 holders of record of the class A common stock. By including persons holding shares in broker accounts under street names, however, we estimate our shareholder base to be approximately 1,200 as of December 16, 2003.

DIVIDEND POLICY

        Although in recent years we have not paid dividends, with our decision to elect to be taxed as a REIT, we began paying dividends on our class A common stock in the first quarter of 2003.

        We generally intend to distribute substantially all of our taxable income each year (which does not ordinarily equal net income as calculated in accordance with generally accepted accounting principles) to our shareholders so as to comply with the REIT provisions of the Internal Revenue Code. We intend to make dividend distributions quarterly and, if necessary for REIT qualification purposes, we may need to distribute any taxable income remaining after the distribution of the final regular quarterly dividend each year together with the first regular quarterly dividend payment of the following taxable year or, at our discretion, in a special dividend distributed prior thereto. Our dividend policy is subject to revision at the discretion of our board of directors. All distributions will be made at the discretion of our board of directors and will depend on our taxable income, our financial condition, our maintenance of REIT status and other factors as our board of directors deems relevant.

        Distributions to shareholders will generally be subject to tax as ordinary income, although a portion of the distributions may be designated by us as capital gain or may constitute a tax-free return of capital. Annually, our transfer agent will furnish to each of our shareholders a statement of distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

        Our ability to pay dividends in the future and the amounts of any dividends will depend upon a number of factors, including those discussed under the caption "Risk Factors."

        The following table sets forth the amounts of cash dividends paid per share of class A common stock for the periods indicated in 2003 and the shares of class A common stock outstanding:

2003	Dividend Per Share	Shares Outstanding	Total Distributed
First Quarter	0.45/share	5,426,188	$2,441,784.45
Second Quarter	0.45/share	6,500,734	$2,925,330.30
Third Quarter	0.45/share	6,509,067	$2,929,080.15

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and fixed charges, and "fixed charges" consist of interest on all indebtedness, amortized premiums, discounts and capitalized expenses related to indebtedness and preference security dividend requirements.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
						(unaudited)
Ratio of Earnings to Fixed Charges	1.63x	1.80x	1.64x	1.80x	1.66x	2.22x	1.94x

SELECTED FINANCIAL DATA

        The following table sets forth our selected consolidated financial data:

  •
  as of and for each of the nine month periods ended September 30, 2003 and 2002; and

  •
  as of and for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998.

        The following selected consolidated financial data as of and for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998 was derived from our historical consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2002, 2001, 2000 and 1999. The following selected consolidated financial data as of and for each of the nine month periods ended September 30, 2003 and 2002 were derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003, which, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the nine month periods ended September 30, 2003 and 2002 are not necessarily indicative of results that may be expected for the entire year.

        Prior to March 8, 2000, we did not serve as investment manager for any funds under management and only our historical financial data as of and for the years ended December 31, 2002, 2001 and 2000 and as of and for the nine month periods ended September 30, 2003 and 2002 reflects the operating results from our investment management business. For these reasons, we believe that, except for the information for the years December 31, 2002, 2001 and 2000 and the nine month periods ended September 31, 2003 and 2002, the following selected consolidated financial data is not indicative of our current business.

        You should read the following information together with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
						(unaudited)
	(in thousands, except for per share data)
STATEMENT OF OPERATIONS DATA:
Revenues:
Interest and investment income	$47,207	$67,728	$88,433	$89,839	$63,594	$29,430	$38,095
Income/(loss) from equity investments in affiliated Funds	(2,534)	2,991	1,530	—	—	1,085	(618)
Advisory and investment banking fees	2,207	277	3,920	17,772	10,311	—	2,207
Management and advisory fees from Funds	10,123	7,664	373	—	—	5,793	7,624

Total revenues	57,003	78,660	94,256	107,611	74,265	36,308	47,308

Operating Expenses and Other Sources of Charges to Income:
Interest expense	17,992	26,348	36,931	39,791	27,665	7,369	14,043
General and administrative expenses	13,996	15,382	15,439	17,345	17,045	10,497	11,390
Depreciation and amortization	992	909	902	345	249	781	744
Net unrealized (gain)/loss on derivative securities and corresponding hedged risk on CMBS Securities	(21,134)	542	—	—	—	—	2,776
Net realized (gain)/loss on sale of fixed assets, investments and settlement of derivative securities	28,715	—	64	(35)	—	—	(1,651)
Provision for/(recapture of) allowance for possible credit losses	(4,713)	748	5,478	4,103	3,555	—	(2,963)

Total operating expenses and other sources of charges to income	35,848	43,929	58,814	61,549	48,514	18,647	24,339

Income/loss before income tax expense and distributions and amortization on Convertible Trust Preferred Securities	21,155	34,731	35,442	46,062	25,751	17,661	22,969
Income tax expense	22,438	16,882	17,760	22,020	9,367	655	11,540

Income/(loss) before distributions and amortization on Convertible Trust Preferred Securities	(1,283)	17,849	17,682	24,042	16,384	17,006	11,429
Distributions and amortization on Convertible Trust Preferred Securities, net of income tax benefit	8,455	8,479	7,921	6,966	2,941	7,089	7,186

NET INCOME/(LOSS)	(9,738)	9,370	9,761	17,076	13,443	9,917	4,243
Less: Preferred Stock dividend and dividend requirement	—	606	1,615	2,375	3,135	—	—

Net income/(loss) allocable to class A common stock	$(9,738)	$8,764	$8,146	$14,701	$10,308	9,917	4,243

Per Share Information:
Net income/(loss) per share of class A common stock:
Basic	$(1.62)	$1.30	$1.05	$2.07	$1.70	$1.69	$0.69

Diluted:	$(1.62)	$1.12	$0.99	$1.65	$1.32	$1.67	$0.68

Weighted average shares of class A common stock outstanding:
Basic	6,009	6,722	7,724	7,111	6,070	5,859	6,174

Diluted:	6,009	12,041	9,897	14,575	10,208	10,183	6,243

	As of December 31,					As of September 30,
	2002	2001	2000	1999	1998	2003	2002
						(unaudited)
	(in thousands)
BALANCE SHEET DATA:
Total assets	$384,976	$678,800	$644,392	$827,808	$766,438	$392,766	$440,396
Total liabilities	211,932	428,231	338,584	522,925	472,207	206,013	250,196
Convertible Trust Preferred Securities	88,988	147,941	147,142	146,343	145,544	89,346	88,869
Shareholders' equity	84,056	102,628	158,666	158,540	148,687	97,407	101,331

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus. Historical results are not necessarily indicative of our future financial position or results of operations.

Introduction

        We are a fully integrated, self-managed finance and investment management company that specializes in credit-sensitive structured financial products. To date, our investment programs have focused on loans and securities backed by income-producing commercial real estate assets. Since we commenced our finance business in 1997, we have completed $3.2 billion of real estate-related investments in 110 separate transactions. In December 2002, our board of directors authorized an election to be taxed as a REIT for the 2003 tax year.

        Currently, we make balance sheet investments for our own account and manage a series of private equity funds on behalf of institutional and individual investors. Our investment management business commenced in March 2000. Pursuant to a venture agreement, we have co-sponsored three funds with Citigroup Alternative Investments, LLC; CT Mezzanine Partners I LLC, CT Mezzanine Partners II LP and CT Mezzanine Partners III, Inc., which we refer to as Fund I, Fund II and Fund III, respectively.

Balance Sheet Overview

        At September 30, 2003, we had four investments in Federal Home Loan Mortgage Corporation Gold securities with a face value of $22,632,000. The securities bear interest at a fixed rate of 6.5% of the face value. We purchased the securities at a net premium and have $174,000 of the premium remaining to be amortized over the remaining lives of the securities. After premium amortization, the securities bore interest at a blended rate of 6.04% as of September 30, 2003. As of September 30, 2003, the securities were carried at a market value of $23,633,000, an $827,000 unrealized gain to their amortized cost.

        We held eighteen investments in twelve separate issues of commercial mortgage-backed securities with an aggregate face value of $215,512,000 at September 30, 2003. $5,000,000 face value of the commercial mortgage-backed securities bear interest at a variable rate which averages LIBOR + 2.95% (4.07% at September 30, 2003). The remaining $210,512,000 face value of the commercial mortgage-backed securities bear interest at fixed rates averaging 7.64% of the face value. We purchased the fixed rate commercial mortgage-backed securities at discounts. As of September 30, 2003, the remaining discount to be amortized into income over the remaining lives of the securities was $23,025,000. After discount amortization, the fixed rate securities bore interest at a blended rate of 11.55% as of September 30, 2003. As of September 30, 2003, the securities were carried at market value of $160,937,000, reflecting a $31,550,000 unrealized loss to their amortized cost.

        On January 31, 2003, we purchased Citigroup Alternative Investments' 75% interest in Fund I for a purchase price of approximately $38.4 million, including the assumption of liabilities, equal to the book value of the fund. In conjunction with the purchase, we began consolidating the balance sheet and operations of Fund I in our consolidated financial statements including four loans receivable totaling $50.0 million and $24.1 million of borrowings under a credit facility.

        In addition to those acquired with the purchase of Citigroup Alternative Investments' interest in Fund I, we have originated or purchased seven new loans since December 31, 2002 totaling $73.3 million and have no future commitments under any existing loans. We have received full satisfaction of four loans totaling $68.8 million and partial repayments on eight loans totaling

$4.9 million in the nine months ended September 30, 2003. At September 30, 2003, we had outstanding loans receivable totaling approximately $171.0 million.

        At September 30, 2003, we had twelve performing loans receivable with a current carrying value of $167,695,000. Two of the loans, totaling $73,273,000, bear interest at a fixed blended rate of interest of 11.92%. The ten remaining loans, totaling $94,422,000, bear interest at a variable rate of interest averaging LIBOR + 6.50% (7.94% at September 30, 2003 including LIBOR floors). One mortgage loan receivable with an original principal balance of $8,000,000 reached maturity on July 15, 2001 and has not been repaid with respect to principal and interest. In December 2002, the loan was written down to $4,000,000 through a charge to the allowance for possible credit losses. During the quarter ended September 30, 2003, we received proceeds of $731,000 reducing the carrying value of the loan to $3,269,000. In accordance with our policy for revenue recognition, income recognition has been suspended on this loan and for the nine months ended September 30, 2003, $684,000 of potential interest income has not been recorded. All other loans are performing in accordance with their terms.

        At September 30, 2003, we had investments in funds of $23,997,000, including $6,809,000 of unamortized costs which were capitalized in connection with the formation of the funds. These costs are being amortized over the lives of the funds and are reflected as a reduction in income/(loss) from equity investments in funds.

        We utilize borrowings under a committed credit facility and a term redeemable securities contract, along with repurchase obligations to finance our balance sheet assets.

        At September 30, 2003, after assumption of the debt in conjunction with the purchase of Citigroup Alternative Investments' interests in Fund I, we were party to two credit facilities with a commercial lender that provided for a total of $150 million of credit. On June 27, 2003, we formally combined under one facility the outstanding borrowings under the two facilities and extended the maturity of the combined $150 million credit facility for two additional years to July 16, 2005 on substantially the same terms. At September 30, 2003, we had outstanding borrowings under the credit facility of $33,000,000, and had unused potential credit of $117,000,000, an amount of available credit that we believe provides us with adequate liquidity for our short-term needs. The credit facility provides for advances to fund lender-approved loans and investments made by us. Borrowings under the credit facility are secured by pledges of assets owned by us. Borrowings under the credit facility bear interest at specified rates over LIBOR, which rates may fluctuate, based upon the credit quality of the pledged assets. The credit facility provides for margin calls on asset-specific borrowings in the event of asset quality and/or market value deterioration as determined under the credit facility. The credit facility contains customary representations and warranties, covenants and conditions and events of default. We pay interest on the facility at specified rates over LIBOR based upon each asset included in the obligation. Based upon advances in place at September 30, 2003, the effective rate on the credit facility was LIBOR + 2.25% (3.37% at September 30, 2003). As of September 30, 2003, we had capitalized costs of $1,332,000 which are being amortized over the remaining life of the facility (21.5 months at September 30, 2003). After amortizing these costs to interest expense, the all-in effective borrowing cost on the facility as of September 30, 2003 was 5.59% based upon the amount currently outstanding on the credit facility.

        On September 30, 2003, we were party to a term redeemable securities contract which provides for $75 million of financing for portfolio assets. The term redeemable securities contract has a two-year term, maturing in February 2004, with an automatic one-year amortizing extension option, if not otherwise extended. We had borrowings against the term redeemable securities contract of $12,089,000 at September 30, 2003. We pay interest on the term redeemable securities contract at specified rates over LIBOR based upon each asset included in the obligation. Based upon advances in place at September 30, 2003, the blended rate on the term redeemable securities contract is LIBOR + 1.91% (3.03% at September 30, 2003). As of September 30, 2003, we had capitalized costs of $164,000 which are being amortized over the remaining life of the term redeemable securities contract (5 months at

September 30, 2003). After amortizing these costs to interest expense, the all-in effective borrowing cost on the facility as of September 30, 2003 was 6.26% based upon the amount currently outstanding on the term redeemable securities contract.

        In May 2003, we entered into a new master repurchase agreement with a securities dealer that provided for $50,000,000 of financing, which was increased to $100,000,000 in August 2003. As of September 30, 2003, we had utilized the master repurchase agreement to finance the purchase of four loans during the second and third quarters of 2003.

        In the third quarter of 2003, we entered into another repurchase obligation in connection with the purchase of a loan and commercial mortgage-backed securities. In connection with the foregoing, at September 30, 2003, we had sold a loan and commercial mortgage-backed securities with a book and market value of $9,950,000 and had a liability to repurchase these assets for $8,210,000. The repurchase agreements are matched to the term of the underlying loan and commercial mortgage-backed securities that mature between August 2004 and January 2005 and bear interest at specified rates over LIBOR based upon each asset included in the obligation.

        At September 30, 2003, we had total outstanding repurchase obligations of $146,922,000. Based upon advances in place at September 30, 2003, the blended rate on the repurchase obligations is LIBOR + 1.06% (2.17% at September 30, 2003). We had capitalized costs of $494,000 as of September 30, 2003, which are being amortized over the remaining life of the repurchase obligations. After amortizing these costs to interest expense based upon the amount currently outstanding on the repurchase obligations, the all-in effective borrowing cost on the repurchase obligations as of September 30, 2003 was 2.67%. We expect to enter into new repurchase obligations at their maturity.

        We were party to two cash flow interest rate swaps with a total notional value of $109 million as of September 30, 2003. These cash flow interest rate swaps effectively convert floating rate debt to fixed rate debt, which is utilized to finance assets which earn interest at fixed rates. We received LIBOR flat (1.12% at September 30, 2003) and pay an average rate of 4.24%. The market value of the swaps at September 30, 2003 was a liability of $838,000, which is recorded as interest rate hedge liabilities and accumulated other comprehensive loss on our balance sheet.

        We currently have $89,742,000 aggregate liquidation amount of variable step up convertible trust preferred securities outstanding which were issued by our consolidated statutory trust subsidiary, CT Convertible Trust I. The convertible trust preferred securities represent an undivided beneficial interest in the assets of the trust that consist solely of the $92,524,000 aggregate principal amount of our outstanding 8.25% step up convertible junior subordinated debentures. The terms of the securities mirror the interest, redemption and conversion terms of the convertible debentures held by the trust. The convertible trust preferred securities are convertible into shares of class A common stock, in increments of $1,000 in liquidation amount, at a conversion price of $21.00 per share and are redeemable by us, in whole or in part, on or after September 30, 2004.

        Distributions on the outstanding convertible trust preferred securities are payable quarterly in arrears on each calendar quarter-end and correspond to the payments of interest made on the debentures, the sole assets of the trust. Distributions are payable only to the extent payments are made in respect to the debentures. The convertible trust preferred securities bear interest at 10% through September 30, 2004. The interest rate increases by 0.75% on October 1, 2004 and on each October 1 thereafter. If the quarterly dividend paid on a share of our class A common stock multiplied by four and divided by $21.00 is in excess of the interest rate in effect at that time, then the holders are entitled to be paid additional interest at that rate.

        On September 30, 2002, we redeemed $60,258,000 aggregate liquidation amount of the convertible trust preferred securities that bore a coupon rate of 13.00% per annum through the date of redemption.

        In 2000, we announced an open market share repurchase program under which we may purchase, from time to time, up to 666,667 shares of our class A common stock. Since that time the authorization has been increased by the board of directors to purchase cumulatively up to 2,366,923 shares of class A common stock.

        In March 2003, we repurchased 66,427 shares of class A common stock under the open market share repurchase program from a former employee at a price of $14.25 per share. After the repurchase, we had purchased and retired, pursuant to the program, 1,700,584 shares of class A common stock at an average price of $13.13, including commissions and had 666,339 shares remaining authorized for repurchase under the program.

        In 2001 and 2002, in connection with the organization of Fund I and Fund II, we issued to affiliates of Citigroup Alternative Investments warrants to purchase 2,842,822 shares of class A common stock. At December 31, 2002, all such warrants were exercisable at $15.00 per share exercise price until March 8, 2005. In January 2003, we purchased all of the warrants outstanding from the affiliates of Citigroup Alternative Investments for $2.1 million.

        On June 18, 2003, we issued 1,075,000 shares of class A common stock in a private placement to thirty-two separate investors, led by certain institutional clients advised by Lend Lease Rosen Real Estate Securities, LLC. Net proceeds to us were $17.1 million after payment of offering costs and fees to Conifer Securities, LLC, our placement agent.

        At September 30, 2003, we had 6,509,067 shares of our class A common stock outstanding.

Investment Management Overview

        We operated principally as a balance sheet investor until the start of our investment management business in March 2000 when we entered into a venture with affiliates of Citigroup Alternative Investments to co-sponsor and invest capital in a series of commercial real estate mezzanine investment funds managed by us. Pursuant to the venture agreement, we and Citigroup Alternative Investments have co-sponsored Fund I, Fund II and Fund III. We have capitalized costs of $6,809,000, net, from the formation of the Funds that are being amortized over the remaining anticipated lives of the Funds.

        Fund I commenced its investment operations in May 2000 with equity capital supplied solely by us (25%) and Citigroup Alternative Investments (75%). From May 11, 2000 to April 8, 2001, the investment period for the fund, Fund I completed $330 million of total investments in 12 transactions. On January 31, 2003, we purchased from affiliates of Citigroup Alternative Investments their 75% interest in Fund I for $38.4 million, including the assumption of liabilities. As of January 31, 2003, we began consolidating the operations of Fund I in our consolidated financial statements.

        Fund II had its initial closing on equity commitments on April 9, 2001 and its final closing on August 7, 2001, ultimately raising $845.2 million of total equity commitments, including $49.7 million (5.9%) and $198.9 million (23.5%) from us and Citigroup Alternative Investments, respectively. The balance of the equity commitments were made by third-party private equity investors, including public and corporate pension plans, endowment funds, financial institutions and high net worth individuals. During its two-year investment period, which expired on April 9, 2003, Fund II invested $1.2 billion in 40 separate transactions. Fund II utilizes leverage to increase its return on equity, with a target debt-to-equity ratio of 2:1. Total capital calls during the investment period were $329.0 million. On January 1, 2003, the general partner of Fund II, which is owned by affiliates of us and Citigroup Alternative Investments, voluntarily reduced the management fees for the remainder of the investment period by 50% due to a lower than expected level of deployment of Fund II's capital. CT Investment Management Co. LLC, our wholly-owned taxable REIT subsidiary, acts as the investment manager to Fund II and receives 100% of the base management fees paid by the fund. As of April 9, 2003, the end of the Fund II investment period, CT Investment Management Co. began earning annual base management fees of 1.287% of invested capital. Based upon Fund II's invested capital at September 30, 2003, the date upon which the calculation for the next quarter is based, CT Investment Management Co. will earn base management fees of $718,000 for the quarter ending December 31, 2003.

        We and Citigroup Alternative Investments, through our collective ownership of the general partner, are also entitled to receive incentive management fees from Fund II if the return on invested equity is in excess of 10% after all invested capital has been returned. The Fund II incentive management fees are split equally between us and Citigroup Alternative Investments. We intend to pay 25% of our share of the Fund II incentive management fees as long-term incentive compensation to our employees. No such incentive fees have been earned at September 30, 2003 and as such, no amount has been accrued as income for such potential fees in our financial statements. The amount of incentive fees to be received in the future will depend upon a number of factors, including the level of interest rates and the fund's ability to generate returns in excess of 10%, which is in turn impacted by the duration and ultimate performance of the fund's assets. Potential incentive fees received as Fund II winds down could result in significant additional income from operations in certain periods during which such payments can be recorded as income. If Fund II's assets were sold and liabilities were settled on October 1, 2003 at the recorded book value, net of the allowance for possible credit losses, and the fund equity and income were distributed, we would record approximately $4.7 million of incentive income.

        Since December 31, 2002, we have made equity contributions to Fund II of $5.5 million and equity contributions to Fund II's general partner of $757,000. We do not anticipate making any additional equity contributions to Fund II or its general partner. Our net investment in Fund II and its general partner at September 30, 2003 was $15.2 million. As of September 30, 2003, Fund II had 27 outstanding loans and investments totaling $607.8 million, all of which were performing in accordance with the terms of their agreements.

        On June 2, 2003, Fund III effected its initial closing on equity commitments and on August 8, 2003, its final closing, raising a total of $425.0 million in equity commitments. We and Citigroup Alternative Investments made equity commitments of $20.0 million (4.7%) and $80.0 million (18.8%), respectively, with the balance made by third-party private equity investors. From the initial closing through September 30, 2003, we have made equity investments in Fund III of $2,000,000 and have capitalized costs totaling $903,000, which are being amortized over the remaining anticipated life of Fund III. As of September 30, 2003, Fund III had closed five investments, totaling $148.5 million, of which $146.6 million remains outstanding at September 30, 2003.

        CT Investment Management Co. receives 100% of the base management fees from Fund III calculated at a rate equal to 1.42% per annum of committed capital during Fund III's two-year investment period, which expires June 2, 2005, and 1.42% of invested capital thereafter. Based upon Fund III's $425.0 million of total equity commitments, CT Investment Management Co. will earn annual base management fees of $6.0 million during the investment period. We and Citigroup Alternative Investments are also entitled to receive incentive management fees from Fund III if the return on invested equity is in excess of 10% after all invested capital has been returned. We and Citigroup Alternative Investments will receive 62.5% and 37.5%, respectively, of the total incentive management fees. We expect to distribute a portion of our share of the Fund III incentive management fees as long-term incentive compensation to our employees.

Results of Operations

Nine Month and Three Month Periods Ended September 30, 2003 Compared to Nine Month and Three Month Periods Ended September 30, 2002

        We reported net income of $9,917,000 for the nine months ended September 30, 2003, an increase of $5,674,000 from our net income of $4,243,000 for the nine months ended September 30, 2002. This increase was primarily the result of a reduction in income taxes in 2003 in connection with our REIT election, the elimination of the net unrealized loss on derivative securities and the corresponding hedged risk on commercial mortgage-backed securities by settling the fair value hedge in December 2002 and entering into a new cash flow hedge, and the increase in income from equity investments in funds. These increases were partially offset by a recapture of the allowance for possible credit losses, an advisory fee earned, sales of investments and the reduction of the maturity of fair value hedges resulting in net gains, all of which occurred in 2002 and did not recur in 2003. Other offsets to the increase included a reduction in management and advisory fees from funds and a reduction in net income from loans and investments.

        We reported net income of $4,786,000 for the three months ended September 30, 2003, an increase of $3,233,000 from our income of $1,553,000 for the three months ended September 30, 2002. This increase was primarily the result of a reduction in income taxes in 2003 with the REIT election and an increase in net income from loans and investments. These increases were partially offset by a reduction in income from equity investments in funds and an advisory fee earned in 2002, which did not recur in 2003.

        Interest and related income from loans and other investments amounted to $29,384,000 for the nine months ended September 30, 2003, a decrease of $8,607,000 from the $37,991,000 amount for the nine months ended September 30, 2002. Average interest-earning assets decreased from approximately $505.0 million for the nine months ended September 30, 2002 to approximately $358.3 million for the nine months ended September 30, 2003. The average interest rate earned on such assets increased from 10.1% in the nine months ended September 30, 2002 to 11.0% in the nine months ended September 30, 2003. During the nine months ended September 30, 2003 and September 30, 2002, we recognized $2,804,000 and $1,490,000, respectively, in additional income on the early repayment of loans and investments. Without this additional interest income, the earning rate for the nine months ended September 30, 2003 would have been 9.9% versus 9.7% for the nine months ended September 30, 2002. LIBOR rates averaged 1.2% for the nine months ended September 30, 2003 and 1.8% for the nine months ended September 30, 2002, a decrease of 0.6%. The portion of our average assets that earn interest at fixed-rates did not decrease proportionately to the decrease in assets that earn interest at variable rates in the nine months ended September 30, 2003, which served to offset the decrease in earnings resulting from the decrease in the average LIBOR rate.

        Interest and related income from loans and other investments amounted to $11,757,000 for the three months ended September 30, 2003, an increase of $721,000 from the $11,036,000 amount for the three months ended September 30, 2002. Average interest-earning assets decreased from approximately $404.1 million for the three months ended September 30, 2002 to approximately $369.4 million for the three months ended September 30, 2003. The average interest rate earned on such assets increased from 10.8% in the nine months ended September 30, 2002 to 12.6% in the nine months ended September 30, 2003. During the three months ended September 30, 2003 and September 30, 2002, we recognized $2,437,000 and $1,120,000, respectively, in additional income on the early repayment of loans and investments. Without this additional interest income, the earning rate for the nine months ended September 30, 2003 would have been 10.0% versus 9.7% for the nine months ended September 30, 2002. LIBOR rates averaged 1.1% for the three months ended September 30, 2003 and 1.8% for the three months ended September 30, 2002, a decrease of 0.7%. The portion of our average assets that earn interest at fixed rates did not decrease proportionately to the decrease in assets that earn interest at variable rates in the nine months ended September 30, 2003, which served to offset the decrease in earnings resulting from the decrease in the average LIBOR rate.

        We utilize our credit facility, our term redeemable securities contract and our repurchase obligations to finance our interest-earning assets.

        Interest and related expenses amounted to $7,369,000 for the nine months ended September 30, 2003, a decrease of $6,651,000 from the $14,020,000 amount for the nine months ended September 30, 2002. The decrease in expense was due to a decrease in the amount of average interest-bearing liabilities outstanding from approximately $279.5 million for the nine months ended September 30, 2002 to approximately $206.1 million for the nine months ended September 30, 2003 and a decrease in the average rate on interest-bearing liabilities from 6.7% to 4.8% for the same periods. The decrease in the average rate is substantially due to the decrease in swap levels and rates and the increased use of repurchase agreements as a percentage of total debt in the nine months ended September 30, 2003 at lower spreads to LIBOR than the credit facilities utilized in the nine months ended September 30, 2002.

        Interest and related expenses amounted to $2,616,000 for the three months ended September 30, 2003, a decrease of $1,141,000 from the $3,757,000 amount for the three months ended September 30, 2002. The decrease in expense was due to a decrease in the average rate on interest-bearing liabilities from 8.8% for the three months ended September 30, 2002 to 5.0% for the three months ended September 30, 2003, partially offset by an increase in the amount of average interest-bearing liabilities outstanding from approximately $169.9 million to approximately $207.2 million. The decrease in the average rate is substantially due to the decrease in swap levels and rates and the increased use of repurchase agreements as a percentage of total debt in the three months ended September 30, 2003 at lower spreads to LIBOR than the credit facilities utilized in the three months ended September 30, 2002.

        We also utilize our outstanding convertible trust preferred securities to finance our interest-earning assets. During the nine months ended September 30, 2003 and 2002, we recognized $7,089,000 and $7,186,000, respectively, of net expenses related to our outstanding convertible trust preferred securities. This amount consisted of distributions to the holders totaling $6,731,000 and $12,195,000, respectively, and amortization of discount and origination costs totaling $358,000 and $1,186,000, respectively, during the nine months ended September 30, 2003 and 2002. In the nine months ended September 30, 2002, this total was partially offset by a tax benefit of $6,195,000. Due to our election to be taxed as a REIT, there is no tax benefit for the expense in the nine months ended September 30, 2003. The decrease in the distribution amount and amortization of discount and origination costs resulted from the elimination of the distributions and discount and fees on the $60.3 million non-convertible amount, which was redeemed on September 30, 2002.

        During the three months ended September 30, 2003 and 2002, we recognized $2,363,000 and $2,669,000, respectively, of net expenses related to our outstanding convertible trust preferred securities. This amount consisted of distributions to the holders totaling $2,244,000 and $4,184,000, respectively, and amortization of discount and origination costs totaling $119,000 and $786,000, respectively, during the three months ended September 30, 2003 and 2002. In the three months ended September 30, 2002, this total was partially offset by a tax benefit of $2,301,000. Due to our election to be taxed as a REIT, there is no tax benefit for the expense in the three months ended September 30, 2003. The decrease in the distribution amount and amortization of discount and origination costs resulted from the elimination of the distributions and discount and fees on the non-convertible amount, which was redeemed on September 30, 2002.

        Other revenues decreased $4,044,000 from $10,968,000 for the nine months ended September 30, 2002 to $6,924,000 for the nine months ended September 30, 2003. During the nine months ended September 30, 2002, we sold investments and reduced the maturity of our fair value hedge, which resulted in a gain of $1,651,000 and earned a $2.0 million fee from our final advisory assignment. On January 1, 2003, the general partner of Fund II, which is owned by affiliates of us and Citigroup Alternative Investments, voluntarily reduced by 50% the management fees charged to Fund II for the remainder of the investment period due to a lower than expected level of deployment of the fund's capital. This, along with the reduction in income when we began charging management fees on invested capital for Fund II, partially offset by the management fees charged to Fund III, reduced our management and advisory fees from funds by $1.8 million for the nine months ended September 30, 2003. In the nine months ended September 30, 2002, Fund I increased its allowance for possible credit losses by establishing a specific reserve for the single non-performing loan it was carrying. The loss from equity investments in funds during the nine months ended September 30, 2002 was primarily due to this additional expense.

        Other revenues decreased $3,047,000 from $5,807,000 for the three months ended September 30, 2002 to $2,760,000 for the three months ended September 30, 2003. The decrease in other revenue was primarily the result of a $2.0 million fee earned from our final advisory assignment in the three months ended September 30, 2002 and the decrease in income from equity investments in funds.

        General and administrative expenses decreased $893,000 to $10,497,000 for the nine months ended September 30, 2003 from $11,390,000 for the nine months ended September 30, 2002 and decreased $178,000 to $3,804,000 for the three months ended September 30, 2003 from $3,982,000 for three months ended September 30, 2002. The decrease in general and administrative expenses was primarily due to reduced employee compensation. We employed an average of 25 employees during the nine months ended September 30, 2003 and 27 during the nine months ended September 30, 2002. We had 25 full-time employees at September 30, 2003.

        During the nine months ended September 30, 2002, we recaptured $2,963,000 of our previously established allowance for possible credit losses. We deemed this recapture necessary due to the substantial reduction in the loan portfolio and a general reduction in the default risk of the loans remaining based upon current conditions. At September 30, 2003, we believe that our reserve of $6,672,000 is adequate based on the existing loans in our balance sheet portfolio.

        In accordance with our decision to be taxed as a REIT, we will make a formal election to be so taxed under Section 856(c) of the Internal Revenue Code of 1986, as amended, commencing with the tax year ending December 31, 2003. As a REIT, we generally are not subject to federal income tax. To maintain our qualification as a REIT, we must distribute at least 90% of our REIT taxable income to our shareholders and meet certain other requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates. We may also be subject to certain state and local taxes on our income and property. Under certain circumstances, federal income and excise taxes may be due on our undistributed taxable income. At September 30, 2003, we were in compliance with all REIT qualification requirements and as such, have only provided for income tax expense on taxable income attributed to our taxable REIT subsidiaries in 2003. Please refer to the discussion under the caption "Risk Factors—Risks Related to Our REIT Election" which explains the risks of failing to comply with REIT qualification requirements.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        We reported a net loss allocable to shares of class A common stock of $9,738,000 for the year ended December 31, 2002, a decrease of $18,502,000 from our net income allocable to shares of class A common stock of $8,764,000 for the year ended December 31, 2001. This decrease was primarily the result of the inability to utilize capital losses generated in 2002 to reduce current taxes, the write-down of deferred tax assets as a result of our decision to elect REIT status for 2003, the settlement of three cash flow hedges resulting in a $6.7 million charge to earnings, the write-down of a loan in Fund I which caused a loss from equity investments in funds and decreased net interest income from loans and other investments. These decreases were partially offset by increased advisory and investment management fees, a recapture of the allowance for possible credit losses and the elimination of the preferred stock dividend. We may experience additional reductions in interest and related income if the amount of interest earning assets in our balance sheet portfolio continue to decline and such reduced income is not offset by increased income from investment management operations. As discussed below, we do not expect a decrease in total assets as we expect to purchase or originate additional assets.

        Interest and related income from loans and other investments amounted to $47,079,000 for the year ended December 31, 2002, a decrease of $20,254,000 from the $67,333,000 amount for the year ended December 31, 2001. Average interest earning assets decreased from approximately $570.6 million for the year ended December 31, 2001 to approximately $473.7 million for the year ended December 31, 2002. The average interest rate earned on such assets decreased from 11.8% in 2001 to 9.9% in 2002. During the year ended December 31, 2002, we recognized $1.6 million in additional income on the early repayment of loans, while during the year ended December 31, 2001, we recognized $4.8 million in additional income on the early repayment of loans. Without this additional interest income, the earning rate for the year ended December 31, 2002 would have been 9.6% versus 11.0% for the year ended December 31, 2001. LIBOR rates averaged 1.8% for the year ended December 31, 2002 and 3.9% for the year ended December 31, 2001, a decrease of 2.1%. Since substantial portions of our assets earn interest at fixed-rates, the decrease in the average earning rate did not correspond to the full decrease in the average LIBOR rate.

        Interest and related expenses amounted to $17,969,000 for the year ended December 31, 2002, a decrease of $8,269,000 from the $26,238,000 amount for the year ended December 31, 2001. The decrease in expense was due to a decrease in the amount of average interest bearing liabilities outstanding from approximately $321.8 million for the year ended December 31, 2001 to approximately $260.0 million for the year ended December 31, 2002 and a decrease in the average rate paid on interest bearing liabilities from 8.2% to 6.9% for the same periods. The decrease in the average rate is substantially due to the increased use of repurchase obligations for debt financing in the year ended December 31, 2002 at lower spreads to LIBOR than those obtainable under the credit facilities utilized in the year ended December 31, 2001 and the decrease in the average LIBOR rate. Due to the decrease in total debt, the percentage of debt that has been swapped to fixed rates in the year ended December 31, 2002 increased, partially offsetting the previously discussed decreases in floating rates.

        During the years ended December 31, 2002 and 2001, we recognized $8,455,000 and $8,479,000, respectively, of net expenses related to our outstanding convertible trust preferred securities. This amount consisted of distributions to the holders totaling $14,439,000 and $15,237,000, respectively, and amortization of discount and origination costs totaling $1,305,000 and $799,000, respectively, during the years ended December 31, 2002 and 2001. This was partially offset by a tax benefit of $7,289,000 and $7,557,000 during the years ended December 31, 2002 and 2001, respectively. On April 1, 2002, in accordance with the terms of the securities, the blended rate on such securities increased from 10.16% to 11.21%. On October 1, 2002, after repayment of the non-convertible amount of the convertible trust preferred securities, as discussed above, the rate on such securities was 10.00%. The increase in the amortization of discount and origination costs resulted from the recognition of the unamortized discount and fees on the non-convertible amount expensed upon repayment of the non-convertible amount on September 30, 2002.

        During the year ended December 31, 2002, other revenues decreased $1,403,000 to $9,924,000 from $11,327,000 in the year ended December 31, 2001. During the second quarter of 2001, Fund II commenced operations, which accounted for approximately $2.6 million of additional management and advisory fees in the year ended December 31, 2002. We also recognized $2.0 million from our final investment banking assignment. These increases were offset by the write-down of a $26 million loan in Fund I, which decreased income from equity investments in funds by approximately $6 million.

        General and administrative expenses decreased $1,386,000 to $13,996,000 for the year ended December 31, 2002 from $15,382,000 for year ended December 31, 2001. The decrease in general and administrative expenses was primarily due to reduced executive compensation. We employed an average of 27 employees during both the year ended December 31, 2002 and the year ended December 31, 2001. We had 26 full-time employees and one part-time employee at December 31, 2002.

        During the year ended December 31, 2002, we recaptured $4,713,000 of our previously established allowance for possible credit losses. We deemed this recapture necessary due to the substantial reduction in the loan portfolio and a general reduction in the default risk of the loans remaining based upon current conditions. After the recapture, we believe that the reserve is adequate based on the existing loans in our balance sheet portfolio.

        For the year ended December 31, 2002 and 2001, we accrued income tax expense of $22,438,000 and $16,882,000, respectively, for federal, state and local income taxes. The increase from 48.6% to 106.1% in the effective tax rate was primarily due to capital losses being generated in 2002 that were not deductible for tax purposes in that year and the reduction in deferred tax assets due to the uncertainty of use in the future. In December 2002, when we decided to elect REIT status for 2003, we wrote down our deferred tax asset to $1.6 million, due to our inability to utilize the recorded tax benefits in the future. The remaining $1.6 million deferred tax asset relates to future reversals of taxable income in subsidiaries which will be taxable REIT subsidiaries.

        The preferred stock dividend and dividend requirement arose from previously issued and outstanding shares of class A preferred stock. Dividends accrued on these shares at a rate of 9.5% per annum on a per share price of $2.69. In the third quarter of 1999, 5,946,825 shares of class A preferred stock were converted into an equal number of shares of class A common stock thereby reducing the number of outstanding shares of class A preferred stock to 6,320,833 and the dividend requirement to $1,615,000 per annum. In the year ended December 31, 2001, the remaining shares of class A preferred stock were repurchased thereby eliminating the dividend requirement.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        We reported net income allocable to shares of class A common stock of $8,764,000 for the year ended December 31, 2001, an increase of $618,000 from the net income allocable to shares of class A common stock of $8,146,000 for the year ended December 31, 2000. This increase was primarily the result of increased income from equity investments in the funds and related investment management and consulting fees, reduced preferred stock dividends and a reduction in the provision for possible credit losses offset by decreased advisory and investment banking fees and decreased net interest income from loans and other investments.

        Interest and related income from loans and other investments amounted to $67,333,000 for the year ended December 31, 2001, a decrease of $20,352,000 from the $87,685,000 amount for the year ended December 31, 2000. Average interest earning assets decreased from approximately $681.5 million for the year ended December 31, 2000 to approximately $570.6 million for the year ended December 31, 2001. The average interest rate earned on such assets decreased from 12.8% in 2000 to 11.8% in 2001. During the year ended December 31, 2001, we recognized $4.8 million in additional interest income on the early repayment of loans, while during the year ended December 31, 2000, we recognized $4.7 million in additional interest income on the early repayment of loans. Without this additional interest income and after adjustment of the 2000 rates for the effect of recognizing net swap payments in interest expense rather than interest income, the earning rate for the year ended December 31, 2001 would have been 11.0% versus 12.2% for the year ended December 31, 2000. The decrease in such core-earning rate was due to a decrease in the average LIBOR rate from 6.41% for the year ended December 31, 2000 to 3.88% for the year ended December 31, 2001 for the assets earning interest based upon a variable rate.

        Interest and related expenses amounted to $26,238,000 for the year ended December 31, 2001, a decrease of $10,474,000 from the $36,712,000 amount for the year ended December 31, 2000. The decrease in expense was due to a decrease in the amount of average interest bearing liabilities outstanding from approximately $393.2 million for the year ended December 31, 2000 to approximately $321.8 million for the year ended December 31, 2001 and a decrease in the weighted average rate paid on interest bearing liabilities from 9.2% to 8.2% for the same periods, after adjustment of the 2000 rates for the effect of recognizing net swap payments in interest expense rather than interest income. The decrease in the weighted average rate was not consistent with the decrease in the average LIBOR rate for the same periods due to a change in the mix of interest bearing liabilities. In 2001, a higher percentage of the interest bearing liabilities were at a fixed rate, after adjusting for interest rate swaps, which, in the current low LIBOR rate environment, were at higher rates than the rates for variable rate interest-bearing liabilities.

        During the years ended December 31, 2001 and 2000, we recognized $8,479,000 and $7,921,000, respectively, of net expenses related to our outstanding convertible trust preferred securities. This amount consisted of distributions to the holders totaling $15,237,000 and $14,246,000, respectively, and amortization of discount and origination costs totaling $799,000 and $799,000, respectively, during the years ended December 31, 2001 and 2000. This was partially offset by a tax benefit of $7,557,000 and $7,124,000 during the years ended December 31, 2001 and 2000, respectively. The terms of the convertible trust preferred securities were modified effective May 10, 2000 which resulted in the blended rate on such securities increasing on that date from 8.25% to 10.16% which accounted for the increase in expense in the year ended December 31, 2001.

        During the year ended December 31, 2001, other revenues increased $4,756,000 to $11,327,000 from $6,571,000 in the year ended December 31, 2000. During the second quarter of 2000, Fund I commenced operations and during the second quarter of 2001, Fund II commenced operations. This increase in other revenue is due to increased revenue from the funds, including management and advisory income in addition to the return on investment in the funds, partially offset by a reduction in advisory and investment banking fees.

        Investment management and consulting fees from funds under management has increased significantly since the closing of Fund II. We earned $5,884,000 of investment management fees from Fund II and $1,015,000 of consulting fees from the general partner of Fund II in 2001. These additional fees accounted for the majority of the increase in investment management and consulting fees from 2000 to 2001.

        For the year ended December 31, 2001 and 2000, we had earned $2,991,000 and $1,530,000, respectively, on our equity investment in the funds. The increase in income in 2001 versus 2000 was due primarily to the increased level of investment in the funds offset by the suspension of interest on a Fund I asset.

        General and administrative expenses remained relatively consistent amounting to $15,382,000 for the year ended December 31, 2001 versus $15,439,000 for year ended December 31, 2000. In the year ended December 31, 2000, as we transitioned to our new investment management business, we incurred one-time expenses of $2.1 million that were included in general and administrative expenses. We employed an average of 27 employees during the year ended December 31, 2001 verses an average of 24 employees during the year ended December 31, 2000. We had 28 full-time employees and one part-time employee at December 31, 2001.

        The decrease in the provision for possible credit losses from $5,478,000 for the year ended December 31, 2000 to $748,000 for the year ended December 31, 2001 was due to the decrease in average earning assets as previously described. We did not add to the reserve for possible credit losses during the second, third or fourth quarter of 2001 as we believed that the reserve was adequate based on the existing loans and investments in our balance sheet portfolio.

        For the year ended December 31, 2001 and 2000, we accrued income tax expense of $16,882,000 and $17,760,000, respectively, for federal, state and local income taxes. The decrease from 50.1% to 48.6% in the effective tax rate was primarily due to higher levels of compensation in excess of deductible limits in the prior year.

        In the third quarter of 1999, 5,946,825 shares of class A preferred stock were converted into an equal number of shares of class A common stock thereby reducing the number of outstanding shares of class A preferred stock to 6,320,833 and the dividend requirement to $1,615,000 per annum. In 2001, the remaining shares of class A preferred stock were repurchased thereby eliminating the dividend requirement.

Liquidity and Capital Resources

        At September 30, 2003, we had $10,179,000 in cash. Our primary sources of liquidity for 2004 are expected to be cash on hand, cash generated from operations, principal and interest payments received on loans and investments, additional borrowings under our credit facilities and any proceeds that we receive from the sale of securities pursuant to this prospectus. We believe these sources of capital are adequate to meet future cash requirements during 2004. We expect that during 2004, we will use a significant amount of our available capital resources to satisfy capital contributions required pursuant to our equity commitments to Fund III and to originate new loans and investments for our balance sheet. We intend to continue to employ leverage on our balance sheet assets to enhance our return on equity.

        We experienced a net decrease in cash of $7,000 for the nine months ended September 30, 2003, compared to a net decrease of $2,920,000 for the nine months ended September 30, 2002. Cash provided by operating activities during the nine months ended September 30, 2003 was $10,524,000, compared to $4,630,000 provided during the same period of 2002. For the nine months ended September 30, 2003, cash provided by investing activities was $12,766,000, compared to $255,943,000 during the same period in 2002 as we experienced lower levels of loan and investment repayments in the nine months ended September 30, 2003 than the nine months ended September 30, 2002 and began making new loans and investments for our balance sheet in the nine months ended September 30, 2003. We utilized the cash received on loan repayments in both periods to reduce borrowings under our credit facilities and our term redeemable securities contract that along with the proceeds from the private placement of 1,075,000 shares of class A common stock in June 2003 accounted for substantially all of the change in the net cash used in financing activities from $263,493,000 in the nine months ended September 30, 2002 to $23,297,000 in the nine months ended September 30, 2003.

        We experienced a net decrease in cash of $1,465,000 for the year ended December 31, 2002, compared to a net increase of $263,000 for the year ended December 31, 2001. Cash used by operating activities during the year ended December 31, 2002 was $23,988,000, compared to $12,769,000 provided during the year ended December 31, 2001. For the year ended December 31, 2002, cash provided by investing activities was $301,336,000, compared to $40,034,000 used in investing activities during the year ended December 31, 2001 as we experienced significant loan and investment repayments in both years but purchased significant levels of available-for-sale securities in 2001 principally for Investment Company Act compliance purposes. We received full satisfaction of three loans totaling $90.0 million and partial repayments on five loans totaling $46.2 million in 2002. We utilized the cash received on loan repayments in both years to reduce borrowings under our credit facilities and entered into repurchase obligations to finance the purchase of available-for-sale securities in 2001 which accounted for the majority of the change in the net cash provided by financing activities from $27,528,000 in 2001 to the $278,813,000 of cash used in financing activities in 2002.

        During the investment periods for Fund I and Fund II, we generally did not originate or acquire loans or commercial mortgage-backed securities directly for our own balance sheet portfolio. Now that the Fund II investment period has ended, we are originating loans and investments for our own account as permitted by the provisions of Fund III. We expect to use our available working capital to make contributions to Fund III or any other funds sponsored by us as and when required by the equity commitments made by us to such funds. If repayments of our existing balance sheet loans and investments increase significantly before excess capital is invested in new funds, or otherwise accretively deployed, we may experience a reduction in revenues and lower earnings until offsetting revenues are derived from funds under management or other sources. For the remainder of 2003 and in 2004, we do not expect a decrease in total assets, as we expect to purchase or originate additional balance sheet assets during this period.

        At September 30, 2003, we had outstanding borrowings under the credit facility of $33,000,000, outstanding borrowings on the term redeemable securities contract of $12,089,000 and outstanding repurchase obligations totaling $146,922,000. The terms of these agreements are described in the Balance Sheet Overview section of this Management Discussion and Analysis. At September 30, 2003, we had pledged assets that enable us to borrow an additional $25.3 million and $230.2 million of credit available for the financing of new and existing unpledged assets pursuant to these facilities.

        The following table sets forth information about our contractual obligations as of December 31, 2002:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-Term Debt Obligations
Credit Facilities	$40,000	$—	$40,000	$—	$—
Repurchase Obligations	160,056	160,056	—	—	—
Convertible Trust Preferred Securities	89,742	—	—	—	89,742
Operating Lease Obligations	4,966	844	1,837	1,828	457
Commitment to Fund II (1)	36,682	36,682	—	—	—

Total	$331,446	$197,582	$41,837	$1,828	$90,199

(1)
Fund II's investment period ended in April 2003 at which time our equity commitment to the fund expired. We made a $20 million commitment to Fund III that expires when the fund's investment period ends in June 2005.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Impact of Inflation

        Our operating results depend in part on the difference between the interest income earned on our interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities. Changes in the general level of interest rates prevailing in the economy in response to changes in the rate of inflation or otherwise can affect our income by affecting the spread between our interest-earning assets and interest-bearing liabilities, as well as, among other things, the value of our interest-earning assets and our ability to realize gains from the sale of assets and the average life of our interest-earning assets. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control. We employ the use of correlated hedging strategies to limit the effects of changes in interest rates on our operations, including engaging in interest rate swaps and interest rate caps to minimize our exposure to changes in interest rates. There can be no assurance that we will be able to adequately protect against the foregoing risks or that we will ultimately realize an economic benefit from any hedging contract into which we enter. Please refer to the discussion under the caption "Risk Factors—Risks Related To Our Business" which addressed the risks associated with our hedging strategy.

Critical Accounting Policies

        Changes in these estimates and assumptions could have a material effect on our consolidated financial statements. Management has the obligation to ensure that its policies and methodologies are in accordance with GAAP. During 2003, management reviewed and evaluated its critical accounting policies and believes them to be appropriate. Our accounting policies are described in Note 3 to our consolidated financial statements. The following is a summary of our accounting policies that we believe are the most affected by management judgments, estimates and assumptions:

Securities Available For Sale

        We have designated our investments in commercial mortgage-backed securities and certain other securities as available for sale. Securities available for sale are carried at estimated fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income/(loss) in shareholders' equity. Many of these investments are relatively illiquid and their values must be estimated by management. In making these estimates, management generally utilizes market prices provided by dealers who make markets in these securities, but may, under certain circumstances, adjust these valuations based on management's judgment. Changes in the valuations do not affect our reported income or cash flows, but impact shareholders' equity and, accordingly, book value per share.

        Management must also assess whether unrealized losses on securities reflect a decline in value which is other than temporary, and, accordingly, write the impaired security down to its fair value, through a charge to earnings. Significant judgment of management is required in this analysis which includes, but is not limited to, making assumptions regarding the collectibility of the principal and interest, net of related expenses, on the underlying loans.

        Income on these securities available for sale is recognized based upon a number of assumptions that are subject to uncertainties and contingencies. Examples of these include, among other things, the rate and timing of principal payments, including prepayments, repurchases, defaults and liquidations, the pass-through or coupon rate and interest rate fluctuations. Additional factors that may affect our reported interest income on our mortgage-backed securities include interest payment shortfalls due to delinquencies on the underlying mortgage loans and the timing and magnitude of credit losses on the mortgage loans underlying the securities that are a result of the general condition of the real estate market, including competition for tenants and their related credit quality, and changes in market rental rates. These uncertainties and contingencies are difficult to predict and are subject to future events which may alter the assumptions.

        We adopted Emerging Issues Task Force 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" on January 1, 2001. We recognize interest income from our purchased beneficial interests in securitized financial interests, other than beneficial interests of high credit quality, sufficiently collateralized to ensure that the possibility of credit loss is remote, or that cannot contractually be prepaid or otherwise settled in such a way that we would not recover substantially all of our recorded investment, in accordance with this guidance.

Accordingly, on a quarterly basis, when significant changes in estimated cash flows from the cash flows previously estimated occur due to actual prepayment and credit loss experience, we calculate a revised yield based on the current amortized cost of the investment, including any other-than-temporary impairments recognized to date, and the revised cash flows. The revised yield is then applied prospectively to recognize interest income.

        Prior to January 1, 2001, we recognized income from these beneficial interests using the effective interest method, based on an anticipated yield over the projected life of the security. Changes in the anticipated yields were calculated due to revisions in our estimates of future and actual credit losses and prepayments. Changes in anticipated yields resulting from credit loss and prepayment revisions were recognized through a cumulative catch-up adjustment at the date of the change which reflected the change in income from the security from the date of purchase through the date of change in the anticipated yield. The new yield was then used prospectively to account for interest income. Changes in yields from reduced estimates of losses were recognized prospectively.

        For other mortgage-backed and related mortgage securities, we account for interest income under Statement of Financial Accounting Standards 91, using the effective interest method which includes the amortization of discount or premium arising at the time of purchase and the stated or coupon interest payments.

Mortgage Loans

        We purchase and originate commercial mortgage and mezzanine loans to be held as long-term investments. Management must periodically evaluate each of these loans for possible impairment. Impairment is indicated when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan. If a loan is determined to be permanently impaired, we would write down the loan through a charge to the reserve for possible credit losses. Given the nature of our loan portfolio and the underlying commercial real estate collateral, significant judgment of management is required in determining permanent impairment and the resulting charge to the reserve which includes but is not limited to making assumptions regarding the value of the real estate which secures the mortgage loan.

Deferred Financing

        The deferred financing cost which is included in other assets on our consolidated balance sheets include issuance costs related to our debt and are amortized using the straight line method which method is similar to the results of the effective interest method.

Impairment of Securities

        In accordance with Statement of Financial Accounting Standards 115, when the estimated fair value of a security classified as available-for-sale has been below amortized cost for a significant period of time and we conclude that we no longer have the ability or intent to hold the security for the period of time over which we expect the values to recover to amortized cost, the investment is written down to its fair value. The resulting charge is included in income, and a new cost basis established. Additionally, under Emerging Issues Task Force 99-20, when significant changes in estimated cash flows from the cash flows previously estimated occur due to actual prepayment and credit loss experience and the present value of the revised cash flows using the current expected yield is less than the present value of the previously estimated remaining cash flows, adjusted for cash receipts during the intervening period, an other-than-temporary impairment is deemed to have occurred. Accordingly, the security is written down to fair value with the resulting change being included in income and a new cost basis established. In both instances, the original discount or premium is written off when the new cost basis is established.

        After taking into account the effect of the impairment charge, income is recognized under Emerging Issues Task Force 99-20 or Statement of Financial Accounting Standards 91, as applicable, using the market yield for the security used in establishing the write-down.

        Our consolidated financial statements include all of our accounts and the accounts of all of our majority-owned and controlled subsidiaries. The preparation of financial statements in accordance with Generally Accepted Accounting Principles requires management to make judgments, estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements.

Revenue Recognition

        The most significant sources of our revenue come from our lending operations. For our lending operations, we reflect income using the effective yield method, which recognizes periodic income over the expected term of the investment on a constant yield basis. Management believes our revenue recognition policies are appropriate to reflect the substance of the underlying transactions.

Provision For Loan Losses

        Our accounting policies require that an allowance for estimated credit losses be reflected in our financial statements based upon an evaluation of known and inherent risks in our mortgage and mezzanine loans. While we have experienced minimal actual losses on our lending investments, management considers it prudent to reflect provisions for loan losses on a portfolio basis based upon our assessment of general market conditions, our internal risk management policies and credit risk rating system, industry loss experience, our assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying our investments. Actual losses, if any, could ultimately differ from these estimates.

Risk Management And Financial Instruments

        We utilize derivative financial instruments only as a means to help to manage our interest rate risk exposure on a portion of our variable-rate debt obligations, through the use of cash flow hedges. The instruments utilized are generally either pay-fixed swaps or LIBOR-based interest rate caps which are widely used in the industry and typically entered into with major financial institutions. Our accounting policies generally reflect these instruments at their fair value with unrealized changes in fair value reflected in "Accumulated other comprehensive income" on our consolidated balance sheets. Realized effects on cash flows are generally recognized currently in income.

Income Taxes

        Our financial results generally do not reflect provisions for current or deferred income taxes on our REIT taxable income. Management believes that we have and intend to continue to operate in a manner that will continue to allow us to be taxed as a REIT and, as a result, do not expect to pay substantial corporate-level taxes (other than taxes payable by our taxable REIT subsidiaries). Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, we would be subject to Federal income tax.

New Accounting Standards

        In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." In June 2000, the SEC staff amended Staff Accounting Bulletin 101 to provide registrants with additional time to implement Staff Accounting Bulletin 101. We adopted Staff Accounting Bulletin 101, as required, in the fourth quarter of fiscal 2000. The adoption of Staff

Accounting Bulletin 101 did not have a material financial impact on our financial position or results of operations.

        In March 2000, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." We were required to adopt Financial Interpretation Number 44 effective July 1, 2000 with respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status that occur on or after that date. Financial Interpretation Number 44 addresses practice issues related to the application of Accounting Practice Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." The initial adoption of Financial Interpretation Number 44 did not have a significant impact on us.

        In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is applicable for transfers of assets and extinguishments of liabilities occurring after June 30, 2001. We adopted the provisions of this statement as required for all transactions entered into on or after January 1, 2001. Our adoption of Statement of Financial Accounting Standards No. 140 did not have a significant impact on us.

        On January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by Statement of Financial Accounting Standards No. 137 and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Statement of Financial Accounting Standards No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically Statement of Financial Accounting Standards No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the consolidated balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. As of January 1, 2001, the adoption of the new standard resulted in an adjustment of $574,000 to accumulated other comprehensive loss.

        Financial reporting for hedges characterized as fair value hedges and cash flow hedges are different. For those hedges characterized as a fair value hedge, the changes in fair value of the hedge and the hedged item are reflected in earnings each quarter. In the case of the fair value hedge, we are hedging the component of interest rate risk that can be directly controlled by the hedging instrument, and it is this portion of the hedged assets that is recognized in earnings. The non-hedged balance is classified as an available-for-sale security consistent with Statement of Financial Accounting Standards No. 115, and is reported in accumulated other comprehensive income. For those hedges characterized as cash flow hedges, the unrealized gains/losses in the fair value of these hedges are reported on the balance sheet with a corresponding adjustment to either accumulated other comprehensive income or in earnings, depending on the type of hedging relationship. In accordance with Statement of Financial Accounting Standards No. 133, on December 31, 2002, the derivative financial instruments were reported at their fair value as interest rate hedge liabilities of $1,822,000.

        We are exposed to credit loss in the event of non-performance by the counterparties to the interest rate swap and cap agreements, although we do not anticipate such non-performance. The counterparties would bear the interest rate risk of such transactions as market interest rates increase.

        In July 2001, the SEC released Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance and Documentation Issues." Staff Accounting Bulletin 102 summarizes certain of the SEC's views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses. Our adoption of Staff Accounting Bulletin 102 did not have a significant impact on us.

        In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Statement of Financial Accounting Standards No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. Statement of Financial Accounting Standards No. 141 also addresses the initial recognition and measurement of goodwill and other intangible assets acquired in business combinations and requires intangible assets to be recognized apart from goodwill if certain tests are met. Statement of Financial Accounting Standards No. 142 requires that goodwill not be amortized but instead be measured for impairment at least annually, or when events indicate that there may be an impairment. We adopted the provisions of both statements, as required, on January 1, 2002 which did not have a significant impact on us.

        In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement of Financial Accounting Standards No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of, and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. Statement of Financial Accounting Standards No. 144 requires that current operations prior to the disposition of corporate tenant lease assets and prior period results of such operations be presented in discontinued operations in our consolidated statements of operations. The provisions of Statement of Financial Accounting Standards No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and must be applied at the beginning of a fiscal year. We adopted the provisions of this statement on January 1, 2002, as required, which did not have a significant financial impact on us.

        In November 2002, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" and rescission of Financial Accounting Standards Board Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others, an Interpretation of Statement of Financial Accounting Standards No. 5." It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless of whether the guarantor receives separately identifiable consideration, such as a premium. The new disclosure requirements are effective December 31, 2002. Our adoption of Financial Interpretation Number 45 did not have a material impact on our consolidated financial statements, nor is it expected to have a material impact in the future.

        In January 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin 51. Financial Interpretation Number 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights, and how to determine when and which business enterprise should consolidate a variable intent entity. In addition, Financial Interpretation Number 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a variable intent entity make additional disclosures. The transitional disclosure requirements took effect almost immediately and are required for all financial statements initially issued after January 31, 2003. We have evaluated all of our investments and other interests in entities that may be deemed variable interest entities under the provisions of Financial Interpretation Number 46. We have concluded that no additional entities need to be consolidated.

Quantitative and Qualitative Disclosures about Market Risk

        The principal objective of our asset/liability management activities is to maximize net interest income, while minimizing levels of interest rate risk. Net interest income and interest expense are subject to the risk of interest rate fluctuations. To mitigate the impact of fluctuations in interest rates, we use interest rate swaps to effectively convert fixed rate assets to variable rate assets for proper matching with variable rate liabilities and variable rate liabilities to fixed rate liabilities for proper matching with fixed rate assets. Each derivative used as a hedge is matched with an asset or liability with which it has a high correlation. The swap agreements are generally held-to-maturity and we do not use derivative financial instruments for trading purposes. We use interest rate swaps to effectively convert variable rate debt to fixed rate debt for the financed portion of fixed rate assets. The differential to be paid or received on these agreements is recognized as an adjustment to the interest expense related to debt and is recognized on the accrual basis.

        The following table provides information about our financial instruments that are sensitive to changes in interest rates at September 30, 2003. For financial assets and debt obligations, the table presents cash flows to the expected maturity and weighted average interest rates based upon the current carrying values. For interest rate swaps, the table presents notional amounts and weighted average fixed pay and variable receive interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the contract. Weighted average variable rates are based on rates in effect as of the reporting date.

	Expected Maturity Dates
	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
	(in thousands)
Assets:
Available-for-Sale Securities
Fixed Rate	$2,145	$8,087	$5,126	$3,012	$1,768	$2,494	$22,632	$23,633
Average interest rate	6.04%	6.04%	6.04%	6.04%	6.04%	6.04%	6.04%
Commercial Mortgage-Backed Securities
Fixed Rate	—	—	—	$7,811	$135	$202,566	$210,512	$155,937
Average interest rate	—	—	—	9.90%	8.19%	11.64%	11.56%
Variable Rate	—	$5,000	—	—	—	—	$5,000	$5,000
Average interest rate	—	4.07%	—	—	—	—	4.07%
Loans Receivable
Fixed Rate	—	—	—	—	$24,195	$49,078	$73,273	$84,268
Average interest rate	—	—	—	—	11.78%	11.98%	11.92%
Variable Rate	$10,968	$6,923	$12,654	$915	$14,452	$51,835	$97,747	$96,133
Average interest rate	9.71%	3.02%	6.94%	6.58%	8.92%	7.70%	7.67%
Liabilities:
Credit Facilities
Variable Rate	—	—	$33,000	—	—	—	$33,000	$33,000
Average interest rate	—	—	5.59%	—	—	—	5.59%
Term Redeemable Securities Contract
Variable Rate	—	$12,089	—	—	—	—	$12,089	$12,089
Average interest rate	—	6.26%	—	—	—	—	6.26%
Repurchase Obligations
Variable Rate	$22,909	$120,053	$3,960	—	—	—	$146,922	$146,922
Average interest rate	1.10%	2.99%	2.12%	—	—	—	2.67%
Convertible Trust Preferred Securities
Fixed Rate	—	—	—	$89,742	—	—	$89,742	$89,346
Average interest rate	—	—	—	10.58%	—	—	10.58%
Interest Rate Swaps
Notional amounts	—	—	—	—	—	$109,000	$109,000	$(838)
Average fixed pay rate	—	—	—	—	—	4.24%	4.24%
Average variable receive rate	—	—	—	—	—	1.12%	1.12%

BUSINESS

Overview

        We are a finance and investment management company that specializes in originating and managing credit-sensitive structured financial products. Our investment programs are executed directly for our own account and for third-party funds that we manage. To date, our activities have been focused exclusively in the commercial real estate mezzanine market where we have originated over $3.2 billion of investments since 1997 and established ourselves as a leader in that sector. We are organized and conduct our operations to qualify as a REIT for federal income tax purposes.

Platform

        We are a fully integrated, self-managed company that has 25 full-time employees, all based in New York City. Our senior management team has an average of 18 years of experience in the fields of real estate, credit, capital markets and structured finance. Around this team of professionals, we have developed an entire platform to originate and manage portfolios of credit-sensitive structured products. Founded on our long-standing relationships with borrowers, brokers and first mortgage providers, our extensive origination network produces multiple investment opportunities from which we select only those transactions which we believe exhibit a compelling risk/return profile. Once a transaction that meets our parameters is identified, we apply a disciplined process founded on four elements:

  •
  intense credit underwriting,

  •
  creative financial structuring,

  •
  efficient use of leverage, and

  •
  aggressive asset management.

        The first element, and the foundation of our past and future success, is our expertise in credit underwriting. For each prospective investment, an in-house underwriting team is assigned to perform a ground-up analysis of all aspects of credit risk and we reject any transaction that does not meet our standards. Our rigorous underwriting process is embodied in our proprietary credit policies and procedures that detail the due diligence steps from initial client contact through closing. Input and approval is required from our finance, capital markets, credit and legal teams, as well as from various third-parties including our credit providers.

        Creative financial structuring is the second critical element in our process. Based upon our underwriting, we strive to create a customized structure for each investment that minimizes our downside risk while preserving the flexibility needed by our borrower. Typical structural features in our real estate investments include bankruptcy-remote vehicles, springing guarantees and cash flow controls that are implemented when collateral performance drops below certain levels.

        The prudent use of leverage is the third integral element of our platform. Leverage can increase returns on equity and portfolio diversification, but can also increase risk. We control this financial risk by actively managing our capital structure, seeking to match the duration and interest rate index of our assets and liabilities and, where appropriate, employing hedging instruments such as interest rate swaps, caps and other interest rate exchange agreements. Our objective is to minimize interest rate risk and optimize the difference between the yield on our assets and the cost of our liabilities to create net interest spread.

        The final element of our platform is aggressive asset management. We pride ourselves on our active style of managing our portfolios. From closing an investment through its final repayment, our dedicated asset management team is in constant contact with our borrowers, monitoring performance of the collateral and enforcing our rights.

        By adhering to these four key elements that define our platform, we have limited the loss experience of our investment portfolios to less than 1.0% since 1997.

Business Model

        Our business model is designed to produce a unique mix of net interest spread from our balance sheet investments and fee income from our investment management operations. Our goal is to deliver a stable, growing stream of earnings from these two complementary activities.

        Our current balance sheet investment program focuses on structured commercial real estate debt investments, including B Notes, subordinate CMBS, and small-balance (under $15 million) mezzanine loans. As of September 30, 2003, our interest-earning balance sheet assets (excluding cash, fund investments and other assets) total $355.5 million and had a weighted average unleveraged yield of 10.2%. Our interest-bearing liabilities as of that date total $192.0 million and had a weighted average interest rate cost of 3.4%.

        We currently manage two private equity funds, Fund II and Fund III, that specialize in making large-balance commercial real estate mezzanine loans. Fund II made $1.2 billion of investments in 40 separate transactions during its contractual investment period which commenced in April of 2001 and ended in April of 2003. As of September 30, 2003, Fund II's remaining investments aggregate $607.9 million, all of which were performing. Fund III held its initial closing in June 2003 and its final closing in August 2003, ultimately raising $425 million of committed equity capital. With leverage, we expect to make over $1 billion of investments during Fund III's investment period (which expires in June of 2005). We have made co-investments in Fund II and Fund III, and our wholly-owned taxable REIT subsidiary, CT Investment Management Co., LLC, acts as the manager of both funds. In addition to our pro-rata share of income as a co-investor, we earn base management fees and performance-oriented incentive management fees from each fund. Our investment management activities are described further under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        Commencing in 2003, we are operating our business to qualify as a REIT for federal income tax purposes. Our objective in deciding to elect REIT status is to pay dividends to our shareholders on a tax-efficient basis. We manage our balance sheet investments to produce a portfolio that meets the asset and income tests necessary to maintain our REIT qualification and otherwise conduct our investment management business through our wholly-owned subsidiary, CT Investment Management Co., which is subject to federal income tax.

Investment Strategies

        Since 1997, our investment programs have focused on various strategies designed to take advantage of investment opportunities that have developed in the commercial real estate mezzanine sector. These investment opportunities have been created largely by the evolution and growing importance of securitization in the real estate capital markets. With approximately $2 trillion outstanding, U.S. commercial real estate debt is a large and dynamic market that had traditionally been dominated by institutional lenders such as banks, insurance companies and thrifts making first mortgage loans for retention in their own portfolios. Securitized debt has captured an increasing share of this market, growing from less than 5% of total outstandings in 1990 to approximately 20% by year-end 2002. More importantly, CMBS now accounts for roughly 40% of annual new originations with domestic CMBS issuance in 2003 expected to exceed $75 billion. In addition, many traditional lenders have adopted CMBS standards in their portfolio lending programs, further extending the influence of securitization in the market.

        The essence of securitization is risk segmentation, whereby whole mortgage loans (or pools of loans) are split into multiple classes and sold to different buyers based on their risk appetite and return requirements. The most senior classes, which have the lowest risk and therefore the lowest return, are rated investment grade (AAA through BBB-) by the credit rating agencies. The junior classes, which are subordinate to the senior debt but senior to the owner/operator's common equity investment, command a higher yield. These "mezzanine" tranches may carry sub-investment grade ratings or no rating at all.

        Depending on our assessment of relative value, our real estate mezzanine investments may take a variety of forms including:

  •
  Property Mezzanine Loans—These are single-property secured loans which are subordinate to a primary first mortgage loan, but senior to the owner's equity. A mezzanine loan is evidenced by its own promissory note and is typically made to the owner of the property-owning entity (i.e. the senior loan borrower). It is not secured by the first mortgage on the property, but by a pledge of all of the mezzanine borrower's ownership interest in the property owner. Subject to negotiated contractual restrictions, the mezzanine lender has the right, following foreclosure, to become the sole indirect owner of the property subject to the lien of the primary mortgage.

  •
  B Notes—These are loans evidenced by a junior participation in a first mortgage against a single property; the senior participation is known as an A Note. Although a B Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A Note and is secured by the same collateral. B Note lenders have the same obligations, collateral and borrower as the A Note lender and in most instances are contractually limited in rights and remedies in the case of a default. The B Note is subordinate to the A Note by virtue of a contractual arrangement between the A Note lender and the B Note lender. For the B Note lender to actively pursue a full range of remedies, it must, in most instances, purchase the A note.

  •
  Subordinate CMBS—These are the junior classes of securitized pools of first mortgage loans. Cash flows from the underlying mortgages are aggregated and allocated to the different classes in accordance with their priority ranking, typically from AAA through the unrated, first-loss tranche. Administration and management of the pool are performed by a trustee and servicers, who act on behalf of all holders in accordance with contractual agreements. Our investments generally represent the subordinated tranches ranging from BBB through the unrated class.

  •
  Preferred Equity Interests—These are senior equity investments in property-owning entities. Preferred equity holders have a first claim on cash flow and/or capital event proceeds relative to the common equity partner. Following an event of default, preferred equity holders have the right to squeeze out the other equity holders to become the primary owner of the property subject to the lien of the primary mortgage. Like true owners, preferred equity investors have the option to support the loan during temporary cash flow shortfalls.

  •
  Corporate Mezzanine Loans—These are investments in or loans to real estate-related operating companies, including REITs. Such investments may take the form of secured debt, preferred stock and other hybrid instruments such as convertible debt. Corporate mezzanine loans may finance, among other things, operations, mergers and acquisitions, management buy-outs, recapitalizations, start-ups and stock buy-backs generally involving real estate and real estate-related entities.

        We finance single properties, multiple property-portfolios and operating companies, with our investment typically representing the portion of the capital structure ranging between 50% and 85% of underlying collateral value. Our objective is to create portfolios which are diversified by investment format, property type and geographic market. The following charts illustrate the diversification achieved to date in the origination of our investment portfolios.

Investment Format

Property Type

Geographic Market

        If carefully underwritten and structured, we believe that portfolios of real estate mezzanine investments can produce superior risk-adjusted returns when compared to both senior debt and direct equity ownership.

Business Plan

        Our business plan is to grow our balance sheet investments and our third-party assets under management. We intend to continue our commercial real estate investment programs and actively seek to expand our franchise by pursuing complementary investment strategies involving other credit-sensitive structured products that leverage our core skills in credit underwriting and financial structuring. We may expand through business acquisitions or the recruitment of finance professionals with experience in other products.

Competition

        We are engaged in a highly competitive business. We compete for loan and investment opportunities with numerous public and private real estate investment vehicles, including financial institutions, mortgage banks, pension funds, opportunity funds, REITs and other institutional investors, as well as individuals. Many competitors are significantly larger than us, have well-established operating histories and may have access to greater capital and other resources. In addition, the investment management industry is highly competitive and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than us. We compete with other investment management companies in attracting capital for funds under management.

Government Regulation

        Our activities, including the financing of our operations, are subject to a variety of federal and state regulations. In addition, a majority of states have ceilings on interest rates chargeable to certain customers in financing transactions.

Employees

        As of September 30, 2003, we had 25 full-time employees. None of our employees are covered by a collective bargaining agreement and management considers the relationship with its employees to be good.

Properties

        Our principal executive and administrative offices are located in approximately 11,885 square feet of office space leased at 410 Park Avenue, 14th Floor, New York, New York 10022 and our telephone number is (212) 655-0220. The lease for such space expires in June 2008. We believe that this office space is suitable for our current operations for the foreseeable future.

Legal Proceedings

        We are not a party to any material litigation or legal proceedings, which, in the opinion of management, would have a material adverse effect on our results of operations or financial condition.

MANAGEMENT

Directors

        The names, ages as of December 1, 2003, and existing positions of our directors are as follows:

Name	Age	Office or Position Held
Samuel Zell	62	Chairman of the Board of Directors
Jeffrey A. Altman	37	Director
Thomas E. Dobrowski	60	Director
Martin L. Edelman	62	Director
Gary R. Garrabrant	46	Director
Craig M. Hatkoff	49	Director
John R. Klopp	49	Director, Chief Executive Officer, President
Henry N. Nassau	49	Director
Sheli Z. Rosenberg	61	Director
Steven Roth	62	Director
Lynne B. Sagalyn	56	Director

        The name, principal occupation, selected biographical information and the period of service as a director of each of the directors are set forth below.

        Samuel Zell has been the chairman of our board of directors since 1997. Mr. Zell is chairman of Equity Group Investments, L.L.C., a privately-held corporate investment firm. He is chairman of the board of trustees of Equity Residential, a REIT specializing in the ownership and management of multi-family housing, and of Equity Office Properties Trust, a REIT specializing in the ownership and management of office buildings. He also serves as chairman of the board of Anixter International Inc., a provider of integrated network and cabling systems; Manufactured Home Communities, Inc., a REIT specializing in the ownership and management of manufactured home communities; Angelo & Maxies, Inc., an owner and operator of restaurants; and iDine Rewards Network, Inc., an administrator of consumer loyalty rewards programs. Additionally, he serves as chairman and chief executive officer of Danielson Holding Corporation, a holding company that offers a variety of insurance products and financial services.

        Jeffrey A. Altman has been a director since 1997. Mr. Altman is the sole managing partner of Owl Creek Asset Management, L.P., a manager of distressed securities and value equities hedge funds, which he founded in February 2002. Mr. Altman previously served since November 1996 as a senior vice president of Franklin Mutual Advisers, Inc., formerly Heine Securities Corporation, a registered investment adviser, and a vice president of Franklin Mutual Series Fund Inc., a mutual fund with assets in excess of $20 billion, advised by Franklin Mutual Advisers. From August 1988 to October 1996, Mr. Altman was an analyst with Franklin Mutual Advisers.

        Thomas E. Dobrowski has been a director since 1998. Mr. Dobrowski is the managing director of Real Estate and Alternative Investments for General Motors Asset Management, an investment manager for several pension funds of General Motors Corporation and its subsidiaries, as well as for several third party clients. Mr. Dobrowski is a trustee of Equity Office Properties Trust and a director of Manufactured Home Communities.

        Martin L. Edelman has been a director since 1997. Mr. Edelman has been of counsel to Paul, Hastings, Janofsky & Walker LLP, and prior thereto Battle Fowler LLP, each a law firm that has provided services to us, since 1993. Mr. Edelman was a partner with Battle Fowler LLP from 1972 to 1993. Mr. Edelman served as president of Chartwell Leisure Inc., an owner and operator of hotel properties, from January 1996 until it was sold in March 1998. He has been a director of Cendant Corporation and a member of that corporation's executive committee since November 1993. Mr.

Edelman also serves as a director of Acadia Realty Trust, Ashford Hospitality Trust and Hanover Direct, Inc.

        Gary R. Garrabrant has been a director since 1997. Mr. Garrabrant was our vice chairman from February 1997 until July 1997. Mr. Garrabrant has been chief executive officer of Equity International Properties, Ltd., a privately-held company which invests in real estate companies and properties outside the United States, since September 2002 having previously served as its chief investment officer since July 1998. Mr. Garrabrant is executive vice president of Equity Group Investments and joined Equity Group Investments as senior vice president in January 1996. Mr. Garrabrant is a director of Equity International Properties, Fondo de Valores Inmobiliarios, a publicly-held Latin American real estate company, and various Equity International Properties' portfolio companies.

        Craig M. Hatkoff has been a director since 1997. From 1997 to 2000, Mr. Hatkoff served as our vice chairman. Mr. Hatkoff is chairman of Turtle Pond Publications LLC, which is active in children's publishing and entertainment, and is a private investor in other entrepreneurial ventures. Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P. from 1989 until our acquisition of Victor Capital in July 1997. Mr. Hatkoff was a managing director and co-head of Chemical Realty Corporation, the real estate investment banking arm of Chemical Banking Corporation, from 1982 until 1989. From 1978 to 1982, Mr. Hatkoff was the head of new product development in Chemical Bank's Real Estate Division, where he previously served as a loan officer.

        John R. Klopp has been a director since 1997, and our chief executive officer and president since 1997 and 1999, respectively. Mr. Klopp was a founder and a managing partner of Victor Capital from 1989 until the acquisition of Victor Capital by us in July 1997. Mr. Klopp was a managing director and co-head of Chemical Realty Corporation from 1982 until 1989. From 1978 to 1982, Mr. Klopp held various positions with Chemical Bank's Real Estate Division, where he was responsible for originating, underwriting and monitoring portfolios of construction and permanent loans.

        Henry N. Nassau has been a director since 2003. Mr. Nassau was the chief operating officer of Internet Capital Group, Inc., an internet holding company, from December 2002 until June 2003 having previously served as managing director, general counsel and secretary since May 1999. Since September 2003, Mr. Nassau has been a partner at the law firm, Dechert LLP. Mr. Nassau was previously a partner at Dechert LLP from September 1987 to May 1999 and was chair of the firm's Business Department from January 1988 to May 1999. At Dechert LLP, Mr. Nassau engages in the practice of corporate law, concentrating on mergers and acquisitions, public offerings, private equity, and venture capital financing.

        Sheli Z. Rosenberg has been a director since 1997. Ms. Rosenberg is the retired chief executive officer and president of Equity Group Investments. She was a principal of the law firm Rosenberg & Liebentritt P.C. from 1980 until September 1997. Ms. Rosenberg is a director of Manufactured Home Communities, CVS Corporation, a drugstore chain, Cendant Corporation and Ventas, Inc. She is also a trustee of Equity Residential and Equity Office Properties Trust.

        Steven Roth has been a director since 1998. Mr. Roth has been chairman of the board of trustees and chief executive officer of Vornado Realty Trust since May 1989 and chairman of the executive committee of the board of Vornado Realty Trust since April 1980. Since 1968, he has been a general partner of Interstate Properties, a real estate and investment company, and, more recently, he has been managing general partner. On March 2, 1995, he became chief executive officer of Alexander's, Inc., a real estate company. Mr. Roth is also a director of Alexander's, Inc.

        Lynne B. Sagalyn has been a director since 1997. Dr. Sagalyn is Professor of Real Estate Development and Planning at the University of Pennsylvania, with appointments at both the Department of City Planning and the Wharton School's Real Estate Department. From 1992 until her appointments at the University of Pennsylvania in 2004, Dr. Sagalyn served as a professor and the Earl

W. Kazis and Benjamin Schore Director of the MBA Real Estate Program and Milstein Center for Real Estate at the Columbia University Graduate School of Business. She also serves on the faculty of the Weimer School for Advanced Studies in Real Estate and Land Economics. Dr. Sagalyn is a director of United Dominion Realty Trust, a self-administered REIT in the apartment communities sector and a board member of J.P. Morgan U.S. Real Estate Income and Growth Fund and has served on the New York City Board of Education Chancellor's Commission on the Capital Plan.

Executive and Senior Officers

        The following sets forth the positions, ages as of December 1, 2003 and selected biographical information for our executive and senior officers who are not directors.

        Jeremy FitzGerald, age 40, has served as a managing director since 1997. Ms. FitzGerald is responsible for originating, structuring and negotiating high yield investments. Prior to that time, she served as a principal of Victor Capital Group and had been employed in various positions at such firm since May 1990. She was previously employed in various positions at PaineWebber Incorporated.

        Peter S. Ginsberg, age 41, has served as a managing director since 2003. Mr. Ginsberg is responsible for originating, structuring and negotiating high yield investments. He has been employed by us in various positions since 1997. He was previously employed as a senior associate at a New York City law firm focusing on real estate finance and investments.

        Geoffrey G. Jervis, age 32, has served as our vice president of capital markets since 2003. He has been employed by us in various positions since 1999. Mr. Jervis is responsible for our capital markets activities that include the structuring, marketing and management of our and our funds' under management equity and liability structures. Prior to joining us, Mr.  Jervis was the Chief of Staff to the New York City Economic Development Corporation under the Giuliani Administration.

        Brian H. Oswald, age 42, has served as our chief financial officer since 2003. Mr. Oswald joined us in 1997 as our director of finance and accounting and chief accounting officer. Prior to joining us, Mr. Oswald was employed for 10 years at KPMG Peat Marwick where he held various positions, including senior manager in the financial institutions group. After leaving KPMG, he was employed as the president of a savings and loan association, director of financial reporting and subsidiary accounting for a $1.5 billion bank and corporate controller for an international computer software company. Mr. Oswald is a Certified Public Accountant and Certified Management Accountant.

        Stephen D. Plavin, age 44, has served as our chief operating officer since 1998. Prior to that time, Mr. Plavin was employed for fourteen years with the Chase Manhattan Bank and its securities affiliate, Chase Securities Inc. Mr. Plavin held various positions within the real estate finance unit of Chase, including the management of: loan origination and execution, loan syndications, portfolio management, banking services and real estate owned sales. He served as a managing director responsible for real estate client management for Chase's major real estate relationships and in 1997 he became co-head of Global Real Estate for Chase. Mr. Plavin serves as a director of Omega Healthcare Investors, Inc., a skilled nursing real estate investment trust.

        Thomas C. Ruffing, age 42, has served as our director of asset management since 2001. Mr. Ruffing is responsible for the asset management of our investment portfolios. Prior to joining us in 2001, Mr. Ruffing was employed by JP Morgan Chase serving in its real estate and lodging investment banking group since 1990. In various roles at the bank, his responsibilities included structured corporate real estate finance transactions, major asset property sales, and the restructuring and workout of problem real estate loans.

PRINCIPAL SHAREHOLDERS

        The following table sets forth as of December 1, 2003, certain information with respect to the beneficial ownership of our class A common stock, after adjustment for the one (1) for three (3) reverse stock split effected on April 2, 2003, by:

  •
  each person known to us to be the beneficial owner of more than 5% of our outstanding class A common stock,

  •
  each director and "named executive officer" within the meaning of Item 402(a)(3) of Regulation S-K currently employed by us, and

  •
  all of our directors and executive officers as a group.

        Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the Commission pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934 with respect to our class A common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Outstanding Before Offering
Veqtor Finance Company, L.L.C. (2)	897,429		13.7%
EOP Operating Limited Partnership (3)	1,424,474	(4)	17.9
Vornado Realty, L.P. (5)	1,424,474	(4)	17.9
JPMorgan Chase Bank, as trustee for General Motors Employe Global Group Pension Trust (6)	99,713	(7)	1.5
JPMorgan Chase Bank, as trustee for GMAM Group Pension Trust II (6)	1,324,761	(8)	16.9
Stichting Pensioenfonds ABP (9)	459,566		7.0
Jeffrey A. Altman	—		—
Thomas E. Dobrowski	—	(10)	—
Martin L. Edelman	37,093	(11)	*
Gary R. Garrabrant	88,566	(11)(12)	1.4
Craig M. Hatkoff	668,819	(13)(14)	10.2
John R. Klopp	813,564	(13)(14)	12.1
Henry N. Nassau	10,684	(15)	*
Brian H. Oswald	51,131	(16)	*
Stephen D. Plavin	154,445	(16)	2.3
Sheli Z. Rosenberg	151,899	(11)(17)	2.3
Steven Roth	—	(18)	—
Lynne B. Sagalyn	20,426	(11)	*
Samuel Zell	77,092	(11)(19)	1.2
All executive officers and directors as a group (13 persons)	2,069,119		29.6%

*
Represents less than 1%.

(1)
The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

(2)
Zell General Partnership, Inc. is the sole managing member of Veqtor Finance Company, L.L.C. The sole shareholder of Zell General Partnership is The Sam Investment Trust, a trust established for the benefit of the family of Sam Zell. Chai Trust Company L.L.C. serves as trustee of The Sam Investment Trust. Veqtor Finance Company, L.L.C. is located at c/o Equity Group Investments, L.L.C., Two North Riverside Plaza, Chicago, Illinois 60606.

(3)
Beneficial ownership information is based on a statement filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 by EOP Operating Limited Partnership. The address of EOP Operating Limited Partnership is Two North Riverside Plaza, Chicago, Illinois 60606.

(4)
Represents shares which may be obtained upon conversion of $29,914,000 in convertible amount of variable step up convertible trust preferred securities issued by our consolidated Delaware statutory business trust subsidiary, CT Convertible Trust I.

(5)
Beneficial ownership information is based on a statement filed pursuant to Section13(d) of the Securities Exchange Act of 1934 by Vornado Realty, L.P. The address of Vornado Realty is c/o Vornado Realty Trust, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

(6)
Each trust is a pension trust formed pursuant to the laws of the State of New York for the benefit of certain employee benefit plans of General Motors Corporation, its subsidiaries and unrelated employers. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation, a wholly-owned subsidiary of General Motors. General Motors Investment Management Corporation is registered as an investment adviser under the Investment Advisers Act of 1940. General Motors Investment Management Corporation's principal business involves investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors, its subsidiaries and unrelated employers and with respect to the assets of certain direct and indirect subsidiaries of General Motors and associated entities. General Motors Investment Management Corporation is serving as investment manager with respect to these shares and in that capacity it has the sole power to direct the trustee as to the voting and disposition of these shares. Because of the trustee's limited role, beneficial ownership of the shares by the trustee is disclaimed.

(7)
Represents shares which may be obtained upon conversion of $2,093,980 in convertible amount of variable step up convertible trust preferred securities issued by our consolidated Delaware statutory business trust subsidiary, CT Convertible Trust I.

(8)
Represents shares which may be obtained upon conversion of $27,820,020 in convertible amount of variable step up convertible trust preferred securities issued by our consolidated Delaware statutory business trust subsidiary, CT Convertible Trust I.

(9)
Beneficial ownership information is based on a statement filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 by Stichting Pensioenfonds ABP and other information available to us as of the date of this prospectus. The address of Stichting Pensioenfonds ABP is c/o ABP Investments US, Inc., 666 Third Avenue, 2nd floor, New York, NY 10017-3904.

(10)
Does not include the shares that may be deemed beneficially owned by General Motors Investment Management Corporation, as to which Mr. Dobrowski disclaims beneficial ownership.

(11)
In the case of Mr. Zell, Mr. Edelman, Mr. Garrabrant, Ms. Rosenberg and Dr. Sagalyn, includes 12,092 shares obtainable by each upon conversion of vested stock units. In the case of Mr. Zell, Mr. Edelman, Mr. Garrabrant and Dr. Sagalyn, includes 40,000, 25,001, 11,667 and 8,334 shares issuable upon the exercise of vested stock options.

(12)
Includes the 64,807 shares owned by GRG Investment Partnership LP, a family partnership for which Mr. Garrabrant serves as the general partner.

(13)
Includes, in the case of Mr. Hatkoff, the 610,044 shares owned by CMH Investment Partnership LP, a family partnership for which Mr. Hatkoff serves as a general partner. Includes, in the case of Mr. Klopp, 600,044 shares owned by JRK Investment Partnership LP, a family partnership for which Mr. Klopp serves as general partner.

(14)
Includes 180,558 and 47,223 shares issuable upon the exercise of vested stock options held by each of Messrs. Klopp and Hatkoff. Includes 9,876 shares for Mr. Klopp that are the subject of restricted stock awards for which he retains voting rights. Includes for Mr. Hatkoff 5,552 shares that may be obtained upon conversion of vested stock units.

(15)
Includes 684 shares obtainable upon conversion of vested stock units. Includes 400 shares held by Mr. Nassau's two sons.

(16)
Includes 35,002 and 44,445 shares issuable upon the exercise of vested stock options held by Mr. Oswald and Mr. Plavin, respectively. Includes 3,734 and 10,000 shares for Mr. Oswald and Mr. Plavin, respectively, that are the subject of restricted stock awards for which they retain voting rights.

(17)
Includes 139,807 shares owned by Rosenberg-CT General Partnership, for which Ms. Rosenberg serves as a general partner.

(18)
Does not include the shares that may be deemed beneficially owned by Vornado Realty, L.P., as to which Mr. Roth disclaims beneficial ownership.

(19)
Does not include the shares that may be deemed beneficially owned by Equity Office Properties Trust, as to which Mr. Zell disclaims beneficial ownership.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of our class A common stock and preferred stock, the general terms and provisions of warrants to purchase our common stock or preferred stock to which any prospectus supplement may relate and provisions of our charter and bylaws and specific provisions of the Maryland General Corporation Law containing the material terms of our class A common stock and preferred stock. As summaries, they are qualified in their entirety by reference to the Maryland General Corporation Law, to our charter and bylaws and any form of warrant and warrant agreement applicable to a particular warrant.

General

        Under our charter, we may issue up to 200,000,000 shares of stock comprised of the following:

  •
  100,000,000 shares of class A common stock, par value $.01 per share; and

  •
  100,000,000 shares of preferred stock, par value $.01 per share.

        As of the date of this prospectus, 6,536,345 shares of class A common stock were issued and outstanding and no shares of preferred stock were designated as a particular class or series or are outstanding. Under Maryland law, our shareholders generally are not liable for our debts or obligations. The class A common stock is listed on the New York Stock Exchange under the symbol "CT".

        No warrants to purchase either class A common stock or preferred stock were issued or outstanding as of the date of this prospectus.

        Our charter authorizes our board of directors, without shareholder approval, to:

  •
  classify and reclassify any unissued shares of our class A common stock and preferred stock into other classes or series of stock, and

  •
  amend our charter to increase or decrease the aggregate number of shares of stock of any class or series that may be issued.

        We believe that the power to issue additional shares of our class A common stock or preferred stock, increase the aggregate number of shares of stock of any class or series that we have the authority to issue and to classify or reclassify unissued shares of our class A common or preferred stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Prior to the issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfers of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our class A common stock or otherwise be in their best interest.

Class A Common Stock

        Holders of our class A common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock. All shares of class A common stock have equal dividend and liquidation rights.

        Subject to our charter restrictions on ownership and transfer of our stock, each outstanding share of class A common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders. There is no cumulative voting in the election of our directors and our directors are elected by a plurality of the votes cast, so the holders of a simple majority of the outstanding class A common stock, voting at a shareholders meeting at which a quorum is present, can elect all of the directors nominated for election at the meeting. Holders of our class A common stock have no exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Because holders of class A common stock do not have preemptive rights, we may issue additional shares of stock that may reduce each shareholder's proportionate voting and financial interest in our company. Rights to receive dividends on our class A common stock may be restricted by the terms of any future classified and issued shares of our preferred stock.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of all votes entitled to be cast on the matter.

Preferred Stock

  General

        We are authorized to issue 100,000,000 shares of preferred stock. As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors has the authority, without further action by the shareholders, to authorize us to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, would have a preference on dividend payments that could affect our ability to make dividend distributions to the common shareholders. The preferred stock will, when issued, be duly authorized, fully paid and non-assessable.

        A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include, where applicable:

  •
  the title and stated value of the preferred stock;

  •
  the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

  •
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

  •
  the procedures for an auction and remarketing, if any, of the preferred stock;

  •
  the provisions for a sinking fund, if any, for the preferred stock;

  •
  any voting rights of the preferred stock;

  •
  the provisions for redemption, if applicable, of the preferred stock;

  •
  any listing of the preferred stock on any securities exchange;

  •
  the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for our class A common stock, preferred stock or other securities including the conversion price or the manner of calculating the conversion price and conversion period;

  •
  if appropriate, a discussion of federal income tax consequences applicable to the preferred stock;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to assist us in qualifying as a REIT or otherwise;

  •
  the priority of the preferred stock with all series of preferred stock ranking on a parity with each other unless otherwise specified in the charter and will rank senior to class A common stock with respect to payment of dividends and distribution of assets upon liquidation; and

  •
  any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

  Conversion or Exchange

        The terms, if any, on which the preferred stock may be convertible into or exchangeable for our class A common stock, preferred stock or other securities will be stated in the prospectus supplement relating to the preferred stock. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our class A common stock or other securities to be received by the holders of preferred stock would be subject to adjustment.

Description of Warrants

        We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the agreement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        A prospectus supplement relating to any series of warrants being offered will include specific terms relating to the offering. They will include, where applicable:

  •
  the title of the warrants;

  •
  the aggregate number of warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currencies in which the price or prices of the warrants may be payable;

  •
  the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

  •
  the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of warrants issued with the security;

  •
  if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

  •
  the price or prices at which, and currency or currencies in which, the offered securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

  •
  the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  if appropriate, a discussion of federal income tax consequences; and

  •
  any other material term of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

        Our transfer agent and registrar is American Stock Transfer & Trust Company located in Brooklyn, New York.

Certain Provisions of Our Charter and Bylaws and of Maryland Law

  REIT Qualification Restrictions on Ownership and Transfer

        Our charter contains restrictions on the number of shares of our stock that a person may own. No individual may acquire or hold, directly or indirectly, in excess of 2.5% in value or number of our outstanding stock or our outstanding common stock unless they receive an exemption from our board of directors.

        Our charter further prohibits any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, as described below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from, or modify, these limits, subject to such terms, conditions, representations and undertakings as it may determine. Our charter provides for, and our board of directors has granted, limited exemptions to certain persons who directly or indirectly own our stock, including officers, directors and shareholders controlled by them or trusts for the benefit of their families.

        Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation, rounded to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our charter, prior to the date of the transfer. The shares transferred to the trust will generally be selected so as to minimize the aggregate value of shares transferred to the trust. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our charter, of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our stock issued in the future will bear a legend referring to the restrictions described above.

        Every owner of more than such percentage as may from time to time be established by our board of directors, or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder, of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the class A common stock or otherwise be in the best interest of the shareholders.

  Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested shareholder or any affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date interested shareholder status is determined, was the beneficial owner of 10% or more of the voting power of the corporation.

        A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested shareholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested shareholder or any affiliate of an interested shareholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or the shares held by any affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if the corporation's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested shareholder became an interested shareholder. Our board of directors has adopted resolutions which exempt Veqtor Finance Company, L.L.C., JRK Investment Partnership LP and CMH Investment Partnership LP from the five-year prohibition and the super-majority vote requirement. The business combination statute may discourage others from trying to acquire control of us and may increase the difficulty of consummating any offer relating to the same.

  Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. A control share acquisition means the acquisition of control shares, subject to certain exceptions. Shares owned by the acquiror or by officers or directors of the target corporation who are also employees are excluded from shares entitled to vote on the matter.

Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiror is entitled to vote as a result of having previously obtained shareholder approval.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  Maryland Unsolicited Takeovers Act

        The Maryland Unsolicited Takeovers Act applies to any Maryland corporation that has a class of securities registered under the Securities Exchange Act of 1934 and at least three independent directors. Pursuant to such act, the board of directors of any Maryland corporation fitting such description, without obtaining shareholder approval and notwithstanding a contrary provision in its charter or bylaws, may elect to:

  •
  classify the board;

  •
  increase the required shareholder vote to remove a director to two-thirds of all the votes entitled to be cast by the shareholders generally in the election of directors; and

  •
  require that a shareholder requested special meeting need be called only upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

        Additionally, the board may provide that:

  •
  the number of directors may be fixed only by a vote of the board of directors,

  •
  each vacancy on the board of directors, including a vacancy resulting from the removal of a director by the shareholders, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and

  •
  any director elected to fill a vacancy will hold office for the full remainder of the term, rather than until the next election of directors.

        The Maryland Unsolicited Takeovers Act does not limit the power of a corporation to confer on the holders of any class or series of preferred stock the right to elect one or more directors. We currently have more than three independent directors and have a class of securities registered under the Securities Exchange Act of 1934 and therefore our board of directors could elect to provide for any of the foregoing provisions. As of the date hereof, our board of directors has not made any such election.

  Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by shareholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of the board of directors; or

  •
  by a shareholder who was a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may only be made:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of the board of directors; or

  •
  provided that the board of directors has determined that directors will be elected at the meeting, by a shareholder who is a shareholder of record both at the time of giving of notice and at the time of the special meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions of the bylaws.

DESCRIPTION OF DEBT SECURITIES

        The following description contains general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. For more information, please refer to the senior indenture we will enter into with a trustee to be selected, relating to the issuance of the senior notes, and the subordinated indenture we will enter into with a trustee to be selected, relating to issuance of the subordinated notes. Forms of these documents are filed as exhibits to the registration statement, which includes this prospectus.

        As used in this prospectus, the term indentures refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under and governed by the Trust Indenture Act. As used in this prospectus, the term trustee refers to either the senior trustee or the subordinated trustee, as applicable.

        The following are summaries of material provisions anticipated to be included in the senior indenture and the subordinated indenture. As summaries, they do not purport to be complete or restate the indentures in their entirety and are subject to, and qualified in their entirety by reference to, all provisions of the indentures and the debt securities. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

        Each prospectus supplement will describe the following terms relating to a series of notes:

  •
  the title;

  •
  any limit on the amount that may be issued;

  •
  whether or not such series of notes will be issued in global form, the terms and who the depository will be;

  •
  the maturity date(s);

  •
  the annual interest rate(s), which may be fixed or variable, or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

  •
  the place(s) where payments shall be payable;

  •
  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

  •
  the date, if any, after which, and the price(s) at which, such series of notes may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

  •
  the date(s), if any, on which, and the price(s) at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, such series of notes and other related terms and provisions;

  •
  the denominations in which such series of notes will be issued, if in other than denominations of $1,000 and any integral multiple thereof;

  •
  any mandatory or optional sinking fund or similar provisions;

  •
  the currency or currency units of payment of the principal of, premium, if any, and interest on the notes;

  •
  any index used to determine the amount of payments of the principal of, premium, if any, and interest on the notes and the manner in which such amounts shall be determined;

  •
  the terms pursuant to which such notes are subject to defeasance;

  •
  the terms and conditions, if any, pursuant to which such notes are secured; and

  •
  any other terms, which terms shall not be inconsistent with the indentures.

        The notes may be issued as original issue discount securities. An original issue discount security is a note, including any zero-coupon note, which:

  •
  is issued at a price lower than the amount payable upon its stated maturity and

  •
  provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

        United States federal income tax consequences applicable to notes sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other consequences applicable to any notes which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

        Under the indentures, we will have the ability, in addition to the ability to issue notes with terms different from those of notes previously issued, without the consent of the holders, to reopen a previous issue of a series of notes and issue additional notes of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange Rights

        The terms, if any, on which a series of notes may be convertible into or exchangeable for our class A common stock, preferred stock or other securities will be described in the prospectus supplement relating to that series of notes. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our class A or other class of common stock, preferred stock or other securities to be received by the holders of the series of notes would be subject to adjustment.

Consolidation, Merger or Sale

        The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of their assets. However, any successor or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

        The following are events of default under the indentures with respect to any series of notes issued:

  •
  failure to pay the principal, or premium, if any, when due;

  •
  failure to pay interest when due and such failure continues for 90 days and the time for payment has not been extended or deferred;

  •
  failure to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and such failure continues for

    90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of that series;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other event of default described in the applicable prospectus supplement.

        If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. The trustee may withhold notice to the holders of notes of any default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding such notice is in the holders' interest.

        The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the notes of such series.

        Any such waiver shall cure such default or event of default.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

  •
  it is not in conflict with any law or the applicable indenture;

  •
  the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

  •
  subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

  •
  the trustee does not institute such proceeding, and does not receive from the holders of a majority in the aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after such notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

        We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indentures.

Modification of Indenture; Waiver

        We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

  •
  to fix any ambiguity, defect or inconsistency in such indenture; and

  •
  to change anything that does not materially adversely affect the interests of any holder of notes of any series.

        In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding notes affected:

  •
  extending the fixed maturity of such series of notes;

  •
  changing any of our obligations to pay additional amounts;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any such notes;

  •
  reducing the amount of principal of an original issue discount security or any other note payable upon acceleration of the maturity thereof;

  •
  changing currency in which any note or any premium or interest is payable;

  •
  impairing the right to enforce any payment on or with respect to any note;

  •
  adversely changing the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such note, if applicable;

  •
  in the case of the subordinated indenture, modifying the subordination provisions in a manner adverse to the holders of the subordinated notes;

  •
  if the notes are secured, changing the terms and conditions pursuant to which the notes are secured in a manner adverse to the holders of the secured notes;

  •
  reducing the percentage in principal amount of outstanding notes of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or notes or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults;

  •
  reducing the requirements contained in the applicable indenture for quorum or voting;

  •
  changing any of our obligations to maintain an office or agency in the places and for the purposes required by the indentures; or

  •
  modifying any of the above provisions.

Form, Exchange, and Transfer

        The notes of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to such series.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes may be presented for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed, duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, we will not require a service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent initially designated by us for any notes will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

        If the notes of any series are to be redeemed, we will not be required to:

  •
  issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

  •
  register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

Information Concerning the Trustee

        The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically described in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes or one or more predecessor securities are registered at the close of business on the regular record date for such interest.

        Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by us for the notes of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the notes of a particular series.

        All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the security may then look only to us for payment.

Governing Law

        The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

Subordination of Subordinated Notes

        The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue, nor does it limit us from issuing any other secured or unsecured debt.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material United States federal income tax considerations associated with our decision to elect to be taxed as a REIT and with the ownership of our class A common stock. The following discussion is not exhaustive of all possible tax considerations that may be relevant to the REIT election or with the ownership of our class A common stock. Moreover, the discussion contained herein does not address all aspects of taxation that may be relevant to you in light of your personal tax circumstances, including, for example, certain types of shareholders subject to special treatment under federal income tax laws, including insurance companies, tax-exempt organizations, except to the extent discussed under the caption "Taxation of Tax-Exempt Shareholders", financial institutions, broker-dealers, and foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under the caption "Taxation of Non-U.S. Shareholders".

        The statements in this discussion are based upon, and qualified in their entirety by, current provisions of the Internal Revenue Code, existing, temporary, and currently-proposed, Treasury Regulations promulgated under the Internal Revenue Code, existing administrative rulings and practices of the Internal Revenue Service and judicial decisions. We cannot give you any assurances that future legislative, administrative or judicial actions or decisions, which may be retroactive in effect, will not affect the accuracy of any of the statements contained herein.

        You are urged to consult your own tax advisor regarding the specific tax consequences to you of the ownership and sale of stock in an entity electing to be taxed as a real estate investment trust, including the federal, state, local, foreign and other tax consequences of such ownership and sale, as well as potential changes in the applicable tax laws. This summary is based on the facts and applicable law as of the date hereof.

Tax Consequences of REIT Election

        Prior to January 1, 2003, all of our income was subject to income taxes that we paid, and our shareholders recognized income only to the extent that we paid a dividend from current or accumulated earnings and profits. Following the election, we generally will be taxable only on our undistributed income, and our shareholders generally will be taxable on the income distributed to them. However, because the operations of our wholly-owned subsidiary, CT Investment Management Co., are of a nature and scope that would cause us to fail to qualify as a real estate investment trust, it will be treated and operate as a taxable REIT subsidiary. As a result, CT Investment Management Co. will be directly taxed on its income, so that only its after-tax income will be available for reinvestment or for distribution to our shareholders. In general, any of the after-tax income of CT Investment Management Co. distributed to our shareholders will be includable in our shareholders' taxable income and will be subject to a second level of tax. We may own an interest in one or more taxable REIT subsidiaries, in addition to CT Investment Management Co.

        In accordance with our decision to be taxed as a REIT, we will make a formal election to be so taxed under Section 856 of the Internal Revenue Code, commencing with our taxable year beginning January 1, 2003. The sections of the Internal Revenue Code and Treasury Regulations applicable to qualification and operation as a real estate investment trust are technical and complex. Although we believe that we will be organized and will operate in a manner necessary to satisfy the requirements for taxation as a real estate investment trust under the Internal Revenue Code, many of which are discussed below, we cannot assure you that the REIT will be able to so operate for all periods following the election.

Taxation of a REIT

        If we qualify as a real estate investment trust, the REIT generally will not be subject to federal corporate income taxes on net income currently distributed to shareholders. The benefit of this tax treatment is that it substantially eliminates the "double taxation" resulting from the taxation at both the corporate and shareholder levels that generally results from owning stock in a corporation. Accordingly, income generated by us generally will be subject to taxation solely at the shareholder level upon distribution. We will, however, be required to pay certain federal income taxes, including in the following circumstances:

  •
  We will be subject to federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which such income is earned.

  •
  We will be subject to the "alternative minimum tax" on our undistributed items of tax preference.

  •
  We will be subject to a 100% tax on net income from certain sales or other dispositions of property that we hold primarily for sale to customers in the ordinary course of business (known as "prohibited transactions").

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, both described below, but nevertheless qualify as a real estate investment trust, we will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by a fraction intended to reflect our profitability.

  •
  If we have net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

  •
  If we acquire an asset from a corporation which is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within ten years, then under Treasury Regulations, we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent the fair market value of the asset exceeds our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired. We will also be subject to such tax liability for all of our assets that were held as of January 1, 2003.

  •
  We will generally be subject to tax on the portion of any "excess inclusion" income derived from an investment in residual interests in real estate mortgage investment conduits to the extent our stock is held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

  •
  If we fail to distribute during the calendar year at least the sum of (i) 85% of our real estate investment trust ordinary income for such year, (ii) 95% of our real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount actually distributed to shareholders.

  •
  We may elect to retain and pay income tax on some or all of our long-term capital gain, as described below.

  •
  We may be subject to a 100% excise tax on transactions with our taxable REIT subsidiary not conducted on an arm's-length basis.

Requirements for Qualification as a REIT.

  Introduction

        In order to qualify as a real estate investment trust for federal income tax purposes, we must elect to be treated as a REIT and must satisfy certain statutory tests relating to, among other things, sources of our income, the nature of our assets, the amount of our distributions, and the ownership of our stock.

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates of beneficial ownership to its owners;

  (3)
  that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

  (4)
  that is not a financial institution or an insurance company under the Internal Revenue Code;

  (5)
  that is owned by 100 or more persons;

  (6)
  in which not more than 50% in value of the outstanding stock is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include some entities, during the last half of each year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT.

        Our amended and restated charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described above under the caption "Description of Capital Stock—Certain Provisions of Maryland Law and Our Charter and Bylaws—REIT Qualification Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

        In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

        A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent real estate investment trust for federal income tax purposes. All assets, liabilities and items of income, deduction, and credit of a qualified REIT subsidiary are treated as the assets, liabilities and items of income, deduction and credit of the real estate investment trust. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by a real estate investment trust and for which no election has been made to treat it as a "taxable REIT subsidiary" as discussed below. Thus, in applying the requirements described in this section, any qualified REIT subsidiary that we may own in the future will be ignored and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

        A REIT will be deemed to own its proportionate share (based upon its share of the capital of the partnership) of the assets of a partnership in which it is a partner and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and income of the partnership attributed to a REIT shall retain their same character as in the hands of the partnership for purposes of determining whether the REIT satisfied the income and asset tests described below.

        A real estate investment trust may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be REIT qualifying income, as described below, if earned directly by the parent real estate investment trust. Both the subsidiary and the real estate investment trust must jointly elect to treat the subsidiary as a taxable REIT subsidiary. Overall, not more than 20% of the value of the real estate investment trust's assets may consist of securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary will pay tax at regular corporate rates on any income that it earns. There is a 100% excise tax imposed on transactions involving a taxable REIT subsidiary and its parent real estate investment trust that are not conducted on an arm's-length basis. Our wholly owned subsidiary, CT Investment Management Co. serves as our exclusive manager and subject to the supervision of our board of directors is responsible for our day-to-day operations pursuant to a management agreement. We believe the compensation, expense reimbursement and other terms of the management agreement are comparable to those that could be obtained from unrelated parties on an arm's-length basis.

        We and CT Investment Management Co. have made a taxable REIT subsidiary election with respect to CT Investment Management Co. CT Investment Management Co. will pay corporate income tax on its taxable income and its after-tax net income will be available for reinvestment and for distribution to us as its parent. We may own interests in one or more taxable REIT subsidiaries other than CT Investment Management Co.

Income Tests

  General

        A REIT must satisfy annually two tests regarding the sources of its gross income in order to maintain its real estate investment trust status. First, at least 75% of a REIT's gross income, excluding gross income from certain "dealer" sales, for each taxable year generally must consist of defined types of income that the REIT derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. We refer to this test as the 75% gross income test. Qualifying income for purposes of the 75% gross income test generally includes:

  •
  interest from debt secured by mortgages on real property or on interests in real property;

  •
  "rents from real property" (as defined below);

  •
  dividends or other distributions on, and gain from the sale of, shares in other real estate investment trusts;

  •
  gain from the sale or other disposition of real property; and

  •
  amounts, other than amounts the determination of which depends in whole or in part on the income or profits of any person, received as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property or agreements to purchase or lease real property.

        Second, at least 95% of the REIT's gross income, excluding gross income from certain "dealer" sales, for each taxable year generally must consist of income that is qualifying income for purposes of the 75% gross income test, as well as dividends, other types of interest and gain from the sale or disposition of stock or securities. We refer to this test as the 95% gross income test.

  Interest from Debt Secured by Mortgages on Real Property or on Interests in Real Property

        For these purposes, the term "interest" generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term "interest," however, if such amount is based on a fixed percentage of receipts or sales.

        Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit, or REMIC, is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

        In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage-backed securities and mortgage loans will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower's profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

        We may acquire construction loans or mezzanine loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or value of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests. There is some uncertainty as to whether mezzanine loans constitute qualifying assets for purposes of the 75% asset test described below and result in qualifying income for purposes of the 75% gross income test. A Revenue Procedure and private letter rulings issued by the Internal Revenue Service to other taxpayers indicate that, in certain circumstances, mezzanine loans secured by interests in a partnership or limited liability company, substantially all of the assets of which represent interests in real estate, constitute qualifying assets and result in qualifying income. However, we may not rely on private letter rulings issued to other taxpayers. We believe that our mezzanine loans constitute qualifying assets and result in qualifying income. If our mezzanine loans are determined not to constitute qualifying assets and do not result in qualifying income for purposes of these tests, our ability to elect REIT status will be jeopardized.

        We may employ, to the extent consistent with the REIT provisions of the Internal Revenue Code, forms of securitization of our assets under which a "sale" of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a "sale" securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. We may elect to conduct certain of our securitization activities, including such sales, through one or more taxable subsidiaries, or through qualified REIT subsidiaries, formed for such purpose. To the extent consistent with the REIT provisions of the Internal Revenue Code, such entities could elect to be taxed as real estate mortgage investment conduits or financial asset securitization investment trusts.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

  •
  our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the sources of our income to our federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with the intent to evade tax.

        It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT. As discussed above under the caption "—Taxation of a REIT", even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite frequently monitoring our income.

  Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate. Foreclosure property includes real property and related personal property that is acquired by us through foreclosure following a default on indebtedness owed to us that is secured by the property and for which we make an election to treat the property as foreclosure property.

  Prohibited Transaction Income

        Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income and subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the Treasury Regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

  Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Rents from Real Property

        Rent that a REIT receives from real property that it owns and leases to tenants will qualify as "rents from real property" if the following conditions are satisfied,

  •
  First, the rent must not be based, in whole or in part, on the income or profits of any person. An amount will not fail to qualify as rent from real property solely by reason of being based on a fixed percentage, or percentages, of sales and receipts.

  •
  Second, neither a REIT nor any direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of the tenant from which the REIT collects the rent.

  •
  Third, all of the rent received under a lease will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with the real property constitutes no more than 15% of the total rent received under the lease.

  •
  Finally, a REIT generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive revenue. The REIT may provide services directly, however, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered "primarily for the occupant's convenience." In addition, the REIT may render, other than through an independent contractor, a de minimis amount of "non-customary" services to the tenants of a property as long as the REIT's income from such services does not exceed 1% of its gross income from the property.

        Although no assurances can be given that either of the income tests will be satisfied in any given year, we anticipate that our operations will allow us to meet each of the 75% gross income test and the 95% gross income test. Such belief is premised in large part on our expectation that substantially all of the amounts received by us will qualify as interest from debt secured by mortgages on real property or on interests in real property.

Asset Tests

        A REIT also must satisfy the following four tests relating to the nature of its assets at the close of each quarter of its taxable year.

  •
  First, at least 75% of the value of a REIT's total assets must consist of cash or cash items, including receivables, government securities, "real estate assets," or qualifying temporary investments. We refer to this test as the "75% asset test".

  •
  Second, no more than 25% of the value of a REIT's total assets may be represented by securities other than those that are qualifying assets for purposes of the 75% asset test. We refer to this test as the "25% asset test".

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  Third, of the investments included in the 25% asset test, the value of the securities of any one issuer (other than a "taxable REIT subsidiary") that a REIT owns may not exceed 5% of the value of the REIT's total assets, and a REIT may not own 10% or more of the total combined voting power or 10% or more of the total value of the securities of any issuer (other than a "taxable REIT subsidiary").

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  Fourth, while a REIT may own up to 100% of the stock of a corporation that elects to be treated as a "taxable REIT subsidiary" for federal income tax purposes, at no time may the total value of a REIT's stock in one or more taxable REIT subsidiaries exceed 20% of the value of the REIT's gross assets.

        We expect that any mortgage-backed securities, real property and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of "real estate assets." Mortgage loans, including distressed mortgage loans, construction loans, bridge loans and mezzanine loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

        We anticipate that we may securitize certain mortgage loans which we originate or acquire, in which event we will likely retain certain of the subordinated and interest only classes of mortgage-backed securities which may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more real estate mortgage investment conduits established by us or, if a non-real estate mortgage investment conduit securitization is desired, through one or more qualified REIT subsidiaries or taxable subsidiaries established by us. The securitization of the mortgage loans through either one or more real estate mortgage investment conduits or one or more qualified REIT subsidiaries or taxable subsidiaries should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. Income realized by us from a real estate mortgage investment conduit securitization could, however, be subject to a 100% tax as a "prohibited transaction." Such prohibited transactions are discussed above under the caption "—Income Tests—Prohibited Transaction Income."

        We intend to operate so that we will not acquire any assets that would cause us to violate any of the asset tests. If, however, we should fail to satisfy any of the asset tests at the end of a calendar quarter, we would not lose our real estate investment trust status if (i) we satisfied the asset tests at the end of the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we could still avoid disqualification as a real estate investment trust by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

        Each taxable year, a REIT must distribute dividends to its shareholders in an amount at least equal to:

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  90% of the REIT's "real estate investment trust taxable income," computed without regard to the dividends paid deduction and the REIT's net capital gain or loss; and

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  certain items of noncash income.

        A REIT must make such distributions in the taxable year to which they relate, or in the following taxable year if the REIT declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular distribution date after such declaration. Further, if a REIT fails to meet the 90% distribution requirement as a result of an adjustment to its tax returns by the Internal Revenue Service, the REIT may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, and if certain other conditions are met, retroactively cure the failure by paying a deficiency dividend (plus interest) to its shareholders.

        A REIT will be subject to federal income tax on its taxable income, including net capital gain, that it did not distribute to its shareholders. Furthermore, if a REIT fails to distribute during a calendar year, or, in the case of distributions with declaration and record dates falling within the last three months of the calendar year, by the end of the January following such calendar year, at least the sum of:

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  85% of the REIT's real estate investment trust ordinary income for such year;

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  95% of the REIT's real estate investment trust capital gain income for such year; and

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  any of the REIT's undistributed taxable income from prior periods,

the REIT will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amount actually distributed. If the REIT elects to retain and pay income tax on the net capital gain that it receives in a taxable year, the REIT will be deemed to have distributed any such amount for the purposes of the 4% excise tax described in the preceding sentence.

        We intend to make distributions to our holders of class A common stock in a manner that will allow us to satisfy the distribution requirements described above. It is possible that, from time to time, our pre-distribution taxable income may exceed our cash flow and we may have difficulty satisfying the distribution requirements. We intend to monitor closely the relationship between our pre-distribution taxable income and our cash flow and intend to borrow funds or liquidate assets in order to overcome any cash flow shortfalls if necessary to satisfy the distribution requirements imposed by the Internal Revenue Code. It is possible, although unlikely, that we may decide to terminate our REIT status as a result of any such cash shortfall. Such a termination would have adverse consequences to our shareholders. The consequences are described above under the caption "—Taxation of a REIT."

Recordkeeping Requirements

        A REIT must maintain records of information specified in applicable Treasury Regulations in order to maintain its qualification as a real estate investment trust. In addition, in order to avoid a monetary penalty, a REIT must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of the REIT's outstanding stock. We intend to comply with these recordkeeping requirements.

Ownership Requirements

        For a REIT to qualify as a real estate investment trust, shares of the REIT must be held by a minimum of 100 persons for at least 335 days in each taxable year after the REIT's first taxable year. Further, at no time during the second half of any taxable year after the REIT's first taxable year may more than 50% of the REIT's shares be owned, actually or constructively, by five or fewer "individuals." As of the date hereof, we satisfy the requirement that we not be closely held as described in the foregoing sentence. Our class A common stock is held by 100 or more persons. Our amended and restated charter contains ownership and transfer restrictions designed to prevent violation of these requirements. The provisions of the amended and restated charter restricting the ownership and transfer of our class A common stock are described below under the caption "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law—REIT Qualification Restrictions on Ownership and Transfer."

Earnings and Profits

        In order for us to qualify as a REIT, on or before the end of the 2003 tax year (the first year to which our election to be taxed as a REIT relates), we must have distributed to our shareholders an amount equal to any earnings and profits accumulated from years in which we were taxed as a regular corporation. We have been treated as a regular corporation subject to Federal income taxes for the years 1997 through 2002. Any distribution made by us to satisfy this requirement will be treated as taxable income by the shareholders and we generally will not be permitted to include such amounts when computing our dividends paid deduction. If we were found to have miscalculated our earnings and profits accumulated from years in which we were a regular corporation, our ability to qualify as a REIT could be jeopardized. We believe, as of January 1, 2003, we have no accumulated earnings or profits from any non-REIT qualifying tax year for which we were taxed as a regular corporation as a result of losses we triggered in December 2002.

Failure to Qualify

        If a REIT fails to qualify as a real estate investment trust in any taxable year, and no relief provisions applied, the REIT would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In calculating a REIT's taxable income in a year in which it did not qualify as a real estate investment trust, the REIT would not be able to deduct amounts paid out to its shareholders. In fact, the REIT would not be required to distribute any amounts to its shareholders in such taxable year. In such event, to the extent of the REIT's current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Moreover, subject to certain limitations under the Internal Revenue Code, corporate shareholders might be eligible for the dividends received deduction. Unless the REIT qualified for relief under specific statutory provisions, the REIT would be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which it ceased to qualify as a real estate investment trust. We cannot predict whether, in all circumstances, we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

Taxable U.S. Shareholder

        As used herein, the term "Taxable U.S. Shareholder" means a holder of our class A common stock that, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States or any state or political subdivision thereof;

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  an estate, the income of which from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

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  any trust with respect to which a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        For any taxable year in which we qualify as a REIT, amounts distributed to Taxable U.S. Shareholders will be taxed as follows.

Distributions Generally

        Distributions made to our Taxable U.S. Shareholders out of current or accumulated earnings and profits, and not designated as a capital gain dividend, will be taken into account by such shareholder as ordinary income and will not, in the case of a corporate shareholder, be eligible for the dividends received deduction. To the extent that we make a distribution with respect to holders of our class A common stock that is in excess of our current or accumulated earnings and profits, the distribution will be treated by a Taxable U.S. Shareholder first as a tax-free return of capital, reducing the shareholder's tax basis in the class A common stock, and any portion of the distribution in excess of the shareholder's tax basis in the class A common stock will then be treated as gain from the sale of such class A common stock. Dividends declared by us in October, November, or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by shareholders on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Taxable U.S. Shareholders may not include on their federal income tax returns any of our tax losses.

Capital Gain Dividends

        Dividends to Taxable U.S. Shareholders that properly are designated by us as capital gain dividends will be treated by such shareholders as long-term capital gain, to the extent that such dividends do not exceed our actual net capital gain, without regard to the period for which the shareholders have held our class A common stock. Taxable U.S. Shareholders that are corporations may be required, however, to treat up to 20% of particular capital gain dividends as ordinary income.

Capital gain dividends, like regular dividends from a real estate investment trust, are not eligible for the dividends received deduction for corporations.

Retained Capital Gains

        A REIT may elect to retain, rather than distribute, its net long-term capital gain received during the tax year. To the extent designated in a notice from the REIT to its shareholders, the REIT will pay the income tax on such gains and Taxable U.S. Shareholders must include their proportionate share of the undistributed net long-term capital gain so designated in their income for the tax year. Each Taxable U.S. Shareholder will be deemed to have paid its share of the tax paid by the REIT, which tax will be credited or refunded to such shareholder.

Passive Activity Loss and Investment Interest Limitations

        Distributions, including deemed distributions of undistributed net long-term capital gain, from us and gain from the disposition of our class A common stock will not be treated as passive activity income, and, therefore, Taxable U.S. Shareholders who are subject to the passive loss limitation rules of the Internal Revenue Code will not be able to apply any passive activity losses against such income. Distributions from us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment income limitation on deductibility of investment interest. However, net capital gain from the disposition of our class A common stock or capital gain dividends, including deemed distributions of undistributed net long-term capital gains, generally will be excluded from investment income.

Sale of Class A Common Stock

        Upon the sale of our class A common stock, a Taxable U.S. Shareholder generally will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's tax basis in the class A common stock sold. To the extent that the class A common stock is held as a capital asset by the Taxable U.S. Shareholder, the gain or loss will be a long-term capital gain or loss if the class A common stock has been held for more than a year, and will be a short-term capital gain or loss if the class A common stock has been held for a shorter period. In general, however, any loss upon a sale of the class A common stock by a Taxable U.S. Shareholder who has held such class A common stock for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent that distributions from us were required to be treated as long-term capital gain by that holder.

Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, which we refer to as exempt organizations, generally are exempt from federal income taxation. Exempt organizations are subject to tax, however, on their unrelated business taxable income, or UBTI. UBTI is defined as the gross income derived by an exempt organization from an unrelated trade or business, less the deductions directly connected with that trade or business, subject to certain exceptions. While many investments in real estate generate UBTI, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed to exempt organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of class A common stock with debt, a portion of its income from a REIT will constitute UBTI pursuant to the "debt-financed property" rules.

        In addition, in certain circumstances, a pension trust that owns more than 10% of the stock of a REIT will be required to treat a percentage of the dividends paid by the REIT as UBTI based upon the percentage of the REIT's income that would constitute UBTI to the shareholder if received directly by it. This rule applies to a pension trust holding more than 10% (by value) of our class A common stock only if (i) the percentage of the income from us that is UBTI (determined as if we were a pension trust) is at least 5% and (ii) we are treated as a "pension-held REIT." We do not expect to qualify as a "pension-held REIT" and have covenanted not to become one in connection with our prior convertible trust preferred financing.

Taxation of Non-U.S. Shareholders

  General

        The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and certain other foreign shareholders, which we refer to as Non-U.S. Shareholders, are complex and no attempt is made herein to provide more than a general summary of such rules. This discussion does not consider the tax rules applicable to all Non-U.S. Shareholders and, in particular, does not consider the special rules applicable to U.S. branches of foreign banks or insurance companies or certain intermediaries. Non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws with regard to the election, including any reporting and withholding requirements.

  Ordinary Dividends

        Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by a REIT of United States real property interests and are not designated by a REIT as capital gain dividends (or deemed distributions of retained capital gains) will be treated as ordinary dividends to the extent that they are made out of current or accumulated earnings and profits of the REIT. Any portion of a distribution in excess of current and accumulated earnings and profits of the REIT will not be taxable to a Non-U.S. Shareholder to the extent that such distribution does not exceed the adjusted basis of the shareholder in the REIT's stock, but rather will reduce the adjusted basis of such shares. To the extent that the portion of the distribution in excess of current and accumulated earnings and profits exceeds the adjusted basis of a Non-U.S. Shareholder in our class A common stock, such excess generally will be treated as gain from the sale or disposition of the class A common stock and will be taxed as described below.

  Withholding

        Dividends paid to Non-U.S. Shareholders may be subject to U.S. withholding tax. If an income tax treaty does not apply and the Non-U.S. Shareholder's investment in the REIT's stock is not effectively connected with a trade or business conducted by the Non-U.S. Shareholder in the United States (or if a tax treaty does apply and the investment in the stock is not attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder), ordinary dividends (i.e., distributions out of current and accumulated earnings and profits) will be subject to a U.S. withholding tax at a 30% rate, or, if an income tax treaty applies, at a lower treaty rate. Because we generally cannot determine at the time that a distribution is made whether or not it will be in excess of earnings and profits, we intend to withhold on the gross amount of each distribution at the 30% rate (or lower treaty rate) (other than distributions subject to the 35% FIRPTA withholding rules described below). To receive a reduced treaty rate, a Non-U.S. Shareholder must furnish us or our paying agent with a duly completed Form 1001 or Form W-8BEN (or authorized substitute form) certifying such holder's qualification for the reduced rate. Generally, a Non-U.S. Shareholder will be entitled to a refund from the IRS to the extent the amount withheld by us from a distribution exceeds the amount of United States tax owed by such shareholder.

        In the case of a Non-U.S. Shareholder that is a partnership or a trust, the withholding rules for a distribution to such a partnership or trust will be dependent on numerous factors, including (1) the classification of the type of partnership or trust, (2) the status of the partner or beneficiary, and (3) the activities of the partnership or trust. Non-U.S. Shareholders that are partnerships or trusts are urged to consult their tax advisors regarding the withholding rules applicable to them based on their particular circumstances.

        If an income tax treaty does not apply, ordinary dividends that are effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Shareholder (and, if a tax treaty applies, ordinary dividends that are attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder) are exempt from U.S. withholding tax. In order to claim such exemption, a Non-U.S. Shareholder must provide us or our paying agent with a duly completed Form W-8ECI (or authorized substitute form) certifying such holder's exemption. However, ordinary dividends exempt from U.S. withholding tax because they are effectively connected or are attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder generally are subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of Non-U.S. Shareholders that are corporations, any effectively connected ordinary dividends or ordinary dividends attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder may, in certain circumstances, be subject to an additional branch profits tax at a 30% rate, or lower rate specified by an applicable income tax treaty.

  Capital Gain Dividends

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, which is commonly referred to as FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States trade or business. Non-U.S. Shareholders thus would be taxed at the regular capital gain rates applicable to Taxable U.S. Shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not otherwise entitled to treaty relief or exemption.

  Withholding

        Under FIRPTA, a REIT is required to withhold 35% of any distribution that is designated as a capital gain dividend or which could be designated as a capital gain dividend and is attributable to gain from the disposition of a United States real property interest. Moreover, if a REIT designates previously made distributions as capital gain dividends, subsequent distributions (up to the amount of the prior distributions so designated) will be treated as capital gain dividends for purposes of FIRPTA withholding.

  Sale of Class A Common Stock

        A Non-U.S Shareholder generally will not be subject to United States federal income tax under FIRPTA with respect to gain recognized upon a sale of our class A common stock, if less than 50% of our assets during a prescribed testing period consist of interests in real property located within the United States (excluding interests in real property solely in the capacity as a creditor) or we are a "domestically-controlled REIT." A domestically-controlled REIT generally is defined as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although currently it is anticipated that we will be a domestically-controlled REIT, and, therefore, that the sale of class A common stock will not be subject to taxation under FIRPTA, there can be no assurance that we will, at all relevant times, be a domestically-controlled REIT. If we are not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of our stock will generally not be subject to tax under FIRPTA if (a) the stock is treated as "regularly traded" on an established securities market and (b) the seller held 5% or less of our stock at all times during a specified testing period. If the gain on the sale of our class A common stock were subject to taxation under FIRPTA, a Non-U.S. Shareholder would be subject to the same treatment as Taxable U.S. Shareholders with respect to such gain (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a purchaser of our class A common stock from a Non-U.S. Shareholder subject to taxation under FIRPTA generally would be required to deduct and withhold a tax equal to 10% of the amount realized by a Non-U.S. Shareholder on the disposition. Any amount withheld would be creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

        Even if gain recognized by a Non-U.S. Shareholder upon the sale of our class A common stock is not subject to FIRPTA, such gain generally will be taxable to such shareholder if:

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  an income tax treaty does not apply and the gain is effectively connected with a trade or business conducted by the Non-U.S. Shareholder in the United States (or, an income tax treaty applies and the gain is attributable to a United States permanent establishment maintained by the Non-U.S. Shareholder), in which case, unless an applicable treaty provides otherwise, a Non-U.S. Shareholder will be taxed on his or her net gain from the sale at regular graduated U.S. federal income tax rates. In the case of a Non-U.S. Shareholder that is a corporation, such shareholder may be subject to an additional branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate and the shareholder demonstrates its qualification for such rate; or

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  the Non-U.S. Shareholder is a nonresident alien individual who holds our class A common stock as a capital asset and was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the Non-U.S. Shareholder will be subject to a 30% tax on capital gains.

  Estate Tax Considerations

        The value of our class A common stock owned, or treated as owned, by a Non-U.S. Shareholder who is a nonresident alien individual at the time of his or her death will be included in the individual's gross estate for United States federal estate tax purposes, unless otherwise provided in an applicable estate tax treaty.

  Information Reporting and Backup Withholding

        A REIT is required to report to its shareholders and to the IRS the amount of distributions paid during each tax year, and the amount of tax withheld, if any. These requirements apply even if withholding was not required with respect to payments made to a shareholder. In the case of Non-U.S. Shareholders, the information reported may also be made available to the tax authorities of the Non-U.S. Shareholder's country of residence, if an applicable income tax treaty so provides.

        Backup withholding generally may be imposed on certain payments to shareholders unless the shareholder (i) furnishes certain information, or (ii) is otherwise exempt from backup withholding.

        A shareholder who does not provide a REIT with his or her correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, the REIT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the REIT.

        You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a distribution to a shareholder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the Taxable U.S. Shareholder to a refund, provided that the required information is furnished to the IRS.

        In general, backup withholding and information reporting will not apply to a payment of the proceeds of the sale of our class A common stock by a Non-U.S. Shareholder by or through a foreign office of a foreign broker effected outside of the United States; provided, however, that foreign brokers having certain connections with the United States may be obligated to comply with the backup withholding and information reporting rules. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our class A common stock by foreign offices of certain brokers, including foreign offices of a broker that:

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  is a United States person;

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  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

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  is a "controlled foreign corporation" for United States tax purposes.

        Information reporting will not apply in the above cases if the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain conditions are met, or the Non-U.S. Shareholder otherwise establishes an exemption.

        Payment to or through a United States office of a broker of the proceeds of a sale of our class A common stock is subject to both backup withholding and information reporting unless the shareholder certifies in the manner required that he or she is a Non-U.S. Shareholder and satisfies certain other qualifications under penalties of perjury or otherwise establishes an exemption.

State and Local Tax

        The discussion herein concerns only the United States federal income tax treatment likely to be accorded to a REIT and its shareholders. No consideration has been given to the state and local tax treatment of such parties. The state and local tax treatment may not conform to the federal treatment described above. As a result, you should consult your own tax advisor regarding the specific state and local tax consequences of the REIT Election and ownership and sale of our class A common stock.

PLAN OF DISTRIBUTION

        We may sell class A common stock, preferred stock or any series of debt securities being offered by this prospectus in one or more of the following ways from time to time:

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  through underwriters or dealers;

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  through agents;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        An underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and resold in one or more transactions, including negotiated transactions, and if agents are used the securities will be offered and sold through such firms acting as our agents in one or more transactions, including negotiated transactions. The securities may be offered and sold through underwriters and agents at:

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  fixed prices, which may be changed;

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  prices related to the prevailing market prices at the time of sale; or

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  negotiated prices.

        We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

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  any underwriting compensation we pay to underwriters or agents in connection with the offering of securities and

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  any discounts, concessions or commissions allowed or reallowed by underwriters to participating dealers.

        Under the Securities Act of 1933, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

        If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

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  the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

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  if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

        Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

        Unless a prospectus supplement states otherwise, the obligations of underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

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  whether class A common stock, preferred stock, or warrants for those securities will be offered under the shareholder purchase rights;

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  the number of those securities or warrants that will be offered under the shareholder purchase rights;

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  the period during which and the price at which the shareholder purchase rights will be exercisable;

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  the number of shareholder purchase rights then outstanding;

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  any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights; and

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  any other material terms of the shareholder purchase rights.

        Each series of securities will be a new issue of securities and will have no established trading market other than our class A common stock which is listed on the NYSE. Any shares of our class A common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the class A common stock, may or may not be listed on a national securities exchange.

        To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the debt securities by bidding for or purchasing debt securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain other matters in connection with the offering of securities by this prospectus will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP. Martin L. Edelman, who serves as one of our directors, is of counsel to Paul, Hastings, Janofsky & Walker LLP.

EXPERTS

        The consolidated financial statements of Capital Trust and subsidiaries appearing in Capital Trust's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before purchasing any securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. Our class A common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005. We also maintain an internet site at www.capitaltrust.com that contains information concerning us. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 to register the securities being offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information regarding us and our securities, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us. Statements contained in this prospectus or any prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

        The following documents, which have been filed with the SEC (File No. 001-14788), are incorporated herein by reference:

  •
  Our annual report on Form 10-K for the year ended December 31, 2002;

  •
  Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

  •
  Our current reports on Form 8-K filed with the SEC on April 2, 2003, May 19, 2003, July 10, 2003 (including any amendment or report filed for the purpose of updating the description of our class A common stock contained therein), August 18, 2003 and November 13, 2003.

        All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering are deemed incorporated by reference into this prospectus and a part hereof from the date of filing of those documents. Any statement contained in any document incorporated by reference shall be deemed to be amended, modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus. Requests for such documents should be directed to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Investor Relations (Telephone: (212) 655-0220).

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Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
Capital Trust, Inc.
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY
FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
SUMMARY FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF CLASS A COMMON STOCK
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Investment Format
Property Type
Geographic Market
MANAGEMENT
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION